As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Priority Technology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	47-4257046 (I.R.S. Employer Identification Number)

2001 Westside Parkway

Alpharetta, GA 30004

(800) 935-5961

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Prince

General Counsel

2001 Westside Parkway

Alpharetta, GA 30004

(800) 935-5961

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John Mahon, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955	Richard Baumann, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	1,092,308	(1)(2)	$8.33	(3)	$9,098,925.64	(3)	$1,102.79
Warrants to purchase Common Stock, par value $0.001 per share	5,731,216	(4)	N/A		N/A		N/A	(5)

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the registrant that may be issued directly to (i) holders of warrants in exchange for warrants tendered pursuant to the Offer (as defined below) and (ii) holders of warrants who do not tender their warrants pursuant to the Offer upon the registrant’s exercise of its right to convert such warrants into shares of Common Stock pursuant to the Warrant Amendment (as defined below), if approved.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $8.33, which is the average of the high and low prices of shares of Common Stock on November 26, 2018, on The NASDAQ Global Market.

(4)	Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment (as defined below).

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2018

PROSPECTUS/OFFER TO EXCHANGE

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Priority Technology Holdings, Inc.

for

Shares of Common Stock of Priority Technology Holdings, Inc.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON                , 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our warrants as described below the opportunity to receive 0.1920 shares of common stock, par value of $0.001 per share (the “Common Stock”) of Priority Technology Holdings, Inc. (“Priority” or the “Company”) in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:

●	All holders of our publicly traded warrants to purchase our Common Stock, which were originally issued as warrants to purchase the Common Stock of the Company, formerly known as M I Acquisitions, Inc. (“M I”), in connection with the initial public offering of M I’s securities on September 19, 2016 (the “M I IPO”), which entitle such warrant holders to purchase one share of Common Stock at an exercise price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Common Stock is listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “PRTH,” and our Public Warrants are listed on NASDAQ under the symbol “PRTHW.” As of November 29, 2018, 5,310,109 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 1,019,541 shares of Common Stock in exchange for the Public Warrants.

●	All holders of certain of our warrants to purchase shares of Common Stock that were privately issued in connection with the M I IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” As of November 29, 2018, 421,107 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 72,767 shares of our Common Stock in exchange for the Private Warrants.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.1920 shares of our Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of our Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of September 13, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”), which governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.1728 shares of Common Stock, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), and therefore by tendering your Warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Standard Time, on           , 2019, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by           , 2019, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to Common Stock as provided in the Warrant Amendment. Our Public Warrants are currently listed on NASDAQ under the symbol “PRTHW”; however, NASDAQ has advised us that they intend to delist our Public Warrants if any such Public Warrants remain outstanding as of February 27, 2019. See “Risk Factors—Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation—NASDAQ intends to delist our Public Warrants from trading on its exchange, which would limit, for anyone holding Public Warrants after the completion of the Offer and Consent Solicitation and such delisting, the ability to engage in transactions in our Public Warrants.”

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Cowen and Company, LLC

599 Lexington Avenue
New York, New York 10022
Tel: (833) 297-2926

Attn: Equity Capital Markets

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607

Email: PRTH@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 6 of this Prospectus/Offer to Exchange.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Cowen

This Prospectus/Offer to Exchange is dated                     , 2018.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Common Stock and Warrants, and the financial statements and the notes to those statements that appear elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “Priority,” “our company,” “we,” “us,” “our,” and similar references to refer to Priority Technology Holdings, Inc. and its subsidiaries.

FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made in this Prospectus/Offer to Exchange constitute forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, such as statements about our future financial performance, including any underlying assumptions, are forward- looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this Prospectus/Offer to Exchange include, but are not limited to, statements about:

●	competition in the payment processing industry;

●	the use of distribution partners;

●	any unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise;

●	any breakdowns in our processing systems;

●	government regulation, including regulation of consumer information;

●	the use of third-party vendors;

●	any changes in card association and debit network fees or products;

●	any failure to comply with the rules established by payment networks or standards established by third-party processors;

●	any proposed acquisitions or any risks associated with completed acquisitions;

●	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for shares of Common Stock;

●	the exchange of Warrants for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

●	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders; and

●	other risks and uncertainties set forth in the “Risk Factors” section of this Prospectus/Offer to Exchange.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Prospectus/Offer to Exchange.

The forward-looking statements contained in this Prospectus/Offer to Exchange are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions, including the risk factors set forth on page 6 of this Prospectus/Offer to Exchange, that may cause our actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Prospectus/Offer to Exchange, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read this Prospectus/Offer to Exchange with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS

In this Prospectus/Offer to Exchange:

“Business Combination” means that certain business combination contemplated by that certain contribution agreement, dated February 26, 2018, as amended and restated on March 26, 2018 and April 17, 2018, by and among M I and the Sellers and consummated as of July 25, 2018.

“Common Stock” means the shares of common stock, with a par value of $0.001 per share, of Priority.

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“Expiration Date” means 11:59 p.m., Eastern Standard Time on             , 2019 or such later date and time to which we may extend.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“M I” means M I Acquisitions, Inc.

“M I IPO” means the initial public offering of M I’s securities on September 19, 2016.

“Notice of Guaranteed Delivery” means the form provided with this Prospectus/Offer to Exchange to be used to accept the Offer pursuant to the conditions set forth therein.

“Offer” means the opportunity to receive 0.1920 shares of Common Stock in exchange for each of our outstanding warrants, up to an aggregate of (i) 1,019,541 shares of Common Stock in exchange for all 5,310,109 Public Warrants and (ii) 72,767 shares of Common Stock in exchange for all 421,107 Private Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension.

“Priority” or the “Company” means Priority Technology Holdings, Inc., a Delaware corporation.

“Private Warrants” mean our warrants to purchase shares of Common Stock that were privately issued in connection with the M I IPO, entitling each holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments.

“Public Warrants” mean our publicly traded warrants to purchase our shares of Common Stock that were originally issued as warrants to purchase the common stock of M I, entitling each holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments.

“SEC” mean the Securities and Exchange Commission.

“Sellers” means Priority Investment Holdings, LLC and Priority Incentive Equity Holdings, LLC.

“Warrant Agreement” means the Warrant Agreement, dated as of September 13, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.1728 shares of Common Stock, which is a ratio 10% less than the ratio applicable to the Offer.

“Warrants” mean the Public Warrants and the Private Warrants.

v

SUMMARY

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “Priority,” “we,” “us” or “our” refer to Priority Technology Holdings, Inc. and its subsidiaries. Except where noted, references to our business, operations, properties, financial results, operating and other information relating to periods prior to the consummation of the Business Combination on July 25, 2018, refer to the business, operations, properties, financial results, operating and other information of Priority Holdings, LLC, our accounting predecessor.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

Our Company	Priority Technology Holdings, Inc., a Delaware corporation, a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to small and mid-sized businesses, enterprises and distribution partners (retail and wholesale independent sales organizations, financial institutions and independent software vendors) in the United States.

Corporate Contact Information	Our principal executive offices are located at 2001 Westside Parkway, Alpharetta, GA 30004, and our telephone number is (800) 935-5961.

Warrants that qualify for the Offer	“Public Warrants”

As of November 29, 2018, we had outstanding Public Warrants to purchase an aggregate of 5,310,109 shares of our Common Stock. The Public Warrants were originally issued in connection with the M I IPO. Pursuant to the Offer, we are offering up to an aggregate of 1,019,541 shares of our Common Stock in exchange for all of the Public Warrants.

“Private Warrants”

As of November 29, 2018, we had outstanding Private Warrants to purchase an aggregate of 421,107 shares of our Common Stock. The Private Warrants were issued in connection with the M I IPO. Pursuant to the Offer, we are offering up to an aggregate of 72,767 shares of our Common Stock in exchange for all of the Private Warrants.

General Terms of the Warrants

Each Warrant entitles such warrant holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. We may call the Public Warrants or the Private Warrants, if no longer held by their initial holders or their affiliates, for redemption, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at $0.01 per warrant, if and only if the last sale price of our Common Stock has been $16.00 per share on each of 20 trading days within a 30 consecutive trading day period and if, and only if, there is a current registration statement in effect with respect to the Common Stock underlying the Warrants available throughout the 30-day redemption period or cashless exercise is exempt from the registration requirements under the Securities Act. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Warrants expire on September 19, 2021.

Market Price of Our Common Stock	Our Common Stock is listed on NASDAQ under the symbol “PRTH,” and the Public Warrants are listed on NASDAQ under the symbol “PRTHW.” Units, each consisting of one share of Common Stock and one Public Warrant, are listed on NASDAQ under the symbol “PRTHU.” See “The Offer and Consent Solicitation—Market Price, Dividends and Related Stockholder Matters” beginning on page 38.

The Offer	Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.1920 shares of Common Stock for each Warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our shares of Common Stock on NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Common Stock in the exchange.

The shares of Common Stock issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit us to require that all remaining outstanding Warrants not tendered in the Offer be converted into shares of Common Stock at a ratio of 0.1728 shares of Common Stock per Warrant (a ratio which is 10% less than the ratio applicable to the Offer), thus eliminating all of the Warrants.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation” beginning on page 37.

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on , 2019, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer—General Terms—Offer Period” on page 31.

Amendments to the Offer and Consent Solicitation	We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer—General Terms—Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants, however. The Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation” on page 32.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation—Withdrawal Rights” beginning on page 36. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by , 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates	Although certain affiliates are holders of our Private Warrants, none of our directors, executive officers or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer	For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our shares of Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming the exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock, (ii) your aggregate tax basis in the Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the Common Stock received in the exchange should include your holding period for the surrendered Warrants. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Common Stock in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming such deemed exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible. See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 41.

No Recommendation	None of Priority, our board of directors, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 6 of this Prospectus/Offer to Exchange.

Exchange Agent	The exchange agent for the Offer and Consent Solicitation is:

American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

Cowen and Company, LLC 599 Lexington Avenue New York, New York 10022 Tel: (833) 297-2926 Attn: Equity Capital Markets

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation—Dealer Manager.”
Delisting of Warrants	NASDAQ has informed us that it intends to delist the Warrants if any Warrants remain outstanding after February 27, 2019 because the Warrants do not have a sufficient number of round-lot holders. If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation because the Warrant Amendment would allow us to require that all outstanding Warrants be exchanged for shares of Common Stock at a ratio that is 10% lower than the ratio applicable to the Offer. However, if any unexchanged Warrants do remain outstanding following the completion of the Offer and Consent Solicitation, and such delisting, the holders of such Warrants would face limits to their ability to engage in transactions in such Warrants. See “Risk Factors—Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation—NASDAQ intends to delist our Public Warrants from trading on its exchange, which would limit, for anyone holding Public Warrants after the completion of the Offer and Consent Solicitation and such delisting, the ability to engage in transactions in our Public Warrants.”

Additional Information	We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (800) 967-4607 Email: PRTH@dfking.com

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Priority unless the context clearly indicates otherwise.

Risk Factors Related to Our Business

The payment processing industry is highly competitive and such competition is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we must pay to our distribution partners, and as a result, our profit margins.

The payment processing industry is highly competitive. We primarily compete in the small and medium business (“SMB”) merchant industry. Competition has increased recently as other providers of payment processing services have established a sizable market share in the SMB merchant acquiring industry. Our primary competitors for SMB merchants in these markets include financial institutions and their affiliates and well-established payment processing companies that target SMB merchants directly and through third parties, including Bank of America Merchant Services, Chase Merchant Services, Elavon, Inc. (a subsidiary of U.S. Bancorp), Wells Fargo Merchant Services, First Data Corporation, Worldpay, Inc., Global Payments, Inc., TSYS and Square. We also compete with many of these same entities for the assistance of distribution partners. For example, many of our distribution partners are not exclusive to us but also have relationships with our competitors, such that we have to continually expend resources to maintain those relationships. Our growth will depend on the continued growth of payments with credit, debit and prepaid cards (“Electronic Payments”), particularly Electronic Payments to SMB merchants, and our ability to increase our market share through successful competitive efforts to gain new merchants and distribution partners.

In addition, many financial institutions, subsidiaries of financial institutions or well-established payment-enabled technology providers with which we compete, have substantially greater capital, technological, management and marketing resources than we have. These factors may allow our competitors to offer better pricing terms to merchants and more attractive compensation to distribution partners, which could result in a loss of our potential or current merchants and distribution partners. Competing with financial institutions is also challenging because, unlike us, they often bundle processing services with other banking products and services. This competition may effectively limit the prices we can charge our merchants, cause us to increase the compensation we pay to our distribution partners and require us to control costs aggressively in order to maintain acceptable profit margins. Our current and future competitors may also develop or offer services that have price or other advantages over the services we provide.

We are also facing new, well capitalized, competition from emerging technology and non-traditional payment processing companies as well as traditional companies offering alternative electronic payments services and payment enabled software solutions. If these new entrants gain a greater share of total electronic payments transactions, they could impact our ability to retain and grow our relationships with merchants and distribution partners. Acquirers may be susceptible to the adoption by the broader merchant community of payment enabled software versus terminal based payments.

To acquire and retain a segment of our merchants, we depend in part on distribution partners that may not serve us exclusively and are subject to attrition.

We rely in significant part on the efforts of independent sales organizations (“ISOs”), independent software vendors (“ISVs”) and referral partners to market our services to merchants seeking to establish a merchant acquiring relationship. These distribution partners seek to introduce us, as well as our competitors, to newly established and existing SMB merchants, including retailers, restaurants and other businesses. Generally, our agreements with distribution partners (with the exception of a portion of our integrated technology partners and bank referral partners) are not exclusive, and distribution partners retain the right to refer merchants to other merchant acquirers. Gaining and maintaining loyalty or exclusivity can require financial concessions to maintain current distribution partners and merchants or to attract potential distribution partners and merchants from our competitors. We have been required, and expect to be required in the future, to make concessions when renewing contracts with our distribution partners and such concessions can have a material impact on our financial condition or operating performance. If these distribution partners switch to another merchant acquirer, cease operations or become insolvent, we will no longer receive new merchant referrals from them, and we risk losing existing merchants that were originally enrolled by them. Additionally, our distribution partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for non-compliance and may, in some cases, result in these entities ceasing to refer merchants to us. We cannot accurately predict the level of attrition of our distribution partners or merchants in the future, particularly those merchants we acquired as customers in the portfolio acquisitions we have completed in the past five years, which makes it difficult for us to forecast growth. If we are unable to establish relationships with new distribution partners or merchants, or otherwise increase our transaction processing volume in order to counter the effect of this attrition, our revenues will decline.

Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

We are responsible for data security for ourselves and for third parties with whom we partner, including by contract and under the rules and regulations established by the payment networks, such as Visa, MasterCard, Discover and American Express, as well as debit card networks. These third parties include merchants, our distribution partners and other third-party service providers and agents. We and other third parties collect, process, store and/or transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, driver’s license numbers and bank account numbers. We have ultimate liability to the payment networks and our bank sponsors that register us with Visa or MasterCard for our failure or the failure of third parties with whom we contract to protect this data in accordance with payment network requirements. The loss, destruction or unauthorized modification of merchant or cardholder data by us or our contracted third parties could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others.

Information security risks for us and our competitors have substantially increased in recent years in part due to the proliferation of new technologies and the increased sophistication, resources and activities of hackers, terrorists, activists, organized crime, and other external parties, including hostile nation-state actors. Examples of such information security risks are the recent Spectre and Meltdown threats which, rather than acting as viruses, were design flaws in many CPUs that allowed programs to steal data stored in the memory of other running programs and required patch software to correct. The techniques used by these bad actors to obtain unauthorized access, disable or degrade service, sabotage systems or utilize payment systems in an effort to perpetrate financial fraud change frequently and are often difficult to detect. Furthermore, threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. For example, certain of our employees have access to sensitive data that could be used to commit identity theft or fraud. Concerns about security increase when we transmit information electronically because such transmissions can be subject to attack, interception or loss. Also, computer viruses can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our contracted third parties. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or to create a diversion for other malicious activities. These types of actions and attacks and others could disrupt our delivery of services or make them unavailable. Any such actions or attacks against us or our contracted third parties could hurt our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, result in the loss of our bank sponsors or our ability to participate in the payment networks, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business. For example, we are presently evaluating whether the recent Spectre and Meltdown threats may require us to replace substantial portions of our current technology hardware and infrastructure in order to mitigate the risk associated with those threats. If we are required to replace a substantial portion of our current technology hardware and infrastructure, either as a result of the Spectre and Meltdown threats or similar future threats, we would likely incur substantial capital expenditures, which may materially and adversely affect our free cash flow and results of operations as a result.

We and our contracted third parties could be subject to breaches of security by hackers. Its encryption of data and other protective measures may not prevent unauthorized access to or use of sensitive data. A breach of a system may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter merchants from using electronic payments generally and our services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. In addition, a significant cybersecurity breach of our systems or communications could result in payment networks prohibiting us from processing transactions on their networks or the loss of our bank sponsors that facilitate our participation in the payment networks, either of which could materially impede our ability to conduct business.

The confidentiality of the sensitive business information and personal consumer information that resides on our systems and our associated third parties’ systems are critical to our business. While we maintain controls and procedures to protect the sensitive data we collect, we cannot be certain that these measures will be successful or sufficient to counter all current and emerging technology threats that are designed to breach these systems in order to gain access to confidential information. For example, although we generally require that our agreements with distribution partners or our service providers which may have access to merchant or cardholder data include confidentiality obligations that restrict these parties from using or disclosing any merchant or cardholder data except as necessary to perform their services under the applicable agreements, we cannot guarantee that these contractual measures will prevent the unauthorized use, modification, destruction or disclosure of data or allow us to seek reimbursement from the contracted party. In addition, many of our merchants are small and medium businesses that may have limited competency regarding data security and handling requirements and may thus experience data breaches. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, and incurring significant losses.

In addition, our agreements with our bank sponsors and our third-party payment processors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation or termination of our bank sponsor agreements.

Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation and impair our ability to attract new integrated technology and referral partners, and may cause parties with whom we already have such agreements to terminate them.

As a result of information security risks, we must continuously develop and enhance our controls, processes, and practices designed to protect our computer systems, software, data and networks from attack, damage, or unauthorized access. This continuous development and enhancement will require us to expend additional resources, including to investigate and remediate significant information security vulnerabilities detected. Despite our investments in security measures, we are unable to assure that any security measures will not be subject to system or human error.

We may experience breakdowns in our processing systems that could damage client relations and expose us to liability.

Our core business depends heavily on the reliability of our processing systems. A system outage could have a material adverse effect on our business, financial condition, and results of operations. Not only would we suffer damage to our reputation in the event of a system outage, but we may also be liable to third parties. Many of our contractual agreements with clients require us to pay penalties if our systems do not meet certain operating standards. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include, but are not limited to, fire, natural disaster, unauthorized entry, power loss, telecommunications failure, computer viruses, terrorist acts, cyber-attacks, and war. Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. To help protect against these events, we perform the vast majority of disaster recovery operations ourselves, but we also utilize select third parties for certain operations. To the extent we outsource our disaster recovery, we are at risk of the vendor’s unresponsiveness or other failures in the event of breakdowns in our systems. In addition, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our services to merchants.

Governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, and transfer of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines.

The Federal Trade Commission’s information safeguarding rules under the Gramm-Leach-Bliley Act require us to develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate for our size and complexity, the nature and scope of our activities and the sensitivity of any customer information at issue. Our financial institution clients are subject to similar requirements under the guidelines issued by the federal banking regulators. As part of their compliance with these requirements, each of our financial institution clients is expected to have a program in place for responding to unauthorized access to, or use of, customer information that could result in substantial harm or inconvenience to customers and they are also responsible for our compliance efforts as a major service provider. In addition, regulators are proposing new laws or regulations which could require us to adopt certain cybersecurity and data handling practices. In many jurisdictions consumers must be notified in the event of a data breach, and such notification requirements continue to increase in scope and cost. The changing privacy laws in the United States create new individual privacy rights and impose increased obligations on companies handling personal data.

In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.

In connection with providing services to our merchants, we are required by regulations and contracts with our merchants and with our financial institution referral partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our merchants with it. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future. If we fail to comply with the laws and regulations relating to the protection of data privacy, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing merchants and distribution partners and obtain new merchants and distribution partners.

If more restrictive privacy laws or rules are adopted by authorities in the future, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential merchants may decrease, which could create liability for it. Additionally, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm, and our potential liability for security breaches may increase.

Potential distribution partners and merchants may be reluctant to switch to a new merchant acquirer, which may adversely affect our growth.

Many potential distribution partners and merchants worry about potential disadvantages associated with switching merchant acquirers, such as a loss of accustomed functionality, increased costs and business disruption. For our distribution partners, switching to us from another merchant acquirer or integrating with us may be perceived by them as a significant undertaking. As a result, many distribution partners and merchants often resist change. There can be no assurance that our strategies for overcoming potential reluctance to change vendors or initiate a relationship with us will be successful, and this resistance may adversely affect our growth and performance results.

Because we rely on third-party vendors to provide products and services, we could be adversely impacted if we fail to fulfill their obligations.

Our business is dependent on third-party vendors to provide us with certain products and services. For example, we utilize First Data and TSYS to provide authorization and settlement services. Our current amended and restated processing agreement with First Data was entered into in December 2014 and will remain in effect through December 2019 and automatically renews for successive one year terms thereafter unless either party provides written notice of non-renewal to the other party. Our current processing agreement with TSYS was entered into in November 2014 and will remain in effect through December 2019 and automatically renews for successive one year terms thereafter unless either party provides written notice of non-renewal to the other party. In this regard, we have provided TSYS with a notice of our intent to terminate the agreement effective as of April 3, 2019, in connection with our intent to negotiate and enter into a new agreement with TSYS. There can be no assurance, however, that we will be successful in negotiating or entering into such a subsequent agreement with TSYS, and in the event we are unable to do so, we may determine to shift all or a portion of our current TSYS processing work to other providers.

The failure of these vendors, such as First Data and TSYS, to perform their obligations in a timely manner could adversely affect our operations and profitability. In addition, if we are unable to renew our existing contracts with our most significant vendors, such as First Data and TSYS, it might not be able to replace the related product or service at the same cost, which would negatively impact our profitability. Specifically, while we believe we would be able to locate alternative vendors to provide substantially similar services at comparable rates, or otherwise replicate such services internally, it is not assured that a change will not be disruptive to our business, which could potentially lead to a material adverse impact on our revenue and profitability until resolved.

Changes in card association and debit network fees or products could increase costs or otherwise limit our operations.

From time to time, card associations and debit networks increase the organization and/or processing fees (known as interchange fees) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin, and adversely affect our business, operating results, and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes.

We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations.

We are subject to numerous regulations that affect electronic payments including, U.S. financial services regulations, consumer protection laws, escheat regulations, and privacy and information security regulations. Regulation and proposed regulation of our industry has increased significantly in recent years. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. For example, the Trump Administration has called for changes in existing regulatory requirements, including those applicable to financial services.

We cannot predict the impact, if any, of such changes on our business. It is likely that some policies adopted by the new administration will benefit us, while others will negatively affect it. Until we know what changes are adopted, we will not know whether in total we benefit from, or are negatively affected by, the changes. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines.

Interchange fees, which are typically paid by the payment processor to the issuer in connection with electronic payments, are subject to increasingly intense legal, regulatory, and legislative scrutiny. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), significantly changed the United States financial regulatory system, including by regulating and limiting debit card fees charged by certain issuers, allowing merchants to set minimum dollar amounts for the acceptance of credit cards and allowing merchants to offer discounts or other incentives for different payment methods.

Rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could limit the number of debit transactions, and prices charged per transaction, which would negatively affect our business. The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the “CFPB”), which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, which may include us within the definitional scope, should be supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), because it is systemically important to the United States financial system. Any such designation would result in increased regulatory burdens on our business, which increases our risk profile and may have an adverse impact on our business, financial condition and results of operations.

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. That statement and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants and, in some cases, may subject us, as the merchant’s electronic processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies, including the Federal Trade Commission and state attorneys general, have authority to take action against non-banks that engage in unfair or deceptive practices or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Our business may also be subject to the Fair Credit Reporting Act (the “FCRA”), which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA are not in compliance with the FCRA or regulations under it.

Separately, the Housing Assistance Tax Act of 2008 included an amendment to the Code that requires the filing of yearly information returns by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Transactions that are reportable pursuant to these rules are subject to backup withholding requirements. We could be liable for penalties if our information returns do not comply with these regulations.

These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our services to merchants. Implementing new compliance efforts may be difficult because of the complexity of new regulatory requirements, and may cause us to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which could limit our ability to grow, reduce our revenues, or increase our costs. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

Failure to comply with the rules established by payment networks or standards established by third-party processors could result in those networks or processors imposing fines or the networks suspending or terminating our registrations through our bank sponsors.

In order to provide our merchant acquiring services, we are registered through our bank sponsors with the Visa and MasterCard networks as service providers for member institutions. More than $32 billion of our processing volume in the fiscal year ended December 31, 2017 was attributable to transactions processed on the Visa and MasterCard networks. As such, we and our merchants are subject to payment network rules. The payment networks routinely update and modify requirements applicable to merchant acquirers including rules regulating data integrity, third-party relationships (such as those with respect to bank sponsors), merchant chargeback standards and Payment Card Industry and Data Security Standards (the “PCI DSS”). Standards governing our third-party processing agreements may also impose requirements with respect to compliance with PCI DSS.

If we do not comply with the payment network requirements or standards governing our third-party processing agreements, our transaction processing capabilities could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks or third-party processors seeking to fine it, the payment networks suspending or terminating our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on our current scale.

A card association has sent us an inquiry regarding a subset of merchants representing approximately 2% of 2017 processing volume for potential noncompliance with card association rules. The card association identified at least one merchant as having engaged in deceptive practices with consumers and being noncompliant with their card association requirements, which resulted in excessive chargebacks. The card association has also found evidence that certain merchants have engaged in activities that violated certain card association rules, including entering transactions that did not represent bona fide business between the merchant of record and the cardholder, and processing sales for the same cardholder under different merchant accounts over time. The card association also raised concern about data security failures by merchants or merchant non-compliance with PCI DSS and about a customer relationship vendor that some of our merchants use.

As a result of these and other findings, we took certain corrective actions, after reviewing these merchant accounts for violations of card association rules and our terms of service, including opening duplicate or multiple accounts to avoid compliance with our chargeback limitations. The corrective actions increase the costs of our compliance program which were passed along to resellers representing these merchants. As a result of some of these discrete corrective actions as well as standard risk assessment conducted through our risk management systems, we have terminated certain merchant accounts. We continue to evaluate additional existing and new merchant accounts for similar activity, and the number and type of merchants we will onboard in the future could potentially be affected. In addition, if we are in the future forced to close a material number of our merchant accounts as a result of separate inquiries from card associations of our own internal risk assessment process, such closures could have a material adverse effect on our business, financial condition, and results of operations. We have not been fined by the credit card association, however, had we not resolved the issues presented in such notices, we may be required to pay a fine. If in the future we are unable to recover fines from or pass-through costs to our merchants and/or resellers, or recover losses under insurance policies, we would experience a financial loss, and any such loss could be significant.

Under certain circumstances specified in the payment network rules or our third-party processing agreements, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach. The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs. If an audit or self-assessment under PCI DSS identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.

Changes in payment network rules or standards could adversely affect our business, financial condition and results of operations.

Payment network rules are established and changed from time to time by each payment network as they may determine in their sole discretion and with or without advance notice to their participants. The timelines imposed by the payment networks for expected compliance with new rules have historically been, and may continue to be, highly compressed, requiring us to quickly implement changes to our systems which increases the risk of non-compliance with new standards. In addition, the payment networks could make changes to interchange or other elements of the pricing structure of the merchant acquiring industry that would have a negative impact on our results of operations.

There may be a decline in the use of electronic payments as a payment mechanism for consumers or adverse developments with respect to the electronic payments industry in general which could adversely affect our business, financial condition and operating results.

Maintaining or increasing our profitability is dependent on consumers and businesses continuing to use credit, debit and prepaid cards at the same or greater rate than previously. If consumers do not continue to use these cards for their transactions or if there is a change in the mix of payments between cash and electronic payments which is adverse to us, our business could decline and we could incur material losses. Regulatory changes may also result in merchants seeking to charge customers additional fees for use of electronic payments. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of retailers to protect their information.

In order to remain competitive and to continue to increase our revenues and earnings, we must continually update our products and services, a process which could result in increased costs and the loss of revenues, earnings, merchants and distribution partners if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments industry in which we compete is subject to rapid technological changes and is characterized by new technology, product and service introductions, evolving industry standards, changing merchant needs and the entrance of non-traditional competitors. We are subject to the risk that our existing products and services become obsolete, and that we are unable to develop new products and services in response to industry demands. Our future success will depend in part on our ability to develop or adapt to technological changes and the evolving needs of our resellers, merchants and the industry at large. We are continually involved in many business and technology projects, such as Commercial Payments Exchange (“CPX”), MX Connect and MX Merchant. MX Connect and MX Merchant provide resellers and merchant clients, a flexible and customizable set of business applications that help better manage critical business work functions and revenue performance using core payment processing as our leverage point. Additionally, CPX provides Accounts Payable (“AP”) automation solutions that offers enterprise clients a bridge for buyer to supplier payments. These may require investment in products or services that may not directly generate revenue. These projects carry the risks associated with any development effort, including difficulty in determining market demand and timing for delivery of new products and services, cost overruns, delays in delivery and performance problems. In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Defects in our software and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential distribution partners and merchants, harm to our reputation, fines imposed by card networks, or exposure to liability claims. Any delay in the delivery of new products or services or the failure to differentiate our products and services could render them less desirable, or possibly even obsolete, to our merchants. Additionally, the market for alternative payment processing products and services is evolving, and we may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services.

We may not be able to continue to expand our share of the existing electronic payments industry or expand into new markets, which would inhibit our ability to grow and increase our profitability.

Our future growth and profitability depend, in part, upon our continued expansion within the markets in which we currently operate, the emergence of other markets for electronic payments and our ability to penetrate these markets and our current distribution partners’ merchant base. Future growth and profitability of our business may depend upon our ability to penetrate new industries and markets for electronic payments.

Our ability to expand into new industries and markets also depends upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new industry or market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new industries or markets. Penetrating these new industries or markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new and existing electronic payments industries and markets, we may not be able to continue to grow our revenues and earnings.

Our acquisitions subject us to a variety of risks that could harm our business.

We review and complete selective acquisition opportunities as part of our growth strategy. There can be no assurances that we will be able to complete suitable acquisitions for a variety of reasons, including the identification of and competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction and our inability to finance the transaction on commercially acceptable terms. In addition, any potential acquisition will subject us to a variety of other risks:

●	we may need to allocate substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired businesses;

●	acquisitions may have a material adverse effect on our business relationships with existing or future merchants or distribution partners, in particular, to the extent we consummate acquisitions that increase our sales and distribution capabilities;

●	we may assume substantial actual or contingent liabilities, known and unknown;

●	acquisitions may not meet our expectations of future financial performance;

●	counter-parties to the acquisition transactions may fail to perform their obligations under the applicable acquisition related documents, and/or negligently or intentionally commit misrepresentations as to the condition of the acquired business, asset, or go-forward enterprise;

●	we may experience delays or reductions in realizing expected synergies or benefits;

●	we may incur substantial unanticipated costs or encounter other problems associated with acquired businesses or devote time and capital investigating a potential acquisition and not complete the transaction;

●	we may be unable to achieve our intended objectives for the transaction; and

●	we may not be able to retain the key personnel, customers and suppliers of the acquired business.

Additionally, we may be unable to maintain uniform standards, controls, procedures and policies as we attempt to integrate the acquired businesses, and this may lead to operational inefficiencies. These factors related to our acquisition strategy, among others, could have a material adverse effect on our business, financial condition and results of operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including the following developments:

●	rapid and significant changes in technology may result in technology-led marketing that is focused on business solutions rather than pricing, new and innovative payment methods and programs that could place us at a competitive disadvantage and reduce the use of our services;

●	competitors, distribution partners, and other industry participants may develop products that compete with or replace our value-added products and services;

●	participants in the financial services, payments and technology industries may merge, create joint ventures or form other business combinations that may strengthen their existing business services or create new payment services that compete with us; and

●	new services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization or other security-related technologies.

Failure to compete effectively against any of these competitive threats could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection or the inability to license or otherwise use third-party intellectual property could harm our business and ability to compete.

We may also be subject to costly litigation if our services and technology are alleged to infringe upon or otherwise violate a third-party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services or technology. Any of these third parties could make a claim of infringement against us with respect to our products, services or technology. We may also be subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement or violation also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold our contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

We are subject to economic and political risk, the business cycles of our merchants and distribution partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer, commercial and government spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions or increases in interest rates could adversely affect our financial performance by reducing the number or aggregate dollar volume of transactions made using electronic payments. If our merchants make fewer sales of their products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue. In addition, a weakening in the economy could force merchants to close at higher than historical rates, resulting in exposure to potential losses and a decline in the number of transactions that we process. We also have material fixed and semi-fixed costs, including rent, debt service, contractual minimums and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

Global economic, political and market conditions affecting the U.S. markets may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the United States and may cause economic uncertainties or deterioration in the United States. The U.S. markets experienced extreme volatility and disruption during the economic downturn that began in mid-2007, and the U.S. economy was in a recession for several consecutive calendar quarters during the same period. In addition, the fiscal and monetary policies of foreign nations, such as Russia and China, may have a severe impact on U.S. financial markets.

Any new legislation that may be adopted in the United States could significantly affect the regulation of U.S. financial markets. Areas subject to potential change, amendment or repeal include the Dodd-Frank Act and the authority of the Federal Reserve Board and the Financial Stability Oversight Council. The United States may also potentially withdraw from or renegotiate various trade agreements and take other actions that would change current trade policies of the United States. We cannot predict which, if any, of these actions will be taken or, if taken, their effect on the financial stability of the United States. Such actions could have a significant adverse effect on our business, financial condition and results of operations, particularly in view of the regulatory oversight we presently face. We cannot predict the effects of these or similar events in the future on the U.S. economy in general, or specifically on our business model or growth strategy, which typically involves the use of debt financing. To the extent a downturn in the U.S. economy impacts our merchant accounts, regulatory changes increase the burden we face in operating our business, or disruptions in the credit markets prevent us from using debt to finance future acquisitions, our financial condition and results of operations may be materially and adversely impacted.

A substantial portion of all of our merchants are small- and medium-sized businesses, which may increase the impact of economic fluctuations and merchant attrition on it.

We market and sell our solutions primarily to SMB merchants. SMB merchants are typically more susceptible to the adverse effects of economic fluctuations than larger businesses. We experience attrition in merchants and merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risks relating to, or contract breaches by, a merchant. Adverse changes in the economic environment or business failures of our SMB merchants may have a greater impact on us than on our competitors who do not focus on SMB merchants to the extent that we do. We cannot accurately predict the level of SMB merchant attrition in the future. If we are unable to establish accounts with new merchants or otherwise increase our payment processing volume in order to counter the effect of this attrition, our revenues will decline.

Our systems and our third-party providers’ systems may fail due to factors beyond our control, which could interrupt our service, resulting in our inability to process, cause us to lose business, increase our costs and expose us to liability.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer network systems, software, data centers and telecommunication networks, as well as the systems and services of our bank sponsors, the payment networks, third-party providers of processing services and other third parties. Our systems and operations or those of our third-party providers, such as our provider of dial-up authorization services, or the payment networks themselves, could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. At present, our critical operational systems, such as our payment gateway, are fully redundant, while certain of our less critical systems are not. Therefore, certain aspects of our operations may be subject to interruption. Also, while we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events.

Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in failure to process transactions, additional operating and development costs, diversion of technical and other resources, loss of revenue, merchants and distribution partners, loss of merchant and cardholder data, harm to our business or reputation, exposure to fraud losses or other liabilities and fines and other sanctions imposed by payment networks.

We rely on other service and technology providers. If they fail or discontinue providing their services or technology generally or to us specifically, our ability to provide services to merchants may be interrupted, and, as a result, our business, financial condition and results of operations could be adversely impacted.

We rely on third parties to provide or supplement bankcard processing services and for infrastructure hosting services. We also rely on third parties for specific software and hardware used in providing our products and services. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our merchants and, if we cannot find alternate providers quickly, may cause those merchants to terminate their relationship with it.

We also rely in part on third parties for the development and access to new technologies, or updates to existing products and services for which third parties provide ongoing support, which increases the cost associated with new and existing product and service offerings. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support.

Fraud by merchants or others could cause us to incur losses.

We face potential liability for fraudulent electronic payment transactions initiated by merchants or others. Merchant fraud occurs when a merchant opens a fraudulent merchant account and conducts fraudulent transactions or when a merchant, rather than a customer (though sometimes working together with a customer engaged in fraudulent activities), knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to fund a chargeback, we have a number of contractual arrangements and other means of recourse to mitigate those risks. Nonetheless, there still is loss exposure in the event a merchant is unable to fund a chargeback. Additionally, merchant fraud occurs when employees of merchants change the merchant demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot be sure that these measures are or will be effective. Failure to effectively manage risk and prevent fraud could increase our chargeback or other liability.

We also have potential liability for losses caused by fraudulent card-based payment transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a card-present transaction, where a merchant has an EMV, or “chip reader”, compliant machine, if the merchant swipes the card and receives authorization for the transaction from the issuer, the issuer remains liable for any loss. In a card-not-present transaction, or where a merchant lacks an EMV-capable machine even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve transact a substantial percentage of their sales in card-not-present transactions over the internet or in response to telephone or mail orders, which makes these merchants more vulnerable to fraud than merchants whose transactions are conducted largely in card-present transactions.

We incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited or otherwise refunded to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. If we or our bank sponsors are unable to collect the chargeback from the merchant’s account or reserve account (if applicable), or if the merchant refuses or is financially unable (due to bankruptcy or other reasons) to reimburse the merchant’s bank for the chargeback, we may bear the loss for the amount of the refund paid to the cardholder. Any increase in chargebacks not paid by our merchants could increase our costs and decrease our revenues. We have policies to manage merchant-related credit risk and often mitigate such risk by requiring collateral and monitoring transaction activity. Notwithstanding our programs and policies for managing credit risk, it is possible that a default on such obligations by one or more of our merchants could have a material adverse effect on our business.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process electronic payment transactions. If these sponsorships are terminated and we are not able to secure new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are not eligible for membership in the Visa, MasterCard and other payment networks. These networks’ operating regulations require us to be sponsored by a member bank in order to process Electronic Payment transactions. We are currently registered with Visa and MasterCard through Citizens Bank, Wells Fargo and Synovus Bank. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transactions processed by us using the Automated Clearing House Network. For ACH payments, our ACH network (ACH.com) is sponsored by Atlantic Capital Bank, BB&T Bank and MB Financial Bank. From time to time, we may enter into other sponsorship relationships as well.

Our bank sponsors may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa and/or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and/or MasterCard regulations, change to prevent either the applicable bank or us from performing services under the agreement. If these sponsorships are terminated and we are unable to secure a replacement bank sponsor within the applicable wind down period, we will not be able to process electronic payment transactions.

Furthermore, our agreements with our bank sponsors provide the bank sponsors with substantial discretion in approving certain elements of our business practices, including our solicitation, application and underwriting procedures for merchants. We cannot guarantee that our bank sponsors’ actions under these agreements will not be detrimental to it, nor can we provide assurance that any of our bank sponsors will not terminate their sponsorship of us in the future. Our bank sponsors have broad discretion to impose new business or operational requirements on us, which may materially adversely affect our business. If our sponsorship agreements are terminated and we are unable to secure another bank sponsor, we will not be able to offer Visa or MasterCard transactions or settle transactions which would likely cause us to terminate our operations.

Our bank sponsors also provide or supplement authorization, funding and settlement services in connection with our bankcard processing services. If our sponsorships agreements are terminated and we are unable to secure another bank sponsor, we will not be able to process Visa and MasterCard transactions which would have a material adverse effect on our business, financial condition and results of operations.

In July 2018, the Office of the Comptroller of the Currency (“OCC”) announced that it will begin accepting special purpose national bank charter applications from financial technology companies (“FinTech Charter”). No applications for a FinTech Charter have been submitted to date, and we cannot predict which, if any, of our current or future competitors would take advantage of the charter. However, such a development could increase the competitive risks discussed above or create new competitive risks, such as our nonbank competitors being able to more easily access the payment networks without the requirement of a bank sponsor, which could provide them with a competitive advantage.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor, manage and remediate our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, merchants or other matters that are otherwise inaccessible by us. In some cases, that information may not be accurate, complete or up-to-date. Additionally, our risk detection system is subject to a high degree of “false positive” risks being detected, which makes it difficult for us to identify real risks in a timely manner. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that materially increase our costs and subject us to reputational damage that could limit our ability to grow and cause us to lose existing merchant clients.

Legal proceedings could have a material adverse effect on our business, financial condition or results of operations.

In the ordinary course of business, we may become involved in various litigation matters, including but not limited to commercial disputes and employee claims, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our merchants, distribution partners and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against it, regardless of merit or eventual outcome, may harm our reputation and cause us to expend resources in our defense. Furthermore, there is no guarantee that we will be successful in defending ourselves in future litigation. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations.

Our Executive Chairman and future President and Chief Executive Officer, Thomas Priore, is presently subject to an SEC civil order pertaining to his prior involvement with a registered investment adviser, which could heighten the regulatory scrutiny on us.

On June 21, 2010, the SEC filed a civil lawsuit against ICP Asset Management (“ICP”) and Thomas Priore in his role as majority owner, President and Chief Investment Officer of ICP’s registered investment advisor. The SEC principally alleged that portfolio rebalancing trades executed by ICP at the height of the credit crisis, in connection with its management of the assets of four collateralized debt obligation vehicles (the Triaxx “CDOs”), violated certain fiduciary duties and obligations under the CDOs’ trust indentures. The SEC contended that certain trades executed by ICP at purchase prices between the CDO trusts, should have been executed at then prevailing market prices and on an arms’ length basis, and, by failing to do so, ICP caused the CDOs to overpay for securities in violation of its fiduciary duty. The SEC further alleged that the nature of certain trades were mischaracterized to investors and executed without requisite approvals from the CDOs’ trustee. On August 14, 2012, Mr. Priore and ICP agreed to a civil settlement with regulators without admitting or denying the allegations, consenting to the entry of a civil order by the SEC. On March 11, 2015 the administrative settlement was entered pertaining to the SEC Order that barred Mr. Priore from associating with any broker, dealer, investment adviser, municipal securities dealer or transfer agent, and from participating in any offering involving a penny stock, for a minimum of five years from the date of the SEC Order with the right to apply to the applicable regulatory body for reentry thereafter. The SEC Order does not, nor has it ever, prohibited Thomas Priore’s involvement with us, or his service as Executive Chairman and future President and Chief Executive Officer. During such time that the SEC bar remains in effect, we will be required to monitor if any future offerings of our stock might be considered an offering of “penny stock” which would be prohibited under the bar. In addition, while the SEC bar remains in effect, Mr. Priore is prohibited from owning a controlling equity stake in or operating a securities broker dealer, investment adviser, municipal securities dealer or transfer agent. The SEC bar does not, however, impact our current business.

The loss of, for example, key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the electronic payments industry and the markets in which we offer our services. In addition, our success depends in large part upon the reputation within the industry of our senior managers who have developed relationships with our distribution partners, payment networks and other payment processing and service providers. Further, in order for us to continue to successfully compete and grow, we must attract, recruit, develop and retain personnel who will provide us with expertise across the entire spectrum of our intellectual capital needs. Our success is also dependent on the skill and experience of our sales force, which we must continuously work to maintain. While we have many key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining the continuity of our operations. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

In addition, we rely heavily on several senior key directors and executive officers, including Thomas Priore, who is currently our Executive Chairman and will become our President and Chief Executive Officer on December 1, 2018 and who helped found Priority. Our future success will continue to depend on the diligence, skill, network of business contacts and continued service of Thomas Priore, together with members of our senior management team. We cannot assure you that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his relationship with us. The loss of Thomas Priore, or any of the members of our senior management team, could have a material adverse effect on our ability to achieve our growth strategy as well as on our future financial condition and results of operations. Failure to retain or attract key personnel could impede our ability to grow and could result in our inability to operate our business profitably. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us or seek to solicit our distribution partners or merchants or recruit our key personnel to competing businesses.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in our stock price or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert our management’s and the board of directors’ attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Changes in tax laws and regulations could adversely affect our results of operations and cash flows from operations.

Our operations are subject to tax by U.S. federal, state, local, and non-U.S. taxing jurisdictions. Changes in tax laws in our significant tax jurisdictions could materially increase the amount of taxes we owe, thereby negatively impacting our results of operations as well as our cash flows from operations. For example, restrictions on the deductibility of interest expense in a U.S. jurisdiction without a corresponding reduction in statutory tax rates could negatively impact our effective tax rate, financial position, results of operations, and cash flows in the period that such a change occurs and future periods.

Our reported financial results may be adversely affected by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations, including changes related to revenue recognition, could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an “emerging growth company” until the fiscal year ended December 31, 2021. However, if our non-convertible debt issued within a three-year period or revenues exceeds $1.07 billion, or the market value of our Common Stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we are not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, has reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active market for our Common Stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Risk Factors Related to our Indebtedness

We will face risks related to our substantial indebtedness.

As of September 30, 2018, we had outstanding long-term debt of $352.2 million (compared to $283.1 million at December 31, 2017), an increase of $69.1 million, consisting of outstanding debt of $263.5 million under a credit facility with SunTrust Bank (including $2.7 million in current portion of long-term debt) and $88.7 million under a subordinated term loan (including accrued payment-in-kind (“PIK”) interest through September 30, 2018). We have a $25.0 million revolving credit facility with SunTrust Bank, which was undrawn as of September 30, 2018 and December 31, 2017. In October 2018, we drew $8.0 million of the $25.0 million revolving credit facility with SunTrust Bank to partially finance a merchant portfolio acquisition. Our total interest expense was $23.8 million, $4.1 million and $3.5 million in 2017, 2016 and 2015, respectively. In the future, we may elect to use additional forms of indebtedness, including publicly or privately offered notes, which may further increase our levels of indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of our existing credit facilities.

Our current and future levels of indebtedness could have important consequences to us, including, but not limited to:

●	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

●	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the competitive environment; and

●	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Substantially all of our indebtedness is floating rate debt. As a result, an increase in interest rates generally, such as those we have recently experienced, would adversely affect our profitability. We may enter into pay-fixed interest rate swaps to limit our exposure to changes in floating interest rates. Such instruments may result in economic losses should interest rates decline to a point lower than our fixed rate commitments. We would be exposed to credit-related losses, which could impact the results of operations in the event of fluctuations in the fair value of the interest rate swaps due to a change in the credit worthiness or non-performance by the counterparties to the interest rate swaps.

We will be able to incur substantial additional indebtedness in the future. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

Upon the occurrence of an event of default under the credit agreements relating to our credit facilities or any future debt instruments we may issue, the lenders thereunder could elect to accelerate payments due and terminate all commitments to extend further credit. Consequently, we may not have sufficient assets to repay amounts then outstanding under any such indebtedness.

Under the terms of our existing credit facilities, upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under such credit facilities to be immediately due and payable and terminate all commitments to lend additional funds. Among other reasons, an event of default could be declared by the lenders in the event we fail to pay when due the interest, principal of or premium on any loan, we fail to comply with certain financial and operational covenants or any negative covenant, or event of default with respect to certain other credit facilities or debt instruments we may issue in the future.

Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of our existing credit facilities, including those breach or defaults with respect to any of our other outstanding debt instruments. Our existing credit facilities are secured by a pledge of substantially all of our assets and any indebtedness we incur in the future may also be secured.

The credit agreements governing our existing credit facilities and any other debt instruments we may issue in the future will contain restrictive covenants that may impair our ability to conduct business.

The credit agreements governing our existing credit facilities contain operating covenants and financial covenants that may limit management’s discretion with respect to certain business matters. In addition, any debt instruments we may issue in the future will likely contain similar operating and financial covenants restricting our business. Among other things, these covenants will restrict our ability to:

●	pay dividends, or redeem or purchase equity interests;

●	incur additional debt;

●	incur liens;

●	change the nature of our business;

●	engage in transactions with affiliates;

●	sell or otherwise dispose of assets;

●	make acquisitions or other investments; and

●	merge or consolidate with other entities.

In addition, we will be required to comply with certain restrictions on the ratio of our indebtedness to our Earnout Adjusted EBITDA (as defined in the credit agreements governing our existing credit facilities). As a result of these covenants and restrictions, we will be limited in our ability to pay dividends or buy back stock and how we conduct our business, and we may be unable to raise additional debt or other financings to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could also include even more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure on our assets and our Common Stock becoming worthless. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of our existing credit facilities.

Risks Factors Related to Our Common Stock

Our stock price may change significantly following the exchange, and you may not be able to resell shares of our Common Stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our Common Stock is likely to be volatile. The stock market recently has experienced volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at or above the initial price you paid due to a number of factors such as those listed in “—Risks Factors Related to our Business” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions;

●	future sales of our Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with our Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	announcements relating to litigation;

●	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our stock;

●	changes in accounting principles;

●	occurrences of extreme or inclement weather; and

●	other events or factors, including those resulting from natural disasters, war, acts of terrorism, or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our Common Stock or our sector, our stock price and trading volume could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Common Stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If one or more of these analysts ceases coverage of the combined company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	the ability of our board of directors to issue one or more series of preferred stock;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	certain limitations on convening special stockholder meetings;

●	the removal of directors only for cause and only upon the affirmative vote of holders of at least 66 2⁄3% of the shares of Common Stock entitled to vote generally in the election of directors if the Sellers and their affiliates (collectively, the “Priority Holders”) hold less than 40% of our outstanding shares of Common Stock; and

●	that certain provisions may be amended only by the affirmative vote of at least 66 2⁄3% of the shares of Common Stock entitled to vote generally in the election of directors if the Priority Holders hold less than 40% of our outstanding shares of Common Stock.

The provisions requiring 66 2⁄3% approval if the Priority Holders hold less than 40% of our outstanding shares of Common Stock gives the Priority Holders significant influence over the vote on these items even after the Priority Holders own less than a majority of our outstanding shares of Common Stock.

In addition, these anti-takeover provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

Our Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) action asserting a claim against us or any of our directors, officers or stockholders arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) action asserting a claim against us or any of our directors, officers or stockholders governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Amended and Restated Certificate of Incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We believe that our stockholders will benefit from having any such disputes litigated in the Court of Chancery of the State of Delaware. Although some plaintiffs might prefer to litigate matters in a forum outside of Delaware because another court may be more convenient or because they believe another court would be more favorable to their claims, we believe that the benefits us and our stockholders outweigh these concerns. Delaware offers a system of specialized courts to deal with corporate law questions, with streamlined procedures and processes which help provide relatively quick decisions. These courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. In addition, the adoption of this provision would reduce the risk that we could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. The enforceability of similar exclusive jurisdiction provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the exclusive jurisdiction provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. However, given the decisions of the Court of Chancery of the State of Delaware in 2013 upholding similar provisions in Boilermakers Local 154 Retirement Fund v. Chevron Corp., et al. and IClub Investment Partnership v. FedEx Corp., et al., we believe that the Court of Chancery of the State of Delaware would find our exclusive forum provisions to be enforceable as well.

Thomas Priore, our Executive Chairman and future President and Chief Executive Officer, controls the Company, and his interests may conflict with ours or yours in the future.

Thomas Priore and his affiliates have the ability to elect all of the members of our board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our Common Stock or other securities, the payment of dividends, if any, on our Common Stock, the incurrence or modification of debt by us, amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, Thomas Priore may have an interest in pursuing acquisitions, divestitures, and other transactions that, in his judgment, could enhance his investment, even though such transactions might involve risks to you. For example, he could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. Additionally, in certain circumstances, acquisitions of debt at a discount by purchasers that are related to a debtor can give rise to cancellation of indebtedness income to such debtor for U.S. federal income tax purposes.

Our Amended and Restated Certificate of Incorporation provides that neither he nor any of his affiliates, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. So long as Thomas Priore continues to own a significant amount of our combined voting power, even if such amount is less than 50%, he will continue to be able to strongly influence or effectively control our decisions. Furthermore, so long as Thomas Priore and his respective affiliates collectively own at least 50% of all outstanding shares of our Common Stock entitled to vote generally in the election of directors, they will be able to appoint individuals to our board of directors. In addition, given his level of control, Thomas Priore will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Common Stock as part of a sale of the Company and ultimately might affect the market price of our Common Stock.

We are a “controlled company” within the meaning of NASDAQ rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

Thomas Priore controls a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of our board of directors consist of independent directors;

●	the requirement that we have a Nominating/Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities; and

●	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We utilize and intend to continue to utilize these exemptions. As a result, we will not have a majority of independent directors and our Compensation Committee and Nominating/Corporate Governance Committee does not consist entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants (other than the private Warrants) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, if the last reported sales price (or the closing bid price of our Common Stock in the event the Common Stock is not traded on any specific trading day) of the Common Stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available or cashless exercise is exempt from the registration requirements under the Securities Act. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a warrant holder: (i) to exercise Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, may be substantially less than the market value of your Warrants.

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for shares of Common Stock at a ratio 10% lower than the ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, we will have the right to require holders of all Warrants that remain outstanding after the expiration of the Offer to exchange each of their Warrants for 0.1728 shares of Common Stock. This represents a ratio of shares per Warrant that is 10% less than the ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least the majority of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least the majority of the outstanding Warrants. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities.” If adopted, we currently intend to require the conversion of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer.

Our Warrants may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exchange of the Warrants will result in the issuance of additional shares of Common Stock, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Common Stock will be issued. These issuances of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Stock at a ratio 10% lower than the ratio applicable to the Offer.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of Common Stock when we deliver the shares of Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of shares of Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Common Stock when we deliver shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver shares in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for shares of Common Stock at a ratio 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, our Public Warrants may be removed from quotation on NASDAQ. As a result, investors in our Public Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our stockholders to sell our Public Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

NASDAQ may delist our Warrants from trading on its exchange, which could limit Warrant holders’ ability to make transactions in our Warrants.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for shares of Common Stock at a ratio that is 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Warrants will continue to be listed on NASDAQ in the future. NASDAQ has informed us that it intends to delist the Warrants if any Warrants remain outstanding after February 27, 2019 because the Warrants do not have a sufficient number of round-lot holders.

If NASDAQ delists our Warrants from trading on NASDAQ and we are not able to list the Warrants on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, if the Warrants are delisted, whether or not they are quoted on an over-the-counter market, holders of Warrants could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Warrants;

●	reduced liquidity for the Warrants;

●	a determination that our Warrants are a “penny stock” which will require brokers trading in our Warrants to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Warrants; and

●	the risk that any market makers that make a market in our unexchanged Warrants would eventually cease to do so.

Material weaknesses have been identified in our internal control over financial reporting.

We have identified material weaknesses in internal controls over our financial reporting that remain unremediated. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified were (1) lack of sufficient resources with appropriate depth and experience to interpret complex accounting guidance and prepare financial statements and related disclosures in accordance with U.S. GAAP and (2) deficiencies in certain aspects of the financial statement close process and specifically lacks processes and procedures to ensure critical evaluation and review of various account reconciliations, analyses and journal entries.

We were not required to perform an evaluation of internal control over financial reporting as of December 31, 2017 and 2016 in accordance with the provisions of the Sarbanes-Oxley Act as we were a private company prior to July 2018. Had such an evaluation been performed, additional control deficiencies may have been identified by our management, and those control deficiencies could have also represented one or more material weaknesses.

We have taken steps to enhance our internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.1920 shares of Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Common Stock in the exchange. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be converted into shares of Common Stock at a ratio of 0.1728 shares of Common Stock per Warrant, which is a ratio 10% less than the ratio applicable to the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment.

Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by           , 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

The Company was incorporated on April 23, 2015 under the laws of the state of Delaware. On July 25, 2018, the Company completed its acquisition of 100% of the issued and outstanding equity securities of Priority Holdings, LLC, which resulted in Priority Holdings, LLC becoming a wholly-owned subsidiary of the Company. On July 25, 2018, the Company changed its name to Priority Technology Holdings, Inc.

Our principal executive offices are located at 2001 Westside Parkway, Alpharetta, GA 30004, and our telephone number is (800) 935-5961. Our website address is www.prth.com. We had approximately 553 employees as of September 30, 2018. Information contained on our website is not a part of this Prospectus/Offer to Exchange. Our Common Stock is listed on NASDAQ under the symbol “PRTH,” and our Public Warrants are listed on NASDAQ under the symbol “PRTHW.” Units, each consisting of one share of Common Stock and one Public Warrant, are listed on NASDAQ under the symbol “PRTHU.”

Warrants Subject to the Offer

The Public Warrants were issued in connection with the M I IPO. Each Public Warrant entitles the holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants are listed on NASDAQ under the symbol “PRTHW.” As of November 29, 2018, 5,310,109 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 1,019,541 shares of our Common Stock in exchange for the Public Warrants.

The Private Warrants were issued concurrently with the M I IPO. Each Private Warrant entitles the holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of November 29, 2018, 421,107 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 72,767 shares of our Common Stock in exchange for the Private Warrants.

The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on              , 2019, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire by their terms on September 19, 2021.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of the Common Stock issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend this Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

●	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

●	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

●	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and

●	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of Priority, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “—Tendering Warrants Using Book-Entry Transfer;” provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third party), or if the Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker-dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is included with the Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Common Stock in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

●	the tender is made by or through an Eligible Institution;

●	the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

●	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that NASDAQ is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to              , 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Warrants for Exchange—Signature Guarantees;” provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on              , 2019, or such later time and date to which we may extend. The Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our board of directors approved the Offer and Consent Solicitation on              , 2018. The purpose of the Offer and Consent Solicitation is to attempt to simplify our corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of the Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities” and “Certain Relationships and Related Person Transactions,” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Warrants. The following table lists the Warrants beneficially owned by our directors, executive officers and other affiliates or related persons as of November 29, 2018:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Thomas C. Priore	339,490	5.92%
John V. Priore	64,322	1.12%
David M. McMiller	2,206	*
Sean Kiewiet	12,115	*
Bruce E. Mattox	2,156	*
Timothy Schneible	—		—
Cindy O’Neill	—		—
Afshin Yazdian	—		—
Chris Prince	—		—
Marc Manuel	—		—
William Gahan	—		—
Matthew Kearney	—		—

* Less than 1%.

(1)	Determined based on 5,731,216 Warrants, representing 5,310,109 Public Warrants and 421,107 Private Warrants outstanding as of November 29, 2018.

Our affiliates who own Private Warrants are under no contractual obligation to tender such Private Warrants, and there can be no assurance that they will do so.

Market Price, Dividends and Related Stockholder Matters

Market Price of Common Stock and Warrants

M I’s units commenced public trading upon consummation of the M I IPO on September 14, 2016, and its common stock and warrants commenced separate trading on November 14, 2016. Prior to the separation of M I’s units, there was no public market for its common stock.

Prior to the consummation of the Business Combination on July 25, 2018, M I’s common stock, warrants and units were each listed on The NASDAQ Capital Market under the symbols “MACQ,” “MACQW” and “MACQU,” respectively. Upon the consummation of the Business Combination and the change of the Company’s name to Priority Technology Holdings, Inc., our Common Stock, Public Warrants and units commenced trading on NASDAQ under the symbols “PRTH,” “PRTHW” and “PRTHU,” respectively.

The following table shows the high and low sale prices per share of our Common Stock, Public Warrants and units as reported on The NASDAQ Capital Market and The NASDAQ Global Market, as applicable, for the periods indicated.

	Common Stock		Public Warrants		Units
Quarter ended:	High	Low	High	Low	High	Low
December 31, 2018 (through November 29, 2018)	$10.96	$7.61	$1.70	$1.08	$12.80	$8.48
September 30, 2018	$12.99	$9.39	$1.93	$1.40	$13.32	$12.50
June 30, 2018	$10.75	$10.04	$1.90	$0.72	$13.26	$10.72
March 31, 2018	$11.41	$8.34	$0.95	$0.31	$12.95	$10.61
December 31, 2017	$10.30	$10.11	$0.48	$0.30	$11.65	$10.33
September 30, 2017	$10.20	$10.01	$0.35	$0.30	$10.49	$10.21
June 30, 2017	$10.24	$10.01	$0.35	$0.28	$10.50	$10.17
March 31, 2017	$10.25	$9.93	$0.48	$0.20	$10.28	$10.15
December 31, 2016*	$10.04	$10.00	$0.29	$0.17	$10.21	$10.02

*	Reflects period from November 14, 2016 (the date on which our Common Stock and Public Warrants were first quoted on The NASDAQ Capital Market) through December 31, 2016.

As of November 29, 2018, we had approximately eight holders of record of our Common Stock and one holder of record of our Public Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

Dividends

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our Common Stock in the foreseeable future. In addition, the terms of our credit facilities will include restrictions on our ability to issue dividends. See “Management’s discussion and analysis of financial condition and results of operations — Liquidity and capital resources” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to pay dividends or other payments to us.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

American Stock Transfer & Trust Company, LLC has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Cowen and Company, LLC to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Priority, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the sections of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions” and “Description of Capital Stock” there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

The owners of the Private Warrants are under no contractual obligation to tender such Private Warrants, and there can be no assurance that they will do so. None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.

Except as set forth in the section of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions,” neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

●	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

●	except as described below, any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in our corporate structure or business;

●	any class of our equity securities to be delisted from NASDAQ (except to the extent the results of the Offer and Consent Solicitation impact the continued listing of the Public Warrants);

●	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (although NASDAQ intends to delist our Warrants from trading on its exchange, which could would limit, for anyone holding Warrants after the completion of the Offer and Consent Solicitation and such delisting, the Warrant holders’ ability to make engage in transactions in our Warrants);

●	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition or disposition by any person of our securities; or

●	any changes in our Second Amended and Restated Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration Under The Exchange Act

The Public Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Public Warrants. We currently do not intend to deregister the Public Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Public Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.

Accounting Treatment

We will account for the exchange of Warrants as a Common Stock issuance for no additional value. The par value of each share of Common Stock issued in the Offer will be recorded as a credit to Common Stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal Or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

General

Subject to the limitations and qualifications stated herein, this discussion sets forth a summary of certain material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants pursuant to the Offer, the treatment of Warrants not exchanged for Common Stock in the Offer, but modified pursuant to the Warrant Amendment, and the ownership and disposition of Common Stock received in exchange for a Warrant. The discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary. We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”), regarding the matters discussed below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description. This description assumes that holders hold the Warrants, and will hold the shares of Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, tax-exempt organizations, persons subject to Section 1061 of the Code, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold shares of Common Stock or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, persons holding Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding 5% or more of our Common Stock, persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Common Stock being taken into account in an applicable financial statement, investment funds and their investors, and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of shares of Common Stock in the exchange, the treatment of Warrants not exchanged for shares of Common Stock in the Offer, but modified pursuant to the Warrant Amendment, and the ownership and disposition of shares of Common Stock received in the exchange.

This description does not address the tax consequences arising under the laws of any U.S. state, local or non-U.S. tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, or other non-income tax consequences of the ownership and disposition of shares of Common Stock received upon exchange of the Warrants.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Common Stock, the treatment of Warrants not exchanged for shares of Common Stock in the Offer, or relating to the ownership and disposition of our Common Stock. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock in the Offer, and of the ownership and disposition of such Common Stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock in the Offer, and of the ownership and disposition of our Common Stock, that are expected to apply if you are a U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “U.S. holder” if you are:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Common Stock

For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock, (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants deemed to be surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible. You should consult your tax advisor as to the applicability of these rules to your particular circumstances.

Any cash you receive in lieu of a fractional share of our Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in Warrants deemed exchanged in respect of the fractional share.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Common Stock in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming such deemed exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above, and alternative characterizations by the IRS or a court are possible. You should consult your tax advisor as to the applicability of these rules to your particular circumstances.

Ownership and Disposition of Common Stock

Dividends. We do not anticipate paying dividends on our Common Stock. Distributions of cash or property that we pay on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in your gross income as ordinary dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our Common Stock, and thereafter will be treated as capital gain from the sale or exchange of the Common Stock.

Dividends received by individual U.S. holders of shares of our common stock will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to shares of our common stock that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the shares of our common stock become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code.

Dividends received by corporate holders of shares of our common stock may be eligible for a dividends received deduction equal to 50% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code.

Sale or Exchange. Upon a sale or other taxable disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for the Common Stock. The capital gain or loss will be long-term capital gain or loss if you held the Common Stock for more than one year. The deductibility of capital losses is subject to limitations. You should consult your own tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Tax on Net Investment Income

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual, estate or trust with adjusted gross income that exceeds a threshold amount. For these purposes, dividends received with respect to our Common Stock, and gains or losses realized from the taxable disposition of our Common Stock, will generally be taken into account in computing your net investment income. Each U.S. holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of Common Stock.

Information Reporting and Backup Withholding

Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (at a rate of 24%) on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of the shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock in the Offer, and of the ownership and disposition of our Common Stock, that are expected to apply if you are a non-U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “non-U.S. holder” if you are not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents) or, in certain circumstances, individuals who are former U.S. citizens or residents.

Exchange of Warrants For Common Stock

Your exchange of Warrants for our Common Stock pursuant to the Offer, and the treatment of Warrants not exchanged for shares of Common Stock in the Offer (assuming the Warrant Amendment is approved) should generally have the same tax consequences as described above for U.S. holders (other than for foreign tax credit purposes). Assuming you are not engaged the conduct of a trade or business within the U.S., capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for our Common Stock or the receipt of cash in lieu of fractional Common Stock.

Ownership and Disposition of Common Stock

Dividends. We do not anticipate paying dividends on our Common Stock. Distributions treated as dividends (as described above under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Dividends”) paid to a non-U.S. holder of shares of our Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute or successor form.

Sale or Exchange. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other disposition of shares of our Common Stock except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected gain realized by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS reporting payments of dividends on shares of our common stock and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of shares of our common stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on shares of our common stock or on the proceeds from a sale or other disposition of shares of our common stock. Satisfaction of the certification procedures required to claim a reduced rate of or exemption from withholding under the rules described above under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock—Dividends” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a nonfinancial foreign entity (including any intermediaries through which such shares of our common stock are held), unless (1) the foreign financial institution and the intermediary, as applicable, undertake certain diligence and reporting, (2) the nonfinancial foreign entity either certifies that it does not have any substantial United States owners or furnish identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity and the intermediary, as applicable, otherwise qualifies for an exemption from these rules. If the payee, including an intermediary, is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any U.S. state, local or non-U.S. tax laws, and of any pending or subsequent changes in applicable laws.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219
Tel: (718) 921-8200

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607

Email: PRTH@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from (i) our unaudited financial statements as of September 30, 2018 and the nine-month periods ended September 30, 2018 and 2017 included elsewhere in this Prospectus/Offer to Exchange and (ii) our audited financial statements included elsewhere in this Prospectus/Offer to Exchange as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015. You should read the following selected financial data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

(in thousands except per share amounts)	For the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015
Statements of operations data;
Revenue:
Merchant card fees revenue	$299,661	$286,208	$398,988	$321,091	$268,221
Outsourced services revenue	18,426	17,135	23,308	20,061	14,815
Other revenue	5,862	2,306	3,323	2,962	3,208
Total revenue	323,949	305,649	425,619	344,114	286,244
Operating expenses;
Costs of merchant card fees	230,276	219,507	305,461	243,049	199,067
Other costs of services	13,518	11,285	15,743	13,971	13,133
Salary and employee benefits	28,406	24,356	32,357	32,330	27,258
Depreciation and amortization	12,679	11,254	14,674	14,733	15,633
Selling, general and administrative	13,978	7,214	9,088	7,790	7,294
Change in fair value of contingent consideration	—	(410)	(410)	(2,665)	(575)
Other operating expenses	10,449	8,143	13,457	9,066	9,875
Total operating expenses	309,306	281,349	390,370	318,274	271,685
Operating income	14,643	24,300	35,249	25,840	14,559
Other income (expenses);
Interest and other income	530	448	637	488	268
Interest and other expense	(26,674)	(21,808)	(31,159)	(5,980)	(5,490)
Equity in loss of unconsolidated entities	(857)	(221)	(133)	(162)	(70)
Total other expenses	(27,001)	(21,581)	(30,655)	(5,654)	(5,292)
Net (loss) income	$(11,367)	$2,719	$4,594	$20,186	$9,267
Basic (loss) earnings per share (unit)	$(0.19)	$0.04	$0.06	$0.15	$0.07
Diluted (loss) earnings per share (unit)	$(0.19)	$0.04	$0.06	$0.15	$0.07

Statements of cash flow data;
Net cash (used in) provided by;
Operating activities	$24,836	$28,979	$36,869	$22,275	$25,308
Investing activities	(42,345)	(7,350)	(9,037)	(6,362)	(31,888)
Financing activities	8,827	(24,875)	(25,375)	(10,548)	18,714

	As of September 30,	As of December 31,
	2018	2017	2016
Balance Sheet data;
Cash and cash equivalents	$17,203	$27,966	$32,279
Total assets	327,306	266,707	256,050
Total liabilities	409,698	356,862	140,043
Total stockholders’ equity (deficit)	(82,392)	(90,155)	116,007

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and year ended December 31, 2017 present pro forma effects of the Business Combination and the related proposed equity commitments as if they had been completed on January 1, 2017. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 combines the historical unaudited condensed consolidated statement of operations of the Company for the nine months ended September 30, 2018 with financial information of M I for the period from January 1, 2018 to July 25, 2018, the closing date of the Business Combination.

The unaudited pro forma condensed combined statements of operations do not necessarily reflect what the Company’s results of operations would have been had the acquisition occurred on the dates indicated. The unaudited pro forma condensed combined statements of operations also may not be useful in predicting the future results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

See Note 1, Basis of Presentation, to the Unaudited Pro Forma Condensed Combined Financial Information for information about the sources used to derive the unaudited pro forma financial information. The following discussion and analysis should also be read together with our audited consolidated financial statements and related notes for the years ended December 31, 2017, 2016 and 2015 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in elsewhere in this Prospectus/Offer to Exchange.

The Business Combination is accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, M I is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Priority Holdings, LLC issuing stock for the net assets of M I, accompanied by a recapitalization. The net assets of M I are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Priority Holdings, LLC.

Priority Holdings, LLC has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	the Priority Holdings, LLC stockholder group has the greatest voting interest in the combined entity of 92% after redemptions;

●	the largest individual minority stockholder comes from Priority Holdings, LLC;

●	the combined company’s board of directors will initially consist of five directors, all of which will be selected by Priority Holdings, LLC; and

●	priority Holdings, LLC holds C-suite management roles for the combined company.

Other factors were considered, including size of the entities and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above is indicative that Priority Holdings, LLC is the accounting acquirer in the Business Combination.

Description of the Business Combination

On July 25, 2018, M I and Priority Holdings, LLC consummated the Business Combination, under which M I acquired controlling interest in Priority Holdings, LLC. M I was subsequently renamed Priority Technology Holdings, Inc. The Business Combination was consummated pursuant to a contribution agreement, dated February 26, 2018, as amended and restated on March 26, 2018 and April 17, 2018 (the “Purchase Agreement”).

Headquartered near Atlanta in Alpharetta, Georgia, Priority Technology Holdings, Inc. and subsidiaries began operations in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of its customers and partners. Today, the Company is a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to small and medium size businesses (“SMBs”) and enterprises and distribution partners in the United States. The Company operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent needs.

Concurrently with the closing of the Business Combination, the Company and Goldman Sachs agreed to cancel the Goldman Sachs warrant and Goldman Sachs was paid cash of $12.7 million for the Goldman Sachs warrant. The Goldman Sachs warrant was a seven-year, zero exercise price warrant issued by Priority to Goldman Sachs in connection with the refinancing of Priority’s credit facility on January 3, 2017, as subsequently adjusted as a result of anti-dilution provisions in the Goldman Sachs warrant agreement triggered by Class A unit redemption of Priority, that entitled Goldman Sachs to exercise to receive 2.2% of Priority’s outstanding Class A Common Units at any time prior to expiration.

Pursuant to the Purchase Agreement, M I acquired 100% of the outstanding shares and equity interests of Priority Holdings, LLC in exchange for the issuance of 60.5 million M I shares. Concurrently with the Purchase Agreement, the founding stockholders of M I (the “Founders”) and Priority Holdings, LLC entered into the Founders Share Agreement, pursuant to which Priority Holdings, LLC purchased 421,107 of the units issued to the Founders in a private placement immediately prior to the M I IPO, and 453,210 shares of common stock of M I issued to the Founders, for an aggregate purchase price of approximately $2.1 million at the closing of the acquisition. In addition, pursuant to the Founders Share Agreement, the Founders forfeited 174,863 founder’s shares at the closing of the acquisition, which shares may be reissued to the Founders if one of the earn-outs described herein (and relating to the Purchase Agreement consideration) is achieved.

The following represents the merger consideration:

in millions, except per share amount
Enterprise Value(1)	$947.8
Plus: Incremental Enterprise Value (2)	13.1
Minus: Closing Indebtedness(3)	(351.7)
Plus: Closing Cash(3)	14.4
Priority Equity Value ($) – at Closing	$623.6
Divided by: $10.30/Share(1)	$10.30
Share Consideration – at Closing	$60.5

(1)	Values obtained from the amended and restated Purchase Agreement.

(2)	Amount derived based on calculation per the amended and restated Purchase Agreement.

(3)	Closing Indebtedness and Closing Cash are estimates of the amounts calculated per the amended and restated Purchase Agreement at the Business Combination consummation date.

The 60.5 million shares includes 0.5 million shares issued as partial consideration in two business acquisitions consummated on and near the Business Combination closing date and 3.0 million shares issued in connection with the Company’s equity incentive plan.

Subsequent to July 25, 2018, an additional 9.8 million private placement common shares may be issued as earn-out consideration to the sellers of Priority, or at their election, to members of Priority’s management or other service providers, pursuant to the Company’s Earn-Out Incentive Plan. For the first earn-out of up to 4.9 million common shares, Consolidated Adjusted EBITDA (as defined in the Earn-Out Incentive Plan) of the Company must be no less than $82.5 million for the year ending December 31, 2018 and the Company’s stock price must have traded in excess of $12.00 for any 20 trading days within any consecutive 30-day trading period at any time on or before December 31, 2019. For the second earn-out of up to 4.9 million common shares, Consolidated Adjusted EBITDA of the Company must be no less than $91.5 million for the year ending December 31, 2019 and the Company’s stock price must have traded in excess of $14.00 for any 20 trading days within any consecutive 30-day trading period at any time between January 1, 2019 and December 31, 2020. In the event that the first earn-out targets are not met, the entire 9.8 million shares may be issued if the second earn-out targets are met. As of September 30, 2018, none of the 9.8 million shares have been earned.

The unaudited pro forma condensed combined financial information has been prepared reflecting adjustments for the consummation of the Business Combination based on currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information currently available to management and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The following summarizes the common stock shares outstanding after giving effect to the Business Combination and the related equity commitments:

	Nine months ended September 30, 2018
	Shares outstanding	%
MI Merger Consideration shares(1)	60,546,395
MI Founder shares held by the Sellers	453,210
MI Private Placement shares held by the Sellers	421,107
Priority shares	61,420,712	92%

Shares held by current M I public stockholders	5,310,109
Less: public shares redeemed June 15, 2018(2)	(377,231)
Less: public shares redeemed(3)	(6,000)
MI shares	4,926,878	7%

Founder shares	1,327,527
Less Founder shares bought by the Sellers	(453,210)
Less Founder shares forfeited	(174,863)
Founders shares	699,454	1%

Pro Forma Shares Outstanding	67,047,044	100%

(1)	Refer to the Consideration Shares table herein. The merger consideration shares include 0.5 million shares issued as partial consideration in two business acquisitions consummated on and near the Business Combination closing date.

(2)	On June 15, 2018, M I public stockholders redeemed 377,231 shares for $3,963,539 ($10.507 per share) after the vote to extend the date to close the transaction to September 17, 2018.

(3)	The number of public shares redeemed at the Closing Date for $10.533 per share.

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 combines the historical unaudited condensed consolidated statement of operations of the Company for the nine months ended September 30, 2018 with financial information of M I for the period from January 1, 2018 to July 25, 2018, the closing date of the Business Combination. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 are based on the historical financial statements of M I and Priority Technology Holdings, Inc. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands, except share and per share amounts)

			Nine months ended September 30, 2018
	M I Six months ended June 30, 2018 (Historical)	M I (July 1, 2018 – July 25, 2018) (Historical)	Priority Technology Holdings, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Merchant card fees revenue	$—	$—	$299,661	$—		$299,661
Outsourced services revenue	—	—	18,426	—		18,426
Other revenues	—	—	5,862	—		5,862
Total revenue, net	—	—	323,949	—		323,949
Operating expenses
Costs of merchant card fees	—	—	230,276	—		230,276
Other costs of services	—	—	13,518	—		13,518
Salary and employee benefits	—	—	28,406	—		28,406
Depreciation and amortization	—	—	12,679	—		12,679
Selling, general and administrative	—	—	13,978	(3,599	)(CC)	10,379
Administration fee - related party	60	—	—	—		60
Operating costs	643	168	—	(524	)(CC)	287
Other operating expenses	—	—	10,449	—		10,449
Total operating expenses	703	168	309,306	(4,123)		(306,054)
(Loss) income from operations	(703)	(168)	14,643	4,123		17,895
Other income (expense)
Interest income	393	55	530	(448	)(AA)	530
Interest expense	—	—	(21,893)	—		(21,893)
Debt modification and extinguishment expenses	—	—	(1,323)	—		(1,323)
Change in fair value of warrants	—	—	(3,458)	—		(3,458)
Equity in loss and impairment of unconsolidated entities	—	—	(857)	—		(857)
Total other income (expense)	393	55	(27,001)	(448)		(27,001)
Loss before taxes	(310)	(113)	(12,358)	3,675		(9,106)
Income tax expense	—	—	(991)	(627	)(BB)	(1,618)
Net (loss) income	$(310)	$(113)	$(11,367)	$3,048		$(7,488)

Net loss per shares of common stock – basic and diluted	$(0.28)		$(0.19)			$(0.12)
Weighted average shares of common stock outstanding – basic and diluted	2,352,922		60,339,344			60,339,344

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2017

(in thousands, except share and per share amounts)

	Year ended December 31, 2017
	M I (Historical)	Priority Technology Holdings, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Merchant card fees revenue	$—	$398,988	$—		$398,988
Outsourced services revenue	—	23,308	—		23,308
Other revenues	—	3,323	—		3,323
Total revenue, net	—	425,619	—		425,619
Operating expenses (income)
Cost of merchant card fees	—	305,461	—		305,461
Other costs of services	—	15,743	—		15,743
Salary and employee benefits	—	32,357	—		32,357
Depreciation and amortization	—	14,674	—		14,674
Selling, general and administrative	—	9,088	—		9,088
Administration fee - related party	120	—	—		120
Operating costs	832	—	—		832
Change in fair value of contingent consideration	—	(410)	—		(410)
Other operating expenses	—	13,457	—		13,457
Total operating expenses	952	390,370	—		391,322
(Loss) income from operations	(952)	35,249	—		34,297
Other income (expense)
Interest and other income	399	637	(399	)(AA)	637
Interest and other expense	—	(31,159)	—		(31,159)
Equity in loss of unconsolidated entities	—	(133)	—		(133)
Settlement income	428	—	—		428
Total other (expense) income	827	(30,655)	(399)		(30,227)
(Loss) income before taxes	(125)	4,594	(399)		4,070
Income tax expense	—	—	(1,530	)(BB)	(1,530)
Net (loss) income	$(125)	$4,594	$(1,929)		$2,540

Net (loss) earnings per shares of common stock – basic and diluted	$(0.19)	$0.07			$0.04
Weighted average shares of common stock outstanding – basic and diluted	2,330,884	67,143,823			67,047,044

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination is accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, M I is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Priority Holdings, LLC comprising the ongoing operations of the combined company, Priority Holdings, LLC’s senior management comprising the senior management of the combined company, and Priority Holdings, LLC’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Priority Holdings, LLC issuing stock for the net assets of M I, accompanied by a recapitalization. The net assets of M I are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Priority Holdings, LLC.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 present pro forma effects to the Business Combination and the related proposed equity commitments as if they had been completed on January 1, 2017. These periods are presented on the basis of Priority Holdings, LLC as the accounting acquirer.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 has been prepared using and should be read in conjunction with the following:

●	M I’s unaudited statement of operations for the six months ended June 30, 2018 and the related notes; and

●	Priority’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2018 and the related notes included elsewhere in this Prospectus/Offer to Exchange.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 has been prepared using and should be read in conjunction with the following:

●	M I’s audited statement of operations for the year ended December 31, 2017 and the related notes, included elsewhere in this Prospectus/Offer to Exchange; and

●	Priority’s audited consolidated statement of operations for the year ended December 31, 2017 and the related notes included elsewhere in this Prospectus/Offer to Exchange.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information does not give effect to any compensation expense related to the additional earn-out of 9.8 million shares that may be associated with the Business Combination as the Company is currently evaluating the valuation of the earn-out and other terms to determine the accounting treatment following the consummation of the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination and the completion of related proposed equity commitments are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. the Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related proposed equity commitments contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of M I and Priority Technology Holdings, Inc.

2.	Accounting Policies

After consummation of the Business Combination, Priority Technology Holdings, Inc. performed a comprehensive review of its accounting policies. Since M I had substantially no business operations as a SPAC, its limited accounting policies were not in conflict with those of the Company. Accordingly, the combined company uses the accounting policies of the Company as described in Note 1 to Priority Technology Holdings, Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2017 included elsewhere in this Prospectus/Offer to Exchange. There have been no material changes to these accounting policies, except as noted in the unaudited condensed consolidated financial statements for the nine months ended September 30, 2018 and the related notes included elsewhere in this Prospectus/Offer to Exchange for the: (1) new accounting pronouncement adopted in the nine months ended September 30, 2018, (2) adoption of an accounting policy for income taxes during the third quarter of 2018, (3) updated accounting policy for (loss) earnings per share, and (4) updated fair value accounting policy for contingent consideration associated with business combinations. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations have been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statements of operations to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) expected to have a continuing impact on the results of the Company. Priority Technology Holdings, Inc. and M I had no historical relationships prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted (loss) earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of Priority Technology Holdings, Inc.’s shares outstanding, assuming the Business Combination had occurred on January 1, 2017 and related proposed equity commitments.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and year ended December 31, 2017 are as follows:

(AA)	Elimination of interest income on the trust account

(BB)	Reflects an income tax expense at 18% effective rate on the combined pro forma net loss for the nine months ended September 30, 2018 and provision on the combined pro forma income at 38% effective tax rate for the year ended December 31, 2017. The tax impacts of the Business Combination were estimated based on the applicable law in effect on September 30, 2018 and December 31, 2017, respectively, inclusive of the effects of the Tax Act which was signed into law on December 22, 2017.

(CC)	Reflects the elimination of approximately $4.1 million in nonrecurring transaction costs incurred for the nine months ended September 30, 2018 that are directly related to the Business Combination.

4.	(Loss) Earnings per Share

Represents the (loss) earnings per share calculated using the historical weighted average Priority shares and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2017. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. On a pro forma basis, no potentially dilutive shares were outstanding during the nine months ended September 30, 2018 or the year ended December 31, 2017. Therefore, basic and diluted weighted average shares were the same for the period presented.

Pro Forma Combined
(in thousands except share and per share data) Pro Forma Basic and Diluted Loss Per Share	Nine months ended September 30, 2018
Pro Forma Net Loss Attributable to Common Stockholders	$(7,488)
Basic and Diluted Weighted Average Shares Outstanding	60,339,344
Pro Forma Basic and Diluted Loss Per Share	$(0.12)

(in thousands except share and per share data) Pro Forma Basic and Diluted Earnings Per Share	Year ended December 31, 2017
Pro Forma Net Income Attributable to Common Stockholders	$2,540
Basic and Diluted Weighted Average Shares Outstanding	67,047,044
Pro Forma Basic and Diluted Earnings Per Share	$0.04

Pro Forma Weighted Average Shares – Basic and Diluted
MI Merger Consideration Shares	60,546,395
MI Founder Shares Held by the Sellers	453,210
MI Private Placement Shares Held by the Sellers	421,107
Founders Shares	699,454
Shares Held by Former M I Stockholders	4,926,878
Pro Forma Weighted Average Shares – Basic and Diluted	67,047,044

M I had 5,731,216 public and private warrants sold during the M I IPO to purchase up to a total of 5,731,216 common shares. The Warrants are exercisable at $11.50 per share amounts which exceeds the current market price of common stock and the approximate per share redemption price. The Warrants are considered anti-dilutive and are excluded from the (loss) earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period. M I sold to the M I IPO underwriters, Chardan Capital Markets, LLC, for $100, a unit purchase option to purchase up to a total of 300,000 units exercisable at $12.00 per unit (or an aggregate exercise price of $3,600,000) commencing on the later of the consummation of a Business Combination and nine months from September 13, 2016. The unit purchase option expires five years from September 13, 2016. The units issuable upon exercise of this option are identical to the units offered in the M I IPO. M I agreed to grant to the holders of the unit purchase option, demand and “piggy back” registration rights for periods of five and seven years, respectively, from September 13, 2016, including securities directly and indirectly issuable upon exercise of the unit purchase option. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or warrants, as applicable, will expire worthless. This unit purchase option is considered anti-dilutive and excluded from the (loss) earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period.

BUSINESS

Overview

We are a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to SMBs, enterprises and distribution partners (Retail ISO’s, Financial Institutions, Wholesale ISO’s and ISV’s) in the United States. The Company, then Priority Holdings, LLC, was founded in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of our SMB and enterprise clients and distribution partners. Since 2013, we have grown from the 38th largest U.S. merchant acquirer to become the 13th largest as of the end of 2017, measured by Visa and MasterCard purchase volume according to The Nilson Report. We are currently the 6th largest non-bank merchant acquirer in the United States. In 2017, we processed over 439 million transactions and over $34 billion in bankcard payment volume across approximately 174,000 merchants. In the nine months ended September 30, 2018, we processed over 389.9 million transactions and over $31.6 billion in bankcard payment volume across approximately the same number of merchants. Headquartered in Alpharetta, GA, we have approximately 553 employees and are led by an experienced group of payments executives.

Our growth has been underpinned by three key strengths: (1) a cost-efficient, agile payment and business processing infrastructure, known internally as Vortex.Cloud and Vortex.OS, (2) two proprietary product platforms: the MX product suite targeting the consumer payments market and the CPX product suite targeting the Commercial payments market and (3) focused distribution engines dedicated to selling into business-to-consumer (“B2C”) and commercial payments (“B2B”) markets.

The MX Product line, provides technology-enabled payment acceptance and business management capabilities to merchants, enterprises and our distribution partners. The MX product line includes: Our MX ISO/Agent and VIMAS reseller technology systems (collectively referred to as “MX Connect”) and MX Merchant products, which together provide resellers and merchant clients, a flexible and customizable set of business applications that help better manage critical business work functions and revenue performance using core payment processing as our leverage point. MX Connect provides our consumer payments reselling partners with automated tools that support low friction merchant on-boarding, underwriting and risk management, client service, and commission processing through a single mobile-enabled, web-based interface. The result is a smooth merchant activation onto our flagship consumer payments offering, MX Merchant, which provides core processing and business solutions to SMB clients. In addition to payment processing, the MX Merchant product line encompasses a variety of proprietary and third-party product applications that merchants can adopt such as MX Insights, MX Storefront, MX Retail, MX Invoice, MX B2B and ACH.com, among others. This comprehensive suite of solutions enables merchants to identify key consumer trends in their business, quickly implement e-commerce or retail POS solutions, and even handle ACH payments. By empowering resellers to adopt a consultative selling approach and embedding our technology into the critical day-to-day workflows and operations of both merchants and resellers, we have established and maintained “sticky” relationships. Strong retention, coupled with consistent merchant boarding, have resulted in strong processing volume and revenue growth.

The CPX platform, like the MX Product line, provides a complete solution suite designed to monetize all types of B2B payments by maximizing automation for buyers and suppliers. CPX supports virtual card, purchase card, electronic fund transfer, ACH and check payments, intelligently routing each transaction via the optimal payment method. Underlying our MX and CPX platforms is the Company’s Vortex.Cloud and Vortex.OS enterprise infrastructure, a curated cloud and application programming interface (“API”) driven operating system built for scale and agility.

We developed an entirely virtual computing infrastructure in 2012. This infrastructure, known as Vortex.Cloud, is a highly-available, redundant, and audited (PCI, HIPAA, NACHA, and SOC) computing platform with centralized security and technical operations. We strive to enable Vortex.Cloud to maintain 99.999% uptime. All computational and IP assets of our operating companies are hosted and managed on Vortex.Cloud infrastructure. Upon Vortex.Cloud, We have constructed a uniform set of API’s, called Vortex.OS (operating system), that provide critical functionality to our payment divisions. The Vortex OS APIs provide electronic payments, security/crypto, data persistence, time series data (events), and artificial intelligence (AI). The MX and CPX product platforms leverage Vortex.OS and Vortex.Cloud for maximum scalability, high-availability, security, and access to advanced feature sets. The combined result is a purpose build infrastructure and product offering that produces solid organic growth and profit margin results. Furthermore, in addition to supporting a modern product stack, Vortex.Cloud and Vortex.OS enable the rapid inclusion of data and systems of acquisition targets for smooth consolidation to our operating infrastructure and accelerate achievement of revenue and cost synergies.

We sell our B2C merchant acquiring solutions primarily to SMBs through a growing and diverse reseller network, including ISOs, Financial Institutions (“FIs”), ISVs, Value-Added Resellers (“VARs”) and other referral partners. The Company maintains stable, long-term relationships with our resellers, bolstered by the integration of MX Connect, a powerful customer relationship management (“CRM”) and business operating system. MX Connect is used by our resellers and internal teams to manage their merchant base and accelerate the growth of their businesses through various value-added tools and resources which include marketing resources, automated onboarding, merchant underwriting, merchant activity monitoring and reporting. In addition, we offer ISVs and VARs a technology “agnostic” and feature rich API, providing developers with the ability to integrate electronic payment acceptance into their software and improve boarding efficiency for their merchant base. For the end user, MX Merchant provides a customizable, virtual terminal with proprietary business management tools and add-on applications that create an integrated merchant experience. MX Merchant’s add-on applications include invoicing, website builder, inventory management and customer engagement and data analytics focused on targeted marketing among others. These proprietary business management tools and add-on applications, coupled with our omni-channel payment solutions, enable us to achieve attrition rates that, we believe, are well below industry average. MX Merchant can be deployed on hardware from a variety of vendors and operated either as a standalone product or integrated with third-party software. Through MX Merchant, we are well-positioned to capitalize on the trend towards integrated payments solutions, new technology adoption, and value-added service utilization in the SMB market. Our broad go-to-market strategy has resulted in a merchant base that is both industry and geographically diversified in the United States, resulting in low industry and merchant concentration.

In addition to our B2C offering, we have diversified our source of revenues through our growing presence in the B2B market. We work with enterprise clients and leading financial institutions seeking to automate their accounts payable processes. We provide curated managed services and a robust suite of integrated accounts payable automation solutions to industry leading financial institutions and card networks such as Citibank, MasterCard, Visa and American Express, among others. Unlike the consumer payments business which advocates a variable cost indirect sales strategy, Priority Commercial Payments supports a direct sales model that provides turnkey merchant development, product sales, and supplier enablement programs. CPX offers clients a seamless bridge for buyer to supplier (payor to provider) payments by integrating directly to “buyers” payment instruction file and parsing it for payment to their suppliers via virtual card, purchase card, ACH +, dynamic discounting, or check. Successful implementation of our AP automation solutions provides suppliers with the benefits of cash acceleration, buyers with valuable rebate/discount revenue, and the Company with stable sources of payment processing and other revenue. Considering that the commercial payments volume in the United States is over twice the size of consumer payments and substantially less penetrated for electronic payments, this market represents a high growth opportunity for us.

We generate revenue primarily from fees charged for processing payment transactions, and to a lesser extent, from monthly subscription services and other solutions provided to merchants. Processing fees are generated from the ongoing sales of our merchants under multi-year merchant contracts, and thus are highly recurring in nature. Due to the nature of our strong reseller-centric distribution model and differentiated technology offering, we can drive efficient scale and operating leverage, generating robust margins and profitability.

For the year ended December 31, 2017, we generated revenue of $425.6 million, net income of $4.6 million and Adjusted EBITDA of $58 million, compared to revenue of $344.1 million, net income of $20.2 million and Adjusted EBITDA of $46.7 million for the year ended December 31, 2016, an increase of 24%, a decrease of 77%, and an increase of 24% for revenue, net income and Adjusted EBITDA, respectively. For the nine months ended September 30, 2018, we generated revenue of $323.9 million, a net loss of $11.4 million and Adjusted EBITDA of $40.4 million, compared to revenue of $305.6 million, net income of $2.7 million and Adjusted EBITDA of $39.0 million for the nine months ended September 30, 2017, an increase of 6.0% for revenue, a decline of $14.1 million for net income and an increase of 3.6% for Adjusted EBITDA. For a discussion of Adjusted EBITDA and a reconciliation of net income, the most directly comparable measure under GAAP, to Adjusted EBITDA, please see the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results—Certain Non-GAAP Measures” elsewhere in this Prospectus/Offer to Exchange.

Industry Overview

The B2C payment processing industry provides merchants with credit, debit, gift and loyalty card and other payment processing services, along with related value-added solutions and information services. The industry continues to grow, driven by wider merchant acceptance, increased consumer use of electronic payments and advances in payment technology. The proliferation of bankcards and use of other payment technologies has made the acceptance of electronic payments through multiple channels a virtual necessity for many businesses, regardless of size, to remain competitive. This increased use and acceptance of bankcards and the availability of more sophisticated products and services has resulted in a highly competitive and specialized industry.

Services to the SMB merchant market have been historically characterized by basic payment processing without ready access to more sophisticated technology, value-added solutions, or customer service that are typically offered to large merchants. To keep up with the changing demands of how consumers wish to pay for goods and services, SMB merchants increasingly recognize the need for value-added services wrapped around omni-channel payment solutions that are tailored to their specific business needs.

Key Industry Trends

The following are key trends we believe are impacting the merchant acquiring / payment processing industry:

●	Trend Toward Electronic Transactions. We believe the continued shift from cash/paper payments toward electronic / card payments will drive growth for merchant acquirers and processors as volume continues to grow correspondingly. According to The Nilson Report published in December 2017, card and electronic-based payments will make-up 83% of U.S. consumer payments (dollar volume) by 2021, compared to 64% and 75% in 2011 and 2016, respectively. We believe the continued migration from cash to card and overall market growth will continue to provide tailwinds to the electronic payments industry.

●	Increasing Demand for Integrated Payments. Merchant acquirers are increasingly differentiating themselves from competitors via innovative technology, including integrated POS solutions (“integrated payments”). Integrated payments refer to the integration of payment processing with various software solutions and applications that are sold by VARs and ISVs. Integrated software tools help merchants manage their businesses, streamline processes, lower costs, increase accuracy, and drive growth for businesses. The broader solutions delivered as part of an integrated payments platform have become an increasingly important consideration point for many SMBs, whereas pricing was historically the key factor influencing the selection of a merchant acquirer. Merchant acquirers that partner with VARs and ISVs to integrate payments with software or own the software outright may benefit most from new revenue streams and higher merchant retention.

●	Mobile Payments. Historically, ecommerce was conducted on a computer via a web browser; however, as mobile technologies continue to proliferate, consumers are making more purchases through mobile browsers and native mobile applications. We believe this shift represents a significant opportunity given the high growth rates of mobile payments volume, higher fees for card-not-present and cross-border processing and potential for the in-app economy to stimulate and/or alter consumer spending behavior.

●	Migration to EMV. EMV, which stands for Europay, MasterCard and Visa, is the global payments standard that utilizes chip technology on cards designed to increase security. EMV technology employs dynamic authentication for each transaction, rendering any data copied from magnetic strip readers to produce counterfeit cards unusable. Demand for EMV ready terminals should remain resilient in the near term due to the following:

●	The United States was one of the last countries to adopt EMV technology, leaving a large group of merchants still transitioning to the EMV standards; and

●	U.S. merchants are penalized for failing to comply with EMV standards by bearing the chargeback risk when presented with an EMV enabled card when the terminal is non-compliant.

The large majority of our third-party products are EMV enabled, and we expect that most new hardware sales will be EMV enabled devices, although all hardware sales constitute only a small portion of the our total revenue.

B2B payments is the largest payment market in the United States by volume and presents a significant opportunity for payment providers to capitalize on the conversion of check and paper-based payments to electronic payments, including card-based acceptance. As businesses have increasingly looked to improve efficiency and reduce costs, the electronification of B2B payments has gained momentum. Business Insider estimates that over 51% of B2B volume was paid via check in 2016, mainly due to the complex and cumbersome process associated with B2B payments, including invoicing, delayed payment terms and use of multiple banks.

Electronics Payments Overview

The payment processing and services industry provides the infrastructure and services necessary to enable the acceptance, processing, clearing and settlement of electronic payments predominantly consisting of credit card, debit card, ACH payments, gift cards and loyalty rewards programs. Characterized by recurring revenues, high operating leverage, and robust cash flow generation, the industry continues to benefit from the mass migration from cash and checks to electronic payments. According to The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States was approximately $6.2 trillion in 2016 and is estimated to reach nearly $8.5 trillion by 2021, a CAGR of 6.6%.

There are five key participants in the payment processing value chain: (i) card issuing banks, (ii) merchant acquirers, (iii) payment networks and (iv) merchant processors and (v) sponsor banks. Each of these participants performs key functions in the electronic payments process, while other entities, such as terminal manufacturers, gateway providers and independent sales organizations also play important functions within the value chain.

●	Card Issuing Banks – Typically financial institutions that issue credit/debit cards to consumers (also underwrite the risk associated the cards), authorize (check for fraud and sufficient funds) transactions and transfer funds through the payment networks for settlement. Some card issuers do not have the ability to process transactions in-house, in which case the issuer may engage a card processor.

●	Merchant Acquirers – Firms that sign up merchants to their platform through a variety of sales channels, enabling them to accept, process and settle electronic payments. Additionally, merchant acquirers provide other value-added services to help merchants run their businesses more efficiently, such as helping to select POS hardware and providing customer support and services.

●	Payment Networks – Card brand companies, such as MasterCard or Visa, that set rules and provide the rails to route transactions and information between card issuers, merchant acquirers and payments processors in real-time over vast communication networks.

●	Merchant Processors – Firms that provide the technology needed to allow for payment authorization, data transmission, data security and settlement functions. Oftentimes the term merchant acquirer and processor are used synonymously; however, they perform two distinct functions (sometimes provided by the same entity).

●	Sponsor Banks – Financial Institutions that are acquiring members of Visa and MasterCard and provide sponsorship access to acquirers and processors to the card networks. Sponsor banks provide merchants the ultimate access to the card networks for their processing activity.

The industry also includes other third-party providers, including service, software and hardware companies that provide products and services designed to improve the experience for issuers, merchants and merchant acquirers. This category includes mobile payment enablers, terminal manufacturers, and ISV’s.

Each electronic payments transactions consists of two key steps: the front-end authorization and back end settlement.

●	Front End Authorization – The original request for payment authorization that occurs when the card is swiped or inserted at the POS or the data is entered into an online gateway.

●	Back End Settlement – The settlement and clearing process consists of settling outstanding payables and receivables between the card issuing bank & merchant bank. This process is facilitated by a back-end processor that utilizes the network’s platform to send outstanding payable information and funds between the two parties.

A credit or debit card transaction carried out offline or through signature debit is a two-message process, with the front end occurring at the POS and the back end occurring later as a part of a batch processing system that clears all of the day’s payments from transaction occurring throughout the day. Credit and debit card transactions carried out with personal identification numbers (“PINs”) consist of a single message, whereby the authorization and clearing occurs immediately – the money is instantly debited from the cardholder’s checking account, although the settlement of funds (the transfer to the merchant’s account) may happen later as part of a batch process.

Competitive Strengths

We possess certain attributes that differentiate us as a leading provider of merchant acquiring and commercial payment solutions in the United States. Our key competitive strengths include:

Purpose-Built Proprietary Technology

We have strategically built our proprietary software to provide technology-enabled payment acceptance and business management solutions to merchants, enterprises and resellers. The MX product line is embedded into the critical day-to-day workflows and operations of both merchants and resellers, leading to highly “sticky” relationships and high retention. CPX provides a complete commercial solution suite that monetizes commercial payments and maximizes automation for buyers and suppliers. By integrating with Vortex.Cloud and Vortex.OS, MX and CPX can scale in a cost-effective and efficient manner, while enhancing features and functionality. Both product lines also support low friction merchant onboarding and an integrated value-added product offering for merchants, resellers and ISVs in the consumer and commercial payment space. Furthermore, in addition to supporting a modern user experience, Vortex.Cloud enables the rapid inclusion of data and systems of acquisition targets for smooth consolidation to our operating infrastructure and accelerates achievement of revenue and of cost synergies.

Diverse Reseller Community

We maintain strong reseller relationships with more than 800 ISOs, FIs, ISVs, VARs and other referral partners. MX Connect enables resellers to efficiently market merchant acquiring solutions to a broad base of merchants through this one-to-many distribution model. Resellers leverage MX Connect’s powerful CRM and business operating features to manage their internal sales teams and engage their merchant base through various value-added tools and resources, such as marketing resources, automated onboarding, merchant underwriting, merchant activity monitoring and reporting, to support the growth of their businesses. We believe that our ability to service our reseller partners through a comprehensive offering provides a competitive advantage that has allowed the company to build a large, diverse merchant base characterized by high retention. The strength of our technology offering is manifest in the fact that we maintain ownership of merchant contracts, with most reseller contracts including strong non-solicit and portability restrictions.

Comprehensive Suite of Payment Solutions

MX Merchant offers a comprehensive and differentiated suite of traditional and emerging payment products and services that enables SMBs to address their payment needs through one provider. We provide a payment processing platform that allows merchants to accept electronic payments (e.g. credit cards, debit cards, and ACH) at the point of sale (“POS”), online, and via mobile payment technologies. In addition, through MX Merchant, we deliver innovative business management products and add-on features that meet the needs of SMBs across different vertical markets. Through our MX Merchant platform, we believe we are well-positioned to capitalize on the trend towards integrated payments solutions, new technology adoption and value-add service utilization that is underway in the SMB market. We believe our solutions facilitate a superior merchant experience that results in increased customer lifetime value.

Highly Scalable Business Model with Operating Leverage

As a result of thoughtful investments in our technology, we have developed robust and differentiated infrastructure that has enabled us to scale in a cost-efficient manner. Our purpose-built proprietary technology platforms, MX and CPX, each serve a unique purpose within consumer and commercial payments, enabling the company to realize significant operating leverage within each business segment. Furthermore, the agility of our Vortex.Cloud and Vortex.OS enterprise infrastructure enables us to quickly and cost efficiently consolidate acquisitions to drive revenue and cost synergies. Our operating efficiency supports a low capital expenditure environment to develop product enhancements that drive organic growth across our consumer and commercial payment ecosystems, and attract both reselling partners and enterprise clients looking for best-in-class solutions. By creating a cost-efficient environment that facilitates the combination of ongoing product innovation to drive organic growth and stable cash flow to fund acquisitions, we anticipate ongoing economies of scale and increased margins over time.

Experienced Management Team Led by Industry Veterans

Our executive management team has a record of execution in the merchant acquiring and technology-enabled payments industry. Our team has continued to develop and enhance the Company’s proprietary and innovative technology platforms that differentiate us with merchants and resellers in the industry. Since founding the Company, our leadership team has built strong, long-term relationships with reseller and enterprise partners by leveraging the MX and CPX product platforms to meet the needs of businesses in specific vertical markets. We invest to attract and retain executive leadership that align with the opportunities in the market and our strategic focus. Our proven execution track record is reflected in substantial revenue growth and strong profitability.

Growth Strategies

We intend to continue to execute a multi-pronged growth strategy, with diverse organic initiatives supplemented by acquisitions. Growth strategies include:

Organic Growth in our Consumer Reseller and Merchant Base

We expect to grow through our existing reseller network and merchant base, capitalizing on the inherent growth of existing merchant volume and reseller merchant portfolios. By providing resellers with agile tools to manage their sales businesses and grow their merchant portfolio, we have established a solid base from which to generate new merchant adoption and retain existing merchants. By engaging in a consultative partnership approach, we maintain strong relationships with our reseller partners and continues to exhibit strong merchant adoption and volume growth trends. Through our resellers, we provide merchants with full-service acquiring solutions, as well as value-added services and tools to streamline their business processes and enables them to focus on driving same store sales growth.

Expand our Network of Distribution Partners

We have established and maintains a strong position within the reseller community, with approximately 800 partners. We intend to continue to expand our distribution network to reach new partners, particularly with ISVs and VARs to expand technology and integrated partnerships. We believe that our MX Connect technology offering enables us to attract, and retain, high quality resellers focused on growth.

Increase Margin per Merchant with Complementary Products and Services

We intend to drive the adoption of our value-added services and tools with our merchant base. Currently, approximately 123,000 merchants, representing approximately 67% of our consumer processing volume, are considered integrated (i.e., MX Merchant, eCommerce or ISV). MX Merchant allows merchants to add proprietary Priority applications as well as other third-party applications from the MX Merchant Marketplace to build customized payment solutions that are tailored to a merchant’s business needs. As we continue to board new merchants and promote our MX Merchant solution, we can cross-sell these add-on applications. By increasing attachment rates, along with continued benefit from economies of scale, we expect to see improved margins per merchant. Merchants utilizing MX Merchant exhibit somewhat higher retention, contributing to our improving overall retention rates. We believe we are well-positioned to capitalize on the secular trend towards integrated payments solutions, new technology adoption and value-add service utilization in the SMB market.

Deploy Industry Specific Payment Technology

We intend to continue to enhance and deploy our technology-enabled payment solutions in attractive industries. Through MX Merchant, we have developed proprietary applications and added third-party tools that address the specific needs of merchants in certain verticals, including retail, healthcare and hospitality. We continue to identify and evaluate new and attractive industries where we can deliver differentiated technology-enabled payment solutions that meet merchants’ industry-specific needs.

Expand Electronic Payments Share of B2B Transactions with CPX

We have a growing presence in the commercial payments market where we provide curated managed services and AP automation solutions to industry leading financial institutions and card networks such as Citibank, MasterCard, Visa and American Express. Commercial payments is the largest and one of the fastest growing payments market in the United States by volume. We are well positioned to capitalize on the secular shift from check to electronic payments, which currently lags the consumer payments markets, by eliminating the friction between buyers and suppliers through our industry leading offering, and driving strong growth and profitability.

Accretive Acquisitions

We intend to selectively pursue strategic and tactical acquisitions that meet certain criteria, with a consistent long-term goal of maximizing stockholder value. We actively seek potential acquisition candidates that exhibit certain attractive attributes including, predictable and recurring revenue, scalable operating model, low capital intensity complementary technology offerings and strong cultural fit. Our Vortex.Cloud operating infrastructure is purpose-built to rapidly and seamlessly consolidate complementary businesses into our ecosystem, optimizing revenue and cost synergies.

Technology Infrastructure and Product Solutions

Infrastructure Offering

Vortex.Cloud

Vortex.Cloud is a highly-available, redundant, and audited (PCI, HIPAA, NACHA, and SOC) computing platform with centralized security and technical operations. We strive to enable Vortex.Cloud to maintain 99.999% uptime. All computational and IP assets of our payment operating divisions are hosted and managed on Vortex.Cloud infrastructure. Vortex.Cloud enables the rapid inclusion of data and systems of acquisition targets for smooth consolidation to our operating infrastructure and accelerates achievement of revenue and cost synergies.

Vortex.OS

Vortex.OS provides critical technological functionality to our payment operating divisions. The Vortex.OS APIs include: electronic payments, security/crypto, data persistence, time series data (events), and artificial intelligence (AI). Our purpose built payments engine facilitates industry leading organic growth and efficient consolidation of acquisitions resulting in strong profit margins.

Consumer Payments Offering

Reseller Tools

MX Connect

Our objective is to empower our resellers to grow their businesses and improve their merchant portfolios. To do so, we provide our resellers with a feature rich API architecture, powerful merchant relationship management tools, and thought leadership resources. MX Connect provides dynamic portfolio management giving resellers total control over their financial data along with convenient low friction merchant onboarding, automated underwriting, and robust portfolio reporting and compensation tracking.

In addition, we offer our resellers thought leadership resources to support their growth and educate their employees. Priority University (“PriorityU”) includes proprietary white papers on Apple Pay, EMV, regulations & compliance, and other industry topics. PriorityU also includes a comprehensive set of marketing and training tools that re-sellers can leverage to train their employees and tactfully engage merchants. In addition to the written and video-based tools on our website, we maintain a live reseller support phone line to provide resellers with real time assistance.

Finally, we offer our resellers Brand Licensing and Wholesale Development Programs which allow resellers to leverage the strength of the Priority brand for immediate and meaningful marketing impact.

Merchant Products

Our core payment processing technology allows merchants to accept electronic payments via multiple integrated POS technologies. However, our payment processing platform goes beyond traditional electronic payments acceptance with a fully integrated platform called MX Merchant. Our proprietary product maximizes the lifetime value of merchant relationships.

MX Merchant

Our flagship offering, MX Merchant, is a customizable payments platform that allows merchants to accept electronic payments and manage their business. Merchants can accept credit cards, debit cards, and cash using a virtual terminal, monitor payment activity in real-time, manage payment history and customer data, and create customizable reports and statements. MX Merchant is a proprietary software platform and virtual terminal that can be deployed on hardware from a variety of vendors and operated on a standalone basis or integrated with 3rd party software products.

The MX Merchant platform also allows customers to add applications from the MX Merchant Marketplace to build a payment platform customized to that merchant’s business, including:

●	MX Invoice – Invoice and recurring billing app which speeds up the payment process and creates automatic, trustworthy, and easy to use invoices.

●	MX Retail – Inventory and stock control app utilizing both MX Merchant and MX Retail applications to handle all point-of-sale needs, rewards program and inventory management with an iPhone application.

●	MX B2B – Ensures merchants receive lower rates for Level II / III processing by setting up user level permissions based on job function.

●	MX Insights – Customer engagement and data analytics tool focused on marketing campaigns with intelligent customer targeting through use of big data.

●	MX Storefront – Allows merchants to quickly and easily create a professional, comprehensive, entirely customizable website, complete with full payment integration.

●	MX Medical – Delivers patient payment estimates at the POS of a medical practice. The tool informs patients of their payment responsibility and presents the patient with a range of payment options. Once the patient leaves the medical practice, notifications and messaging are pushed to the patient’s mobile device alerting them to future payments.

●	ACH.com – Integrated ACH payment processing platform.

We offer several third-party products and services to our merchants including:

●	ControlScan – On demand tools merchants can utilize to analyze, remediate, and validate PCI compliance.

●	e-Tab – Provides a mobile restaurant / hospitality ordering and payment platform.

●	Terminals – we offer several EMV ready terminals and mobile card readers from manufacturers such as Ingenico, Verifone, and Magtek.

●	Merchant Financing – we are a reseller of several merchant financing solutions provided by American Express.

Commercial Payments Offering: Managed Services and CPX

We provide curated managed services and AP automation solutions (CPX) on behalf of industry leading financial institutions and card networks such as Citibank, MasterCard, Visa and AMEX. Our turnkey merchant development, business process outsourcing and refined supplier enablement program, allow commercial partners to leverage our long-standing customer relationships. Established in 2008, our commercial payments offering has allowed us to profit from the large and growing commercial payments market. Priority CPX offers solutions to key pain points such as scalability of expanding supplier onboarding while decreasing costs through automation. Successful implementation of our AP automation strategies provides vendors with the benefits of cash acceleration, buyers with valuable rebate/discount revenue, and the Company with stable sources of merchant acquiring, credit card interchange and discount fee revenue.

Managed Services

We provide business process outsourcing services to American Express that offer Amex’s merchants access to several programs, including AMEX Buyer Initiated Payments (“BIP”) and AMEX Merchant Financing loans. Acting as an outsourced sales force, we utilize approximately 190 employees to originate BIP or Merchant Financing loans for AMEX, earning a fee for each origination. Additionally, AMEX compensates us for personnel fees incurred for the employees who sell these outsourced services. We do not take any credit risk associated with the aforementioned programs.

CPX

Priority CPX is a turnkey commercial payments platform that automates the AP payment process between buyers and suppliers to maximize financial rebates and ensure timely, automated payment of vendor payments.

●	CPX Access - Interactive portals connecting Buyers and Suppliers to promote the payment and data exchange between partners.

●	CPX Gateway - Seamless integration with ERP systems that produce a single payment file for the entire CPX solutions suite.

●	CPX Commercial Acceptance - Optimize payment programs with a full suite of targeted solutions and powerful outreach campaign management and automated electronic quick-start application.

●	CPX Payments - Leveraging a complete suite of traditional and transitional payment solutions to completely automate AP files.

Sales and Distribution

We reach our consumer payment merchants through three primary sales channels: 1) Retail ISOs/Agents and Financial Institutions (Community Banks), 2) Wholesale ISOs, and 3) Independent Software Vendors and Value-Added Resellers. MX Connect allows resellers to engage merchants for processing services and a host of value added features designed to enhance their customer relationship.

●	Retail ISOs/Agents and Financial Institutions (Community Banks) – A non-risk bearing independent company of sales agents, individual sales agent, or financial institution that operates as a sales force on behalf of the Company. Retail resellers are not employed by us but rather are independently contracted to acquire merchants to utilize our payment processing and product offerings. While the reseller serves as the merchant’s key contact, the processing contract is between us and the merchant and agreements with resellers include non-solicitation rights. We manage the transaction risk on behalf of retail resellers. Merchants utilize our diverse product suite to manage their business, increasing our ability to retain the merchant if the ISO were to leave the Company.

●	Wholesale ISO – A risk bearing independent company of sales agents that operates as a sales force on behalf of the Company. Wholesale ISOs are not employed by us but rather are independently contracted to acquire merchants to utilize our payment processing and product offerings. While the ISO serves as the merchant’s key contact, the processing contract is between us and the merchant, and agreements with ISOs include non-solicitation rights. Wholesale ISOs are responsible and bear all transaction risk on their merchant portfolios. We underwrite all such merchants even though wholesale ISOs bear the risk. Merchants utilize our diverse product suite to manage their business, increasing our ability to retain the merchant if the ISO were to leave the Company.

●	ISVs and VARs - ISVs develop and sell business management software solutions while VARs sell third-party software solutions to merchants as part of a bundled package that includes the computer systems which operates the software. We partner with ISVs & VARs that can integrate our capabilities into a variety of software applications (e.g. medical billing software). These integrated payment solutions create an extremely “sticky” customer relationship.

Priority Commercial Payments obtains its “buyer” clients through direct sales initiative and referral and business partnerships with integrated software partners, the card networks (MasterCard, Visa, American Express) and large US banking institutions. We support a direct vendor sales model that provides turnkey merchant development, product sales, and supplier enablement programs. By establishing a seamless bridge for buyer-to-supplier (payor-to-provider) payments that is integrated directly to “buyers” payment instruction file to facilitate payments to their vendors via all payment types (virtual card, purchase card, ACH +, dynamic discounting), we have established ourselves as an emerging force in Commercial Payments.

Our market strategy has resulted in a merchant base that we believe is diversified across both industries and geographies resulting in, what we believe, is more stable average profitability per merchant. No single reseller relationship contributes more than 10% of total bankcard processing volume. On a standalone basis the Priority CPX product would represent the 52nd largest merchant acquirer in the US and among its fastest growing.

Security, Disaster Recovery and Back-up Systems

As a result of normal business operations, we store information relating to our merchants and their transactions. Because this information is considered sensitive in nature, we maintain a high level of security to attempt to protect it. Our computational systems are continually updated and audited to the latest security standards as defined by PCI DSS, SOC, and HIPAA audits. As such, we have a dedicated team responsible for security incident response. This team develops, maintains, tests and verifies our incident response plan. The primary function of this team is to react and respond to intrusions, denial of service, data leakage, malware, vandalism, and many other events that could potentially jeopardize data availability, integrity, and confidentiality. This team is responsible for investigating and reporting on all malicious activity in and around our information systems. In addition to handling security incidents, the incident response team continually educates themselves and us on information security matters.

High-availability and disaster recovery are provided through a combination of redundant hardware and software running at two geographically distinct datacenters. Each datacenter deployment is an exact mirror of the other and each can handle all technical, payment, and business operations for all product lines independently of the other. If one site or service becomes impaired, the traffic is redirected to the other automatically. Business Continuity Planning drills are run each quarter to test fail-over and recovery as well as staff operations and readiness.

Third-Party Processors and Sponsor Banks

We partner with various vendors in the payments value chain to process payments for our merchant clients, most notably processors and sponsor banks, which sit between us (the merchant acquirer) and the card networks. Processing is a scale driven business in which many acquirers outsource the processing function to a small number of large processors. In these partnerships, we serve as a merchant acquirer and enters into processing agreements with payment processors, such as First Data or TSYS, to serve as our front-end and back-end transaction processor for which they are paid processing fees. These processors in turn have agreements with card networks such as Visa and MasterCard, through which the transaction information is routed in exchange for network fees.

To provide processing services, acquirers such as we must be registered with the card networks (e.g. Visa and MasterCard). To register with a card network in the United States, acquirers must maintain relationships with banks willing to sponsor the acquirer’s adherence to the rules and standards of the card networks, or a Sponsor Bank. we maintain Sponsor Bank relationships with Citizens Bank, Wells Fargo, and Synovus Bank. For ACH payments, the Company’s ACH network (ACH.com) is sponsored by Atlantic Capital Bank, BB&T Bank and MB Financial Bank. Sponsor Bank relationships enable us to route transactions under the Sponsor Bank’s control and identification number (referred to as a BIN for Visa and ICA for MasterCard) across the card networks (or ACH network) to authorize and clear transactions.

Risk Management

Our thoughtful merchant and reseller underwriting policies combined with our forward-looking transaction management capabilities have enabled the company to maintain low credit loss performance. Our risk management strategies are informed by a team with decades of experience managing merchant acquiring risk operations that are augmented by our modern systems designed to manage risk at the transaction level.

Initial Underwriting- Central to our risk management process is our front line underwriting policies that vet all resellers and merchants prior to their contracting with us. Our automated risk systems pull credit bureau reports, corporate ownership details, as well as anti-money laundering, Office of Foreign Assets Control (“OFAC”) and Financial Crimes Enforcement Network (“FinCEN”) information from a variety of integrated data bases. This information is put into the hands of a tenured team of underwriters who conduct any necessary industry checks, financial performance analysis or owner back ground checks, consistent with our policies. Based upon these results the underwriting department rejects or approves and sets appropriate merchant and reseller reserve requirements which are held by our bank sponsors on our behalf. Resellers are subject to quarterly and/or annual assessments for financial strength compliance with our policies and adjustments to reserve levels.

The results of our initial merchant underwriting inform the transaction level risk limits for volume, average ticket, transaction types and authorization codes among other items that are captured by the Company’s CYRIS risk module—a proprietary risk system that monitors and reports transaction risk activity to our risk team. This transaction level risk module, housed within MX Connect, forms the foundational risk management framework that enables the company to optimize transaction activity and processing scale while preserving a modest aggregate risk profile that has resulted in historically low losses.

Real-Time Risk Monitoring- Merchant transactions are monitored on a transactional basis to proactively enforce risk controls. Our risk systems provide automated evaluation of merchant transaction activity against initial underwriting settings. Transactions that are outside underwriting parameters are queued for further investigation. Also, resellers whose merchant portfolio represents a concentration of investigated merchants are evaluated for risk action (i.e., increased reserves or contract termination).

Risk Audit- Transactions flagged by our risk monitoring systems or that demonstrate suspicious activity traits that have been flagged for review can result in funds being held and other risk mitigation actions. These can include non- authorization of the transaction, debit of reserves or even termination of processing agreement. Merchants are periodically reviewed to assess any risk adjustments based upon their overall financial health and compliance with Network standards. Merchant transaction activity is investigated for instances of business activity changes or credit impairment (and improvement).

Loss Mitigation- In instances where particular transactions and/or individual merchants are flagged for fraud, where transaction activity is resulting in excessive charge-backs, several loss mitigation actions may be taken. These include charge-back dispute resolution, merchant and reseller funds (reserves or processed batches) withheld, inclusion on Network Match List to notify the industry of a “bad actor”, and even legal action.

We ensure that our Risk and Underwriting activities are coordinated with our bank sponsors (Wells Fargo, Citizens Bank and Synovus) and authorization and settlement partners (First Data and TSYS).

Acquisitions

On June 19, 2015, we entered into a definitive agreement to purchase substantially all merchant acquiring related assets, except those identified as excluded, of American Credit Card Processing Corp., American Credit Card Processing Corp. II, American Credit Card Processing Corp. III and their affiliates. The total purchase price consideration was approximately $27.6 million, consisting of cash paid and a contingent earnout payment.

For more information regarding our acquisitions, see Note 2 to our annual consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Competition

The U.S. acquiring industry is highly competitive, with several large processors accounting for the majority of processing volume; when excluding banks, we rank 6th among U.S. merchant acquiring as of 2017, according to the Nilson Report. When comparing top non-bank U.S. merchant acquirers by volume, Worldpay holds the leadership position followed by Global Payments, First Data and TSYS. While the scale of these companies is large, we believe there is still ample opportunity for companies like us to continue to grow given the vast amount of growth in MasterCard/Visa purchasing volume which increased in 2017 given the utility of card-based payments by U.S. consumers.

The concentration at the top of the industry partly reflects consolidation; however, we believe that consolidation has also resulted in many large processors having multiple, inflexible legacy IT systems that are not well equipped to adjust to changing market requirements. We believe that the large merchant acquirers whose innovation has been hindered by these redundant, legacy systems risk losing market share to acquirers with more agile and dynamic IT systems, such as Priority.

Pricing has historically been the key factor influencing the selection of a merchant acquirer. However, providers with more advanced tech-enabled services (primarily online and integrated offerings) have an advantage over providers operating legacy technology and offering undifferentiated services that have come under pricing pressure from higher levels of competition. High quality customer service further differentiates providers as this helps to reduce attrition. Other competitive factors that set acquirers apart include price, partnerships with financial institutions, servicing capability, data security and functionality. Leading acquirers are expected to continue to add additional services to expand cross-selling opportunities, primarily in omni-channel payment solutions, POS software, payments security, customer loyalty and other payments-related offerings.

The largest opportunity for acquirers to expand is within the small to medium-sized merchant market. According to First Annapolis, there are approximately 7.2 million small to mid-sized merchants generating over $800 billion in credit/debit dollar volume annually, which equates to approximately $6 billion in acquirer net revenue. Volume per merchant is lower for acquirers with high penetration rates amongst small businesses; however, this is largely offset by the aggregate processing fee potential and market size.

According to the SMB group, a markets insight firm for small and medium-sized businesses, the majority of small (approximately 67%) and medium-sized businesses (approximately 81%) recognize the upside tech-enabled solutions provide to daily operations and long-term growth potential. As small businesses increasingly demand integrated solutions tailored to specific business functions or industries merchant processors are adopting payment enabled software offerings that combine payments with core business operating software. By subsisting within SMB’s critical business software processors are able to improve economic results through better merchant retention and often higher processing margins. Through our MX Merchant platform, we are well-positioned to capitalize on the trend towards integrated solutions, new technology adoption and value added-service utilization in the SMB market.

Government Regulation and Payment Network Rules

We operate in an increasingly complex legal and regulatory environment. We are subject to a variety of federal, state and local laws and regulations and the rules and standards of the payment networks that are utilized to provide our electronic payment services, as more fully described below.

Dodd-Frank Act

The Dodd-Frank Act, which was signed into law in the United States in 2010, resulted in significant structural and other changes to the regulation of the financial services industry. The Dodd-Frank Act directed the Federal Reserve Board to regulate the debit interchange transaction fees that a card issuer or payment card network receives or charges for an electronic debit transaction. Pursuant to the so-called “Durbin Amendment” to the Dodd-Frank Act, these fees must be “reasonable and proportional” to the cost incurred by the card issuer in authorizing, clearing and settling the transaction. Pursuant to regulations promulgated by the Federal Reserve Board, debit interchange rates for card issuers with assets of $10 billion or more are capped at $0.21 per transaction and an ad valorem component of 5 basis points to reflect a portion of the issuer’s fraud losses plus, for qualifying issuers, an additional $0.01 per transaction in debit interchange for fraud prevention costs. The cap on interchange fees has not had a material direct effect on our results of operations.

In addition, the Dodd-Frank Act limits the ability of payment card networks to impose certain restrictions because it allows merchants to: (i) set minimum dollar amounts (not to exceed $10) for the acceptance of a credit card (and allows federal governmental entities and institutions of higher education to set maximum amounts for the acceptance of credit cards) and (ii) provide discounts or incentives to encourage consumers to pay with cash, checks, debit cards or credit cards.

The rules also contain prohibitions on network exclusivity and merchant routing restrictions that require a card issuer to enable at least two unaffiliated networks on each debit card, prohibit card networks from entering into exclusivity arrangements and restrict the ability of issuers or networks to mandate transaction routing requirements. The prohibition on network exclusivity has not significantly affected our ability to pass on network fees and other costs to our customers, nor do we expect it to in the future.

The Dodd-Frank Act also created the Financial Stability Oversight Council (the “FSOC”), which was established to, among other things, identify risks to the stability of the United States financial system. The FSOC has the authority to require supervision and regulation of nonbank financial companies that the FSOC determines pose a systemic risk to the United States financial system. Accordingly, we may be subject to additional systemic risk-related oversight.

Payment Network Rules and Standards

As a merchant acquirer, we are subject to the rules of Visa, MasterCard, American Express, Discover and other payment networks. In order to provide services, several of our subsidiaries are either registered as service providers for member institutions with MasterCard, Visa and other networks or are direct members of MasterCard, Visa and other networks. Accordingly, we are subject to card association and network rules that could subject us to a variety of fines or penalties that may be levied by the card networks for certain acts or omissions.

Furthermore, payment networks establish their own rules and standards that allocate responsibilities among the payment networks and their participants. These rules and standards, including the PCI DSS, govern a variety of areas including how consumers and merchants may use their cards, data security and allocation of liability for certain acts or omissions including liability in the event of a data breach. The payment networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants, or to serve the strategic initiatives of the networks and may impose additional costs and expenses on or be disadvantageous to certain participants. Participants are subject to audit by the payment networks to ensure compliance with applicable rules and standards. The networks may fine, penalize or suspend the registration of participants for certain acts or omissions or the failure of the participants to comply with applicable rules and standards.

An example of a standard is EMV, which is mandated by Visa, MasterCard, American Express and Discover. This mandate sets new requirements and technical standards, including requiring integrated POS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and set new rules for data handling and security. Processors and merchants that do not comply with the mandate or do not use systems that are EMV compliant risk fines and liability for fraud-related losses. We have invested significant resources to ensure our systems’ compliance with the mandate, and to assist our merchants in becoming compliant by the applicable deadlines.

To provide our electronic payments services, we must be registered either indirectly or directly as service providers with the payment networks that we utilize. Because we are not a bank, we are not eligible for membership in certain payment networks, including Visa and MasterCard, we are therefore unable to directly access these networks. The operating regulations of certain payment networks, including Visa and MasterCard, require us to be sponsored by a member bank as a service provider. We are registered with certain payment networks, including Visa and MasterCard, through Wells Fargo, Citizens Bank and Synovus Bank. The agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices including our solicitation, application and qualification procedures for merchants and the terms of our agreements with merchants. We are registered directly as service providers with Discover, American Express and certain other networks. We are also subject to network operating rules promulgated by NACHA—the Electronic Payments Associations relating to payment transaction processed by us using the Automated Clearing House Network. For ACH payments, our ACH network (ACH.com) is sponsored by Atlantic Capital Bank, BB&T Bank and MB Financial Bank.

Banking Laws and Regulations

The Federal Financial Institutions Examination Council (the “FFIEC”) is an interagency body comprised of federal bank and credit union regulators such as the Federal Reserve Board, the Federal Deposit Insurance Corporation, the National Credit Union Administration, the Office of the Comptroller of the Currency and the Bureau of Consumer Financial Protection. The FFIEC examines large data processors in order to identify and mitigate risks associated with systemically significant service providers, including specifically the risks they may pose to the banking industry.

Privacy and Information Security Laws

We provide services that may be subject to various state, federal and foreign privacy laws and regulations. These laws and regulations include the federal Gramm-Leach-Bliley Act of 1999, which applies to a broad range of financial institutions and to companies that provide services to financial institutions in the United States, including gaming business. We are also subject to a variety of foreign data protection and privacy laws, including, without limitation, Directive 95/46/EC, as implemented in each member state of the European Union and its successor, the General Data Protection Regulation, which became effective in May 2018. Among other things, these foreign and domestic laws, and their implementing regulations, in certain cases restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices, and provide individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for safeguarding and removal or elimination of personal information.

Anti-Money Laundering and Counter-Terrorism Regulation

The United States federal anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001 (collectively, the “BSA”), and the “BSA” implementing regulations administered by FinCEN), a bureau of the United States Department of the Treasury, require, among other things, each financial institution to: (1) develop and implement a risk-based anti-money laundering program; (2) file reports on large currency transactions; (3) file suspicious activity reports if the financial institution believes a customer may be violating U.S. laws and regulations; and (4) maintain transaction records. Given that a number of our clients are financial institutions that are directly subject to U.S. federal anti-money laundering laws and regulations, we have developed an anti-money laundering compliance program to best assist our clients in meeting such legal and regulatory requirements.

We are subject to certain economic and trade sanctions programs that are administered by OFAC of the United States Department of Treasury, which place prohibitions and restrictions on all U.S. citizens and entities with respect to transactions by U.S. persons with specified countries and individuals and entities identified on OFAC’s Specially Designated Nationals list (for example, individuals and companies owned or controlled by, or acting for or on behalf of, countries subject to certain economic and trade sanctions, as well as terrorists, terrorist organizations and narcotics traffickers identified by OFAC under programs that are not country specific). Similar anti-money laundering, counter-terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address such legal and regulatory requirements and developments, and continue to enhance such programs and policies to ensure that our customers do not engage in prohibited transactions with designated countries, individuals or entities.

Debt Collection and Credit Reporting Laws

Portions of our business may be subject to the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and similar state laws. These debt collection laws are designed to eliminate abusive, deceptive and unfair debt collection practices and may require licensing at the state level. The Fair Credit Reporting Act regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We have procedures in place to comply with the requirements of these laws.

Unfair or Deceptive Acts or Practices

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices, or UDAP. In addition, the UDAP and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants, and in some cases may subject us, as the merchant’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and the states attorneys general have authority to take action against non-banks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Indirect Regulatory Requirements

A number of our clients are financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Office of the Comptroller of the Currency and other agencies responsible for regulating financial institutions. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients. The banking agencies, including the Office of the Comptroller of the Currency, have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We expect to expend resources on an ongoing basis in an effort to assist our clients in responding to any regulatory inquiries on behalf of merchants and resellers.

Banking Regulations

We are considered by the Federal Financial Institutions Examination Council to be a technology service provider (“TSP”) based on the services we provide to financial institutions. As a TSP, we are subject to audits by an interagency group consisting of the Federal Reserve System, FDIC, and the Office of the Comptroller of the Currency.

Telephone Consumer Protection Act

We are subject to the Federal Telephone Consumer Protection Act and various state laws to the extent we place telephone calls and short message service (“SMS”) messages to clients and consumers. The Telephone Consumer Protection Act regulates certain telephone calls and SMS messages placed using automatic telephone dialing systems or artificial or prerecorded voices.

Other Regulation

We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as account balances that are due to a distribution partner or merchant following discontinuation of our relationship with them. The Housing Assistance Tax Act of 2008 requires certain merchant acquiring entities and third-party settlement organizations to provide information returns for each calendar year with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements.

The foregoing is not an exhaustive list of the laws, rules and regulations to which we are subject to and the regulatory framework governing our business is changing continuously.

Intellectual Property

We have developed a payments platform that includes many instances of proprietary software, code sets, work flows and algorithms. It is our practice to enter into confidentiality, non-disclosure, and invention assignment agreements with our employees and contractors, and into confidentiality and non-disclosure agreements with other third parties, to limit access to, and disclosure and use of, our confidential information and proprietary technology. In addition to these contractual measures, we also rely on a combination of trademarks, copyrights, registered domain names, and patent rights to help protect the Priority brand and our other intellectual property.

As of September 30, 2018, we have 27 active trademarks that pertain to company, product names, and logos. We may file patent applications as we innovate through research and development efforts, and to pursue additional patent protection to the extent we deems it beneficial and cost-effective. We also own a number of domain names necessary for business operations and brand protection.

Employees

As of September 30, 2018, we employed 553 employees. None of our employees are represented by a labor union and we have experienced no work stoppages. We consider our employee relations to be good.

Facilities

We maintain several offices across the United States, all of which we lease.

Our office locations include:

●	Corporate headquarters in Alpharetta, Georgia with approximately 95,000 leased square feet;

●	Data management in Atlanta, Georgia with approximately 130 leased square feet;

●	Data management in Austin, Texas with approximately 260 leased square feet; and

●	Telesales office in our Alpharetta, Georgia location with approximately 33,000 leased square feet which is part of our corporate headquarters’ total leased space.

We lease several small facilities for sales and operations. Our current facilities meet our employee base and can accommodate our currently contemplated growth. We believe that we will be able to obtain suitable additional facilities on commercially reasonable term to meet any needs.

Legal Proceedings

We are involved in certain other legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with inside and outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on our results of operations, financial condition, or cash flows. As more information becomes available, if we should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that we will incur on that claim is reasonably estimable, we will record an accrued expense for the claim in question. If and when we record such an accrual, it could be material and could adversely impact our results of operations, financial condition, and cash flows.

In 2015, approximately three years after reaching a civil settlement with regulators on the matter, and without admitting or denying the allegations against him, Thomas Priore consented to the entry of an order by the SEC against him (the “SEC Order”) relating to his prior involvement as the majority owner, President and Chief Investment Officer of a registered investment adviser, ICP Asset Management, LLC. Under the SEC Order, Mr. Priore agreed to be barred from associating with any broker, dealer, investment adviser, municipal securities dealer or transfer agent, and from participating in any offering involving a penny stock, for a minimum of five years from the date of the SEC Order with the right to apply to the applicable regulatory body for reentry thereafter. The SEC Order does not, nor has it ever, prohibited Thomas Priore’s involvement with the Company, or his service as President, Chief Executive Officer or Chairman. During such time that the SEC bar remains in effect, the combined company will be required to monitor if any future offerings of our stock might be considered an offering of “penny stock” which would be prohibited under the bar.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Consolidated Financial and Other Data” and our audited financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those currently anticipated by us as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Certain amounts in this section may not foot due to rounding.

Overview

Headquartered near Atlanta in Alpharetta, Georgia, we began operations in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of our customers and partners. Today, we are a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to primarily small and medium size businesses (“SMBs”) and enterprises and distribution partners in the United States. We operate from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent needs. We have grown from the 38th largest U.S. merchant acquirer to become the 13th largest as of the end of 2017, measured by Visa and MasterCard purchase volume provided by The Nilson Report. As of the end of 2017, we were also the 6th largest non-bank merchant acquirer in the United States. In 2017, we processed over 439.0 million bankcard transactions and over $34.0 billion in bankcard processing dollar value across approximately 174,000 merchants. For the nine months ended September 30, 2018, we processed over 351.3 million bankcard transactions and over $28.5 billion in bankcard processing dollar value across 178,000 merchants. We are headquartered near Atlanta in Alpharetta, GA. As of September 30, 2018, we had 553 employees led by an experienced group of payments executives.

We provide our services through two reportable segments: (1) Consumer Payments and (2) Commercial Payments and Managed Services.

Consumer Payments

Our Consumer Payments segment provides full-service merchant acquiring and payment processing solutions mainly to SMBs. Our technology platform, MX Merchant, provides end users with a customizable virtual terminal with proprietary business management tools and add-on applications (“apps”) that create an integrated merchant experience. MX Merchant’s add-on apps include invoicing, customer engagement, and data analytics focused primarily on targeted marketing, website development, inventory management, and customer engagement. MX Merchant can be deployed on hardware from a variety of vendors and can operate either as a standalone product or integrated with third-party software. Our Consumer Payments segment partners with a diverse reseller community, including independent service organizations (“ISO”), financial institutions, independent software vendors (“ISV”), value-added resellers, and other referral partners. Through our MX Connect platform, we leverage and provide resellers with value-added tools and resources, including marketing resources, automated onboarding, merchant underwriting, and merchant activity monitoring and reporting. We believe MX Connect enables resellers to manage their merchant base and accelerate the growth of their businesses. We offer ISVs and value-added resellers a technology “agnostic” and feature-rich application processing interface (“API”) that provides developers with the ability to integrate electronic payment acceptance into their software and improve onboarding efficiency for their merchant base.

Through resellers and acquisition of merchant portfolios, we become a party to arrangements with merchants and sponsoring banks for the processing of merchant card transactions. Pursuant to each arrangement and with respect to each card transaction, the sponsoring bank receives payment from card associations (e.g., Visa, MasterCard) and we earn transaction fee revenue from the processing and related services that we provide to merchants. We receive these revenues net of interchange fees due to the issuing bank, card association fees and assessments, and processing and related fees due to payment processers (e.g., First Data, Total System Services). Our transaction fee revenues are based primarily on the number and a percentage of the dollar volume of payment transactions processed by a merchant customer and, to a lesser extent, from MX Merchant monthly subscription costs. Our Consumer Payments segment accounted for $302.5 million in revenue and $15.1 million of operating income for the nine months ended September 30, 2018. All of our shared corporate services expenses, including executive compensation and technology support services, have been allocated to our Consumer Payments segment.

Commercial Payments and Managed Services

Our Commercial Payments and Managed Services segment provides curated managed services and a robust suite of integrated automated payment solutions to leading financial institutions and card networks, including Citibank, MasterCard, Visa and American Express (“AMEX”). This segment supports a direct sales model that provides turnkey merchant development, product sales and supplier enablement programs. Through our Commercial Payments Exchange (“CPX”) platform, we provide our clients a seamless bridge for supplier payments by integrating a single payment instruction file to resolve account payables via virtual card, purchase card, ACH +, dynamic discounting, or check.

This segment’s revenues are generated primarily through outsourced arrangements provided by our in-house sales force to financial institution customers on a cost-plus fee basis. As a partner to these financial institutions, we originate merchant financing arrangements, including AMEX buyer initiated payments (“BIP”) and AMEX merchant financing loans with the financial institutions’ merchant customers. Revenue is recognized primarily based on billable rates and hours worked, plus material and other billable items. In addition, through our CPX platform, we generate revenue from interchange fees based on a variable percentage of dollars transacted at on-boarded merchant locations, as well as subscription fees. Although CPX was only recently rolled out to customers, we believe it represents a high-growth opportunity for us since the commercial payments volume in the United States is over twice the size of consumer payments and has substantial additional opportunities for growth using electronic payments. Our Commercial Payments and Managed Services segment accounted for $21.4 million in revenue and incurred $0.4 million of operating loss for the nine months ended September 30, 2018.

Equity and Ownership Structure

On July 25, 2018, M I consummated the Business Combination which provided for the acquisition of 100% of the issued and outstanding equity securities of Priority by M I, which resulted in Priority becoming a wholly-owned subsidiary of M I. M I was originally incorporated as a special purpose acquisition company (“SPAC”) formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. Simultaneously with the Business Combination and Recapitalization (as defined below), we changed our name to “Priority Technology Holdings, Inc.”

As a SPAC, M I had substantially no business operations prior to July 25, 2018. For financial accounting and reporting purposes under U.S. GAAP, the acquisition was accounted for as a “reverse merger,” with no recognition of goodwill or other intangible assets. Under this method of accounting, M I was treated as the acquired entity whereby Priority was deemed to have issued common stock for the net assets and equity of M I consisting mainly of cash of $49.4 million, accompanied by a simultaneous equity recapitalization of Priority (the “Recapitalization”). The net assets of M I are stated at historical cost, and accordingly the equity and net assets of the combined Company have not been adjusted to fair value. As of July 25, 2018, the consolidated financial statements of the Company include the combined operations, cash flows, and financial positions of both M I and Priority. Prior to July 25, 2018, the results of operations, cash flows, and financial positions are those of Priority.

Factors Affecting the Comparability of Our Results

The comparability of our results for the periods discussed in this Prospectus/Offer to Exchange has been impacted and may, for future periods, be further impacted by the following factors:

Debt Restructuring and Upsizing

On January 3, 2017, we restructured our long-term debt by extinguishing then-existing debt with Goldman Sachs of $88.7 million and acquiring new debt of $280 million, consisting of an $80 million subordinated secured term loan with Goldman Sachs (the “Subordinated Term Loan”) and a syndicated senior secured $200 million credit facility with SunTrust Bank (as administrative agent) (the “Senior Secured Credit Facility”). We also entered into a $25 million revolver with SunTrust (the “Revolver”), which remained undrawn as of September 30, 2018 and December 31, 2017, respectively. As a result of the increase in debt, we recognized $23.8 million of interest expense in 2017 compared to $4.1 million in 2016. In addition, in 2017, we recognized $1.8 million in other expense attributable to a write-off of unamortized deferred financing fees and original issue discount (OID) associated with the debt extinguishment.

Approximately $200 million of the additional debt proceeds were used to redeem then-outstanding Class A Common units from one of our investors. In addition, in connection with the debt restructuring, we cancelled an outstanding Goldman Sachs warrant to purchase 1.0% of our outstanding Class A Common units and issued a new warrant to Goldman Sachs to purchase 1.8% of our outstanding Class A Common units. The warrant has a term of 7 years, an exercise price of $0 and may be exercised at any time prior to termination date. The warrant, which must be settled with a number of Class A Common units that is variable, is accounted for as a liability, adjusted for changes in fair value in each reporting period until the earlier of its exercise or expiration. The fair value of the warrant was $8.7 million at December 31, 2017, reflecting a $4.3 million increase in fair value from December 31, 2016, which has been recorded as interest and other expense.

We recorded $31.2 million in interest and other expense in 2017 compared to $6.0 million in 2016 and $5.5 million in 2015.

Priority Holdings, LLC redeemed 411,585 Class A Common units for $31.0 million on January 17, 2018, 445,410 Class A Common Units for $39.0 million on January 19, 2018 and redeemed an additional 96,999 Class A Common Units for $4.2 million on February 23, 2018. As a result of these redemptions, Priority Holdings, LLC was 100% owned by PIH.

On January 11, 2018, we upsized our Senior Secured Credit Facility to $267.5 million, resulting in an additional $67.5 million in debt and the 1.8% warrant was amended to provide Goldman Sachs with warrants to purchase 2.2% of our outstanding Class A Common units. The warrants have a term of 7 years, an exercise price of $0 and may be exercised at any time prior to expiration date. The additional debt proceeds were used for redemption of Class A Common units held by certain investors. In addition, on July 25, 2018, we and Goldman Sachs agreed to redeem the warrant in exchange for $12.7 million. The fair value of the warrant immediately prior to the redemption was $12.8 million, which resulted in a gain of $0.1 million. See “—Liquidity and Capital Resources—Long-term Debt” below and Note 6 to our unaudited interim condensed consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

New Merchant Portfolios, Residuals and Business Acquisitions

In the ordinary course of our business, we acquire new businesses and merchant relationships through contracts and relationships with ISOs and other resellers, as well as residual rights to commissions payable to such resellers.

In addition, in June 2015, we agreed to purchase substantially all merchant acquiring related assets of American Credit Card Processing Corp. and certain subsidiaries and affiliates for approximately $27.6 million, including a contingent earnout payment. The acquisition was debt financed and contributed approximately $4 million in revenue in 2015, following the date of acquisition.

In April 2018, we purchased the majority of the operating assets and certain operating liabilities of PayRight, in which we previously owned a non-controlling interest and accounted for using the equity method. As a result, our consolidated financial statements now includes the financial position, results of operations, and cash flows of PayRight (within our Commercial Payments and Managed Services segment).

We consummated three business acquisitions in the third quarter of 2018, as follows:

●	In July 2018, we acquired, in related asset purchase transactions, through our newly formed subsidiary, Priority Real Estate Technology, LLC (“PRET”), two businesses (RadPad and Landlord) that will operate under the “RadPad” name, providing a holistic marketplace model for the rental real estate industry, including lead generation and conversion, facilitation of tenant screening and other value added services such as rent payment processing. PRET is reported in our Commercial Payments and Managed Services segment.

●	In July 2018, we acquired, in an asset purchase transaction, Priority Payment Systems Northeast, Inc. (“PPS Northeast”), previously an independent brand-licensed office of the Company that provided expertise in software-integrated payment services designed to manage turnkey installations of point-of-sale and supporting systems and marketing programs emphasizing online ordering systems and digital marketing campaigns. PPS Northeast is reported in our Consumer Payments segment.

●	In August 2018, we acquired, in an asset purchase transaction, M.Y. Capital, Inc. and Payments In Kind, Inc., collectively doing business as Priority Payment Systems Tech Partners (“PPS Tech”), previously an independent brand-licensed office of the Company that developed a track record and extensive network in the integrated payments and B2B marketplaces. PPS Tech is also reported in our Consumer Payments segment.

Seasonality

We expect to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and the recognition of non-transaction based fees. We expect revenues to be lower in our first quarter and higher in our fourth quarter, primarily due to the seasonal shopping and buying patterns experienced by our merchant customers. Some variability may also result from seasonal events (such as retail sales events) and the number of processing days in a month or quarter. Our quarterly operating expenses, other than cost of services (which trend in the direction of revenues), should not fluctuate seasonally.

Key Factors Affecting Our Business and Results of Operations

A number of factors impact our business, results of operations and financial condition including:

●	the dollar amount and number of transactions that are processed by our merchants and merchant mix;

●	consolidation in our industry;

●	consolidation among our resellers, which may result in price compression;

●	our ability to acquire new merchant customers and retain distribution partners and merchant customers on reasonable terms;

●	the emergence of new payment technologies and types and the resulting demand for our products and services;

●	our ability to integrate and capitalize on recent acquisitions and identify and complete future acquisitions; and

●	general economic conditions and consumer spending trends.

Our results are driven primarily by the dollar volume and number of bankcard transactions processed by its merchant customers. Our total bankcard processing dollar volume for the years ended December 31, 2017, 2016 and 2015 was $34.7 billion, $30.4 billion and $27.2 billion, respectively, representing a compound annual growth rate of approximately 13.0% over the period. Our total number of bankcard transactions for the years ended December 31, 2017, 2016 and 2015 was 439.2 million, 398.6 million and 357.1 million, respectively. Our total bankcard processing dollar volume in the nine months ended September 30, 2018 and 2017 was $31.6 billion and $28.4 billion, respectively, and its total number of bankcard transactions in the same periods was 389.8 million and 363.0 million, respectively. Bankcard dollar volumes and numbers of transactions are driven primarily by the number of active merchants, number of bankcard transactions processed per merchant and sale amount per transaction. We had approximately 174 thousand merchants as of December 31, 2017.

We grow the number of merchants primarily through the various reseller distribution channels described above in the section entitled “Sales and Distribution,” mainly ISOs and agents, as well as through acquisitions of merchant portfolios and complementary businesses. We periodically review our merchant portfolio for inactive merchants, which we may close from time to time. We generally consider merchants to be “inactive” if they have not processed a transaction in three months and are not considered seasonal merchants. In addition, We routinely close merchant accounts deemed to be a credit risk.

Our payment processing revenue is recurring in nature, as we typically enter into multi-year service contracts with its merchants. Merchant attrition is expected in the merchant acquiring industry in the ordinary course of business. Our experiences attrition as a result of several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risk.

Key Components of Revenue and Expenses

Revenue

Merchant card fees revenue.

Merchant card fees revenue consists mainly of fees for processing electronic payments, including credit, debit and electronic benefit transaction card processing (authorized and captured through third-party networks integrated into our solutions). The fees are generally based on a variable percentage of the dollar amount of each transaction and, in some cases, additional fees for each transaction. In addition, merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimum fees, fees for handling chargebacks, gateway fees, and fees for other miscellaneous services. Merchant card fees revenue is attributable primarily to our Consumer Payments segment.

Outsourced services revenue.

Outsourced services revenue consists mainly of cost-plus fees related to B2B services, merchant financing and buyer initiated payment programs sold on behalf of certain enterprise customers, originated through our in-house sales force, including incentives for meeting sales targets. Outsourced services revenue are attributable primarily to our Commercial Payments and Managed Services segment.

Other revenue.

Other revenue is comprised of fees for products and services not specifically described above, mainly revenue from the sale of equipment (primarily point of sale terminals) and processing of ACH transactions.

Operating Expenses

Costs of merchant card fees.

Costs of merchant card fees is comprised mainly of residual payments to agents and ISOs and processing fees paid to third parties attributable to merchant acquisition and providing transaction processing and related services to our merchants.

Other costs of services.

Other costs of services consist of salaries directly related to outsourced services revenue, the cost of equipment (point of sale terminals) sold and third-party fees and commissions related to our ACH processing activities.

Salary and employee benefits.

Salary and employee benefits includes expenses for salaries, wages, commissions and bonuses, as well as expenses related to equity-based compensation rewards using the estimated grant date fair value. We amortize equity-based compensation for awards granted on a straight line basis over the requisite service (vesting) period.

Depreciation and amortization.

Depreciation and amortization consists primarily of amortization of intangible assets, mainly including merchant portfolios, customer relationships and internally developed technology (software), and to a lesser extent depreciation on our investments in property, equipment and software, mainly computer software. Merchant portfolios are amortized over their estimated useful lives, which had a weighted average of 7.2 years at December 31, 2017, using either a straight-line or an accelerated method that most accurately reflects the pattern in which the economic benefits of the respective asset is consumed. Customer relationships and internally developed technology are amortized on a straight-line basis over their estimated useful lives, which had weighted averages of 14.9 and 6 years, respectively, at December 31, 2017. Property, equipment and software depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset, which ranged between 2 and 10 years at December 31, 2017.

Selling, general and administrative (SG&A).

Selling, general and administrative expenses include mainly professional services, advertising, rent and expenses related to the Business Combination.

Other operating expenses.

Other operating expenses consist of additional operating costs not covered above, including office supplies, software licenses, utilities, state and local franchise and sales taxes, litigation settlements, executive travel and insurance, among others.

Other Income (Expense)

Interest and other income.

Interest and other income consists mainly of interest received pursuant to notes receivable from independent sales agents.

Interest and other expense.

Interest and other expense consists mainly of interest on outstanding debt, changes in fair value of the Goldman Sachs warrant, amortization of deferred financing fees and original issue discounts and certain expenses related to debt extinguishment including the write-off of unamortized deferred financing fees and original issue discount relating to the extinguished debt.

Equity in loss and impairment of unconsolidated entities

Equity in loss and impairment of unconsolidated entities consists of the Company’s share of the income or loss of its equity method investment as well as any impairment charges related to such investments.

Certain Non-GAAP Measures

We regularly review the following key non-GAAP measures to evaluate our business and trends, measure our performance, prepare financial projections and make strategic decisions.

EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA

Included in this presentation are discussions and reconciliations of earnings before interest, income tax and depreciation and amortization (“EBITDA”) and EBITDA adjusted for certain non-cash, non-recurring or non-core expenses (“Adjusted EBITDA”) to net income in accordance with GAAP. Adjusted EBITDA excludes certain non-cash and other expenses, litigation settlement costs, certain legal services costs, professional and consulting fees and expenses, severance, separation and employee settlements, share-based compensation and one-time Business Combination expenses and certain adjustments. We believe these non-GAAP measures illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals.

In addition, our financial covenants under our debt agreements and the earnout incentive plan pursuant to the Business Combination, are based on a measure similar to Adjusted EBITDA (“Earnout Adjusted EBITDA”). The calculations of Earnout Adjusted EBITDA under our debt agreements and the earnout incentive plan include adjustments for, among other things, pro forma effects related to acquired merchant portfolios and residual streams and run rate adjustments for certain contracted savings on an annualized basis, which are not included as adjustments to Adjusted EBITDA.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures, particularly Adjusted EBITDA or Earnout Adjusted EBITDA, to analyze our performance would have material limitations because their calculations are based on subjective determination regarding the nature and classification of events and circumstances that investors may find significant. We compensate for these limitations by presenting both the GAAP and non-GAAP measures of our operating results. Although other companies may report measures entitled “Adjusted EBITDA” or similar in nature, numerous methods may exist for calculating a company’s Adjusted EBITDA or similar measures. As a result, the methods we use to calculate Adjusted EBITDA and Earnout Adjusted EBITDA may differ from the methods used by other companies to calculate their non-GAAP measures.

The reconciliations of EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(dollars in thousands)

Net (loss) income (GAAP)	$(11,367)	$2,719	$4,594	$20,186	$9,267
Adjusted for:
Add: Interest expense, net (1)	21,893	18,600	26,676	4,777	4,052
Add: Depreciation and amortization	12,679	11,254	14,674	14,733	15,633
Less: Corporate Income tax benefit	(991)	—	—	—	—
EBITDA (non-GAAP)	22,214	32,573	45,944	39,696	28,952
Further adjusted for:
Add: Non-cash and certain other expense(2)	5,644	3,010	4,195	(1,418)	2,217
Add: Litigation settlement costs	1,596	5	2,329	36	—
Add: Certain legal services(3)	3,901	3,286	2,699	2,136	1,976
Add: Professional and consulting fees and expenses(4)	5,681	1,063	1,665	2,901	2,051
Add: Severance, separation and employee settlements	222	139	139	88	664
Add: Share-based compensation	1,063	726	1,021	2,314	—
Add: One-time transaction-related expenses and adjustments(5)	55	—	41	982	658
Adjusted EBITDA (non-GAAP)	40,376	40,802	58,033	$46,735	$36,518
Further adjusted for:
Add: Pro forma impacts for acquisitions	7,633	1,003	1,303
Add: Contracted revenue and savings	2,924	1,743	1,743
Add: Other tax expense	146	150	253
Earnout Adjusted EBITDA (non-GAAP)(6)	$48,010	$41,793	$61,332

(1)	Interest expense, net does not include expense related to the change in the fair value of the warrants. This item is included as add-backs to Adjusted EBITDA under the caption “Non-cash and certain other expense,” below.

(2)	Primarily non-cash fair value and other adjustments, including for warrants, equity in loss of unconsolidated entities and earnout obligations and, to a lesser extent, certain non-recurring transaction and integration-related costs.

(3)	Legal expenses related to business and asset acquisition activity and settlement negotiation and other litigation expenses.

(4)	Primarily transaction-related, capital markets, accounting advisory, IT consulting and sponsor management fees and expenses, as well as a consulting arrangement with a non-independent director.

(5)	Primarily items related to write-offs of pre-acquisition receivables, settlement of pre-acquisition payables, settlement of a minimum payment shortfall related to a contract assumed in an acquisition and contract termination fees.

(6)	Presented only for the nine-month periods ended September 30, 2018 and 2017 and the year ended December 31, 2017, reflecting definition in debt agreements entered into in connection with the January 2017 debt restructuring.

Results of Operations

This section includes a brief summary of our results of operations for the periods presented followed by a detailed discussion of our results for (i) the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017, (ii) the year ended December 31, 2017 compared to the year ended December 31, 2016, and (iii) the year ended December 31, 2016 compared to the year ended December 31, 2015. We have derived this data from our unaudited interim condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

	Nine Months Ended September 30,
	2018	2017	$ Change	% Change
	(dollars in thousands)
REVENUE:
Merchant card fees revenue	$299,661	$286,208	$13,453	4.7%
Outsourced services revenue	18,426	17,135	1,291	7.5%
Other revenue	5,862	2,306	3,556	154.2%
Total revenue	323,949	305,649	18,300	6.0%
OPERATING EXPENSES:
Costs of merchant card fees	230,276	219,507	10,769	4.9%
Other costs of services	13,518	11,285	2,233	19.8%
Salary and employee benefits	28,406	24,356	4,050	16.6%
Depreciation and amortization	12,679	11,254	1,425	12.7%
Selling, general and administrative	13,978	7,214	6,764	93.8%
Change in fair value of contingent consideration	—	(410)	410	nm
Other operating expenses	10,449	8,143	2,306	28.3%
Total operating expenses	309,306	281,349	27,957	9.9%
Income from operations	14,643	24,300	(9,657)	(39.7)%
OTHER INCOME (EXPENSES):
Interest and other income	530	448	82	18.3%
Interest and other expense	(26,674)	(21,808)	(4,866)	22.3%
Equity in income (loss) of unconsolidated entities	(857)	(221)	(636)	287.8%
Total other expenses	(27,001)	(21,581)	(5,420)	25.1%
Income tax benefit	(991)	—	—	nm
Net (loss) income	$(11,367)	$2,719	$(14,086)	(518.1)%

n.m. = not meaningful

The following table shows our segment income statement data and selected performance measures for the periods indicated:

	Nine Months Ended September 30,
	2018	2017	$/# Change	% Change
	(in thousands of dollars, except transaction volume and percentages)
Consumer Payments:
Segment revenue	$302,514	$287,129	$15,385	5.4%
Segment operating expense	$(287,444)	$(264,672)	$(22,772)	8.6%
Segment operating income	$15,070	$22,457	$(7,387)	(32.9)%
Segment operating margin	5.0%	7.8%
Key Indicators:
Merchant bankcard processing dollar value(1)	$28,548,000	$25,632,000	$2,916,000	11.4%
Merchant bankcard transaction volume(1)	331,305	327,015	4,290	1.3%

Commercial Payments and Managed Services:
Segment revenue	$21,435	$18,520	$2,915	15.7%
Segment operating expense	$(21,862)	$(16,677)	$(5,185)	31.1%
Segment operating income (loss)	$(427)	$1,843	$(2,270)	(123.2)%
Segment operating margin	(2.0)%	10.0%

(1)	Bankcard processing dollar values and transaction volumes presented in this table exclude data attributable to our Commercial Payments and Managed Services segment, related mainly to the CPX business.

Revenue

For the nine months ended September 30, 2018, our consolidated revenue increased by $18.3 million, or 6.0%, from the corresponding prior year period, to $323.9 million. This increase was driven primarily by a $15.4 million, or 5.4%, increase in revenue from our Consumer Payments segment to $302.5 million. Commercial Payments and Managed Services segment revenue increased by $2.9 million, or 15.7%.

For the nine months ended September 30, 2018, the increase in Consumer Payments revenue was primarily attributable to an increase in merchant bankcard processing dollar value and merchant bankcard transactions of 11.4% and 7.4%, respectively, compared to the corresponding prior year period, mainly due to the continuation of higher consumer spending trends in 2018 and positive net onboarding of new merchants. The average merchant processing transaction dollar value was substantially unchanged between periods.

The increase in Commercial Payments and Managed Services revenue for the nine months ended September 30, 2018 was attributable primarily to an increase in headcount in our in-house sales force dedicated to selling merchant financing products on behalf of our financial institution partners, for which we record revenue on a cost-plus basis. CPX merchant bankcard processing dollar value and the number of merchant bankcard transactions increased 125.0% and 64.8%, respectively, for the nine months ended September 30, 2018, compared to the corresponding prior year period.

Operating expenses

Our consolidated operating expenses increased $28.0 million, or 9.9%, from $281.3 million for the nine months ended September 30, 2017 to $309.3 million for the nine months ended September 30, 2018, driven primarily by a $10.8 million, or 4.9%, increase in costs of merchant card fees, attributable primarily to growth in processing volume. Costs of merchant card fees as a percentage of merchant card fee revenue changed little from 76.8% for the nine months ended September 30, 2018 to 76.7% for the nine months ended September 30, 2017. Salary and employee benefits increased $4.1 million, or 16.6%, related to the aforementioned increases in corporate headcount and increases in headcount from business acquisitions in 2018. SG&A expenses increased by $6.8 million, or 93.8%, primarily due to overall growth in our business operations and $3.6 million (and none for the corresponding prior year period) due to legal, accounting and other advisory and consulting expenses related to the Business Combination. Other operating expenses increased by $2.3 million due mainly to the aforementioned legal settlement. Other costs of services increased by $2.2 million due to the aforementioned in-house sales force expansion. Depreciation and amortization increased $1.4 million, or 12.7%, attributable to the internally developed software for the MX Connect and CPX platform and acquired merchant portfolios.

Income from operations

Consolidated income from operations decreased $9.7 million, or 39.7%, for the nine months ended September 30, 2018, compared to the corresponding prior year period. Our consolidated operating margin for the nine months ended September 30, 2018 was 4.5%, compared to 8.0%, for the corresponding prior year period. The margin decrease was due mainly to the change in merchant mix, increases in Business Combination expenses and other non-recurring operating expenses, and continued CPX business ramp up, each as described above.

Our Consumer Payments segment contributed $15.1 million in segment operating income for the nine months ended September 30, 2018, a decrease of $7.4 million from $22.5 million segment operating income for the nine months ended September 30, 2017, reflecting the change in merchant mix and increases in Business Combination expenses and other non-recurring operating expenses described above.

Our Commercial Payments and Managed Services segment incurred a $0.4 million segment operating loss for nine months ended September 30, 2018, compared to $1.8 million in segment operating income for the nine months ended September 30, 2017. The swing to loss was principally the result of increased headcount related to the CPX ramp up, as we commenced hiring management and staff for that segment in the middle of 2017.

Other (expenses) income

Other expenses increased $5.4 million, or 25.1%, from $21.6 million for the nine months ended September 30, 2017 to $27.0 million for the nine months ended September 30, 2018. The primary component of our other expenses is interest expense. Interest expense on outstanding debt increased by $3.3 million for the nine months ended September 30, 2018 compared to the corresponding prior year period, primarily due to higher outstanding borrowings attributable to the January 2018 debt upsizing. The change in fair value of the Goldman Sachs warrant increased other expenses by $3.5 million and $1.5 million, respectively, for the nine months ended September 30, 2018 and September 30, 2017, respectively.

Income tax expense (benefit)

We became part of a “C-corporation” reporting tax group on July 25, 2018 in connection with the Business Combination. As a result, periods after July 25, 2018 reflect applicable federal and state income tax rates for all of our operations. On July 25, 2018, we recognized a net deferred income tax asset of $47.5 million, which also resulted in a credit to our additional paid-in capital within our consolidated equity. The net deferred tax asset is the result of the difference between the initial tax bases in the assets and liabilities, generally substituted tax basis, and their respective carrying amounts for financial statement purposes. For 2018, we estimate that our effective income tax rate will be approximately 8.0%. This anticipated effective income tax rate for 2018 may not be indicative of our effective tax rates for future periods.

Net loss

Our consolidated net loss for the nine months ended September 30, 2018 was $11.4 million compared to net income of $2.7 million for the nine months ended September 30, 2017 for the aforementioned reasons.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table shows our consolidated income statement data for the periods indicated:

	Year Ended December 31,
	2017	2016	$ Change	% Change
	(dollars in thousands, except percentages)
REVENUE:
Merchant card fees revenue	$398,988	$321,091	$77,897	24.3%
Outsourced services revenue	23,308	20,061	3,247	16.2%
Other revenue	3,323	2,962	361	12.2%
Total revenue	425,619	344,114	81,505	23.7%
OPERATING EXPENSES:
Costs of merchant card fees	305,461	243,049	62,412	25.7%
Other costs of services	15,743	13,971	1,772	12.7%
Salary and employee benefits	32,357	32,330	27	0.1%
Depreciation and amortization	14,674	14,733	(59)	(0.4)%
Selling, general and administrative	9,088	7,790	1,298	16.7%
Change in fair value of contingent consideration	(410)	(2,665)	2,255	(84.6)%
Other operating expenses	13,457	9,066	4,391	48.4%
Total operating expenses	390,370	318,274	72,096	22.7%
Income from operations	35,249	25,840	9,409	36.4%
OTHER INCOME (EXPENSES):
Interest and other income	637	488	149	30.5%
Interest and other expense	(31,159)	(5,980)	(25,179)	421.1%
Equity in loss of unconsolidated entities	(133)	(162)	29	(17.9)%
Total other expenses	(30,655)	(5,654)	(25,001)	442.2%
Net income	$4,594	$20,186	$(15,592)	(77.2)%

The following table shows our segment income statement data and selected performance measures for the periods indicated:

	Year Ended December 31,
	2017	2016	$/# Change	% Change
	(in thousands of dollars, except transaction volume and percentages)
Consumer Payments:
Segment revenue	$400,320	$322,666	$77,654	24.1%
Segment operating income	33,363	23,188	10,175	43.9%
Segment operating margin	8.3%	7.2%
Key Indicators:
Merchant Bankcard processing dollar value(1)	34,465,600	30,335,776	4,129,824	13.6%
Merchant bankcard transaction volume(1)	439,055	398,498	40,557	10.2%

Commercial Payments and Managed Services:
Segment revenue	$25,299	$21,448	$3,851	18.0%
Segment operating income	1,886	2,652	(766)	(28.9)%

(1)	Bankcard processing dollar values and transaction volumes presented in this table exclude data attributable to our Commercial Payments and Managed Services segment, related mainly to the CPX business.

Revenue

Revenue increased $81.5 million, or 23.7%, from $344.1 million in 2016 to $425.6 million in 2017. This increase was driven primarily by a $77.7 million, or 24.1%, increase in revenue from our Consumer Payments segment and a $3.9 million, or 18.0%, increase in revenue from our Commercial Payments and Managed Services segment.

The increase in Consumer Payments revenue was attributable primarily to a 13.6% increase in merchant bankcard processing dollar value and a 10.2% increase in the number of merchant bankcard transactions, attributable mainly to higher consumer spending trends in 2017, positive net boarding of new active merchants, including the onboarding of a sizeable merchant portfolio in July 2017, and merchant mix. The increase in merchant processing dollar value was also impacted by a small increase in average transaction dollar value. A small increase in average transaction processing fees, attributable to merchant mix, also contributed to revenue growth.

The increase in Commercial Payments and Managed Services revenue was attributable primarily to an increase in headcount in our in-house sales force dedicated to selling merchant financing products on behalf of our financial institution partners (for which we record revenue on a cost-plus basis, as described above).

Operating expenses

Operating expenses increased $72.1 million, or 22.7%, from $318.3 million in 2016 to $390.4 million in 2017. This increase was driven primarily by a $62.4 million, or 25.7%, increase in costs of merchant card fees, attributable to growth in processing volume discussed above, a $4.4 million, or 48.4%, increase in other operating expenses attributable mainly to 2017 litigation settlements and related expenses and higher state and local taxes, and a $1.8 million, or 12.7%, increase in other costs of services. Selling, general and administrative expenses increased $1.3 million as a result of growth in business volume.

Income from operations

Income from operations increased $9.4 million, or 36.4%, from $25.8 million in 2016 to $35.2 million in 2017, for the reasons described above. Consumer Payments contributed $33.4 million in segment operating income in 2017, a $10.2 million, or 43.9%, increase from $23.2 million in 2016 due the increase in processing volume discussed above and a 1.1 percentage point improvement in segment operating margin due mainly to merchant mix. Commercial Payments and Managed Services contributed $1.9 million in segment operating income in 2017, a $0.8 million, or 28.9%, decrease from $2.7 million in 2016. The decrease in Commercial Payments and Managed Services operating income was principally the result of ramp up in headcount ahead of the rollout of the CPX platform in September 2017.

Other income (expense)

Other expenses increased $25.0 million, or 442.2%, from $5.7 million in 2016 to $30.7 million in 2017, due primarily to a $25.2 million increase in interest and other expense attributable mainly to our increased debt following the January 2017 debt restructuring, including an increase in interest expense of $19.7 million, a $4.2 million increase in fair value of the Goldman Sachs warrant and a $1.8 million loss on debt extinguishment.

Net income

Net income decreased $15.6 million, or 77.2%, from $20.2 million in 2016 to $4.6 million in 2017, due to the increase in interest and other expense that was offset partially by the increase in income from operations, as described above.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table shows our consolidated income statement data for the periods indicated:

	Year Ended December 31,
(in thousands except percentages)	2016	2015	$ Change	% Change
REVENUE:
Merchant card fees revenue	$321,091	$268,221	$52,870	19.7%
Outsourced services revenue	20,061	14,815	5,246	35.4%
Other revenue	2,962	3,208	(246)	(7.7)%
Total revenue	344,114	286,244	57,870	20.2%
OPERATING EXPENSES:
Costs of merchant card fees	243,049	199,067	43,982	22.1%
Other costs of services	13,971	13,133	838	6.4%
Salary and employee benefits	32,330	27,258	5,072	18.6%
Depreciation and amortization	14,733	15,633	(900)	(5.8)%
Selling, general and administrative	7,790	7,294	496	6.8%
Change in fair value of contingent consideration	(2,665)	(575)	(2,090)	363.5%
Other operating expenses	9,066	9,875	(809)	(8.2)%
Total operating expenses	318,274	271,685	46,589	17.1%
Income from operations	25,840	14,559	11,281	77.5%
OTHER INCOME (EXPENSES):
Interest and other income	488	268	220	82.1%
Interest and other expense	(5,980)	(5,490)	(490)	8.9%
Equity in loss of unconsolidated entities	(162)	(70)	(92)	131.4%
Total other expenses	(5,654)	(5,292)	(362)	6.8%
Net income	$20,186	$9,267	$10,919	117.8%

The following table shows our segment income statement data and selected performance measures for the periods indicated:

	Year Ended December 31,
	2016	2015	$/# Change	% Change
	(in thousands of dollars, except transaction volume and percentages)
Consumer Payments:
Segment revenue	$322,666	$270,610	$52,056	19.2%
Segment operating income	23,188	13,790	9,398	68.2%
Segment operating margin	7.2%	5.1%
Key Indicators:
Merchant Bankcard processing dollar value(1)	30,335,776	27,109,700	3,226,076	11.9%
Merchant bankcard transaction volume(1)	398,498	357,049	41,449	11.6%

Commercial Payments and Managed Services:
Segment revenue	$21,448	$15,634	$5,814	37.2%
Segment operating income	2,652	769	1,883	244.9%

(1)	Bankcard processing dollar values and transaction volumes presented in this table exclude data attributable to our Commercial Payments and Managed Services segment, related mainly to the CPX business.

Revenue

Revenue increased $57.9 million, or 20.2%, from $286.2 million in 2015 to $344.1 million in 2016. This increase was driven primarily by a $52.1 million, or 19.2%, increase in revenue from our Consumer Payments segment and a $5.8 million, or 37.2%, increase in revenue from our Commercial Payments and Managed Services segment.

The increase in Consumer Payments revenue was attributable primarily to an 11.9% increase in bankcard merchant processing dollar value and an 11.6% increase in the number of merchant bankcard transactions. Growth in the number of merchant customers and an improvement in merchant mix contributed to these increases. A slight increase in average processing fees, driven by merchant mix and value-added product initiatives, also contributed to the increase.

The increase in Commercial Payments and Managed Services revenue was attributable primarily to an increase in headcount in our in-house sales force dedicated to selling merchant financing products on behalf of our financial institution partners.

Operating expenses

Operating expenses increased $46.6 million, or 17.1%, from $271.7 million in 2015 to $318.3 million in 2016. This increase was driven primarily by a $44.0 million, or 22.1%, increase in costs of merchant card fees attributable to the growth in processing volume discussed above and a $5.1 million, or 18.6%, increase in salary and employee benefits, attributable to growth in headcount driven by an increase in our-house sales force related to our Commercial Payments and Managed Services business and growth in overall business volume. Other operating expenses decreased by $0.8 million and other costs of services increased $0.8 million, while selling, general and administrative expenses remained relatively stable between periods.

Income from operations

Income from operations increased $11.3 million, or 77.5%, from $14.6 million in 2015 to $25.8 million in 2016, for the reasons described above, namely merchant count growth, merchant mix and increase in value-added services. Consumer Payments contributed $23.2 million in segment operating income in 2016, a $9.4 million, or 68.2%, increase from $13.8 million in 2015. Commercial Payments and Managed Services contributed $2.7 million in segment operating income in 2016, a $1.9 million, or 244.9%, increase from $0.8 million in 2015.

Other income (expense)

Other expenses increased $0.4 million, or 6.8%, from $5.3 million in 2015 to $5.7 million in 2016, mainly due to an increase in interest expense that was partially offset by an increase in interest income.

Net income

Net income increased $10.9 million, or 117.8%, from $9.3 million in 2015 to $20.2 million in 2016, for the reasons described above.

Liquidity and Capital Resources

Liquidity and capital resource management is a process focused on providing the funding we need to meet our short-term and long-term cash and working capital needs. We have used our funding sources to build our merchant portfolio, technology solutions, and to make acquisitions with the expectation that such investments will generate cash flows sufficient to cover our working capital needs and other anticipated needs, including for our acquisition strategy. We anticipate that cash on hand, funds generated from operations and available borrowings under our revolving credit agreement are sufficient to meet our working capital requirements for at least the next twelve months.

Our principal uses of cash are to pay commissions to our distribution partners and internal sales staff, merchant portfolio, other asset and business acquisitions and distribution partner advances, operating expenses, interest expense and investments in technology infrastructure.

Our working capital, defined as current assets less current liabilities, was $24.0 million at September 30, 2018 and $39.5 million at December 31, 2017. As of September 30, 2018, we had cash totaling $17.2 million compared to $28.0 million at December 31, 2017. These balances do not include restricted cash, which reflects cash accounts holding reserves for potential losses and customer settlement funds, of $18.3 million at September 30, 2018 and $16.2 million at December 31, 2017.

The following tables and narrative reflect our changes in cash flows for the comparative interim and annual periods.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

	Nine Months Ended September 30,
	2018	2017
	(dollar amounts in thousands)

Net cash provided by (used in):
Operating activities	$24,836	$28,979
Investing activities	(42,345)	(7,350)
Financing activities	8,827	(24,875)
Net decrease in cash and restricted cash	$(8,682)	$(3,246)

Cash Provided By Operating Activities

Net cash provided by operating activities was $24.8 million and $29.0 million for the nine months ended September 30, 2018 and 2017, respectively. The $4.1 million, or 14.3%, decrease was principally the result of our swing to a net loss, reflecting a $14.1 million change in net (loss) income, partially offset by changes in operating working capital. Changes in operating working capital increased by $7.4 million for the nine months ended September 30, 2018 compared to the same period in 2017, mainly reflecting decreases in accounts receivable and notes receivable compared to the corresponding prior year period, partially offset by a substantially lower increase in accounts payable compared to the corresponding prior year period.

Cash Used In Investing Activities

Net cash used in investing activities was $42.3 million and $7.4 million for the nine months ended September 30, 2018 and 2017, respectively. Cash flow used in investing activities includes the acquisitions of merchant portfolios, purchases of property, equipment and software and current period acquisitions. For the nine months ended September 30, 2018, we invested $26.4 million in merchant portfolio acquisitions, a $23.9 million increase from the nine months ended September 30, 2017. We used $7.5 million for business acquisitions in the nine months ended September 30, 2018, compared to zero in the corresponding prior year period. Cash used for purchases of property, plant and equipment for the nine months ended September 30, 2018 was $8.4 million, an increase of $3.5 million from the nine months ended September 30, 2017. The increase in purchases was driven primarily by equipment purchases for MX Connect and CPX, capitalization of internally developed software and improvements to the legal and CPX office space.

Cash Provided By (Used In) Financing Activities

Net cash from financing activities was $8.8 million in the nine months ended September 30, 2018 compared to net cash used in financing activities of $24.9 million in the corresponding prior year period. Cash flow from financing activities for the nine months ended September 30, 2018 reflected primarily proceeds from the January 2018 debt upsizing and proceeds from the Recapitalization, offset in part by cash used in equity redemptions, the redemption of the Goldman Sachs warrant, and distributions to members prior to July 25, 2018. Cash flows used in financing activities for the nine months ended September 30, 2017 reflected primarily equity redemptions partially offset by a net increase in long term debt.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016 and Year Ended December 31, 2015

	Year Ended December 31,
	2017	2016	2015
	(dollar amounts in thousands)

Net cash provided by (used in):
Operating activities	$36,869	$22,275	$25,308
Investing activities	(9,037)	(6,362)	(31,888)
Financing activities	(25,375)	(10,548)	18,714
Net increase in cash and restricted cash	$2,457	$5,365	$12,134

Cash Provided By Operating Activities

Net cash provided by operating activities was $36.9 million in 2017, a $14.6 million, or 65.5%, increase from $22.3 million in 2016, which in turn decreased $3.0 million, or 12.0%, from $25.3 million in 2015. The $14.6 million increase from 2016 to 2017 was principally the result of the $9.4 million increase in income from operations as well as changes in working capital. The $3.0 million decrease from 2015 to 2016 was driven mainly by changes in working capital, as decreases in payables and settlement obligations in 2016 outpaced decreases in receivables and settlement assets, more than offsetting the $11.3 million increase in income from operations.

Cash Used In Investing Activities

Net cash used in investing activities was $9.0 million for 2017, $6.4 million for 2016 and $31.9 million for 2015. Cash flows used in investing activities in 2017 and 2016 reflect the purchases of property, plant, equipment and software, which increased by $2.5 million from 2016 to 2017, driven primarily by leasehold improvements related to an increase in office space to support the rollout of new business lines, and additions to merchant portfolios. Cash flows used in investing activities in 2015 reflect primarily the acquisition, net of cash acquired, of ACCPC, described above.

Cash Provided By (Used In) Financing Activities

Net cash used in financing activities was $25.4 million in 2017 and $10.5 million in 2016, compared to net cash from financing activities of $18.7 million in 2015. Cash flows used in financing activities in 2017 primarily reflect $203 million in membership unit redemptions and $90.7 million in repayments of the long-term debt, which more than offset new debt proceeds of $276.3 million. Cash flows used in financing activities in 2016 primarily include $10 million in member distributions. Cash flows provided by financing activities in 2015 primarily include debt proceeds of $22.7 million, partially offset by $3.7 million in member distributions.

Long-Term Debt

As of September 30, 2018, we had outstanding long-term debt of $352.2 million (compared to $283.1 million at December 31, 2017), an increase of $69.1 million, consisting of outstanding debt of $263.5 million under the Senior Secured Credit Facility (including $2.7 million in current portion of long-term debt) and $88.7 million under the Subordinated Term Loan (including accrued payment-in-kind (“PIK”) interest through September 30, 2018). We have a $25.0 million revolving credit facility with SunTrust Bank, which was undrawn as of September 30, 2018 and December 31, 2017. We drew $8.0 million on our revolving credit facility in October 2018 to partially finance a merchant portfolio acquisition.

Outstanding borrowings under the Senior Secured Credit Facility bear interest at the London Interbank Offered Rate (LIBOR) with a floor of 1.0%, plus an applicable margin. The margin stood at 5.0% as of September 30, 2018, which was a reduction from 6% as of December 31, 2017, due to amendments made in connection with the January 2018 debt upsizing. The Senior Secured Credit Facility is secured by a pledge of substantially all of our assets, all of the capital stock of our subsidiaries, and 65% of our outstanding voting equity interests and all of our outstanding non-voting equity interests in the Company. The Subordinated Term Loan provides for cash and PIK interest components. Cash interest is payable at an annual rate of 5.0% while PIK interest resets on a quarterly basis based on our Total Net Leverage Ratio, as defined in the credit agreement relating to the Subordinated Term Loan, with a floor of 5.0%. The Subordinated Term Loan is secured by a subordinate pledge of substantially all of our assets. As of September 30, 2018, the outstanding amount on the Subordinated Term Loan totaled $88.7 million, a $3.6 million increase from December 31, 2017 attributable to the accrual of PIK interest. The outstanding principal amounts under the Senior Secured Credit Facility and the Subordinated Term Loan mature in January 2023 and July 2023, respectively. The $25 million revolving credit facility expires in January 2022. The PIK interest payable on the Subordinated Term Loan decreased from 6.25% as of December 31, 2017 to 5.5% in January 2018 (which remained the applicable PIK rate as of September 30, 2018) due to our improved Total Net Leverage Ratio, as defined in the credit agreement.

The Senior Secured Credit Facility and the Subordinated Term Loan contain representations and warranties, financial and collateral requirements, mandatory payment events, and events of default and affirmative and negative covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. The financial covenants include requirements to maintain certain leverage and fixed charge coverage ratios.

As of September 30, 2018, financial covenants under the Senior Secured Credit Facility required the Total Net Leverage Ratio, as defined in the agreement, not to exceed 6.25:1.00 and a First Lien Net Leverage Ratio, as defined in the agreement, not to exceed 4.25:1.00. The Net Leverage Ratios are determined using the outstanding debt balance and Earnout Adjusted EBITDA, as defined above. For a reconciliation of Earnout Adjusted EBITDA to net income, see above under “—Certain Non-GAAP Measures.” We are required to make quarterly principal payments under the Senior Secured Credit Facility as well as additional mandatory prepayments based on Excess Cash Flow, as determined and defined in the credit agreement. The Subordinated Term Loan contains financial covenants similar to the Senior Secured Credit Facility. As of September 30, 2018, we were in compliance with our financial covenants.

Contractual Obligations

The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2017.

	Payments Due by Period (in thousands)
Contractual Obligations	Total		Less than 1 year		1 to 3 years	3 to 5 Years	More than 5 years
	(dollars in thousands)
Facility and other leases(a)	$10,027		$1,476		$1,898	$1,784	$4,869
Debt(b)	283,118		7,582	(c)	4,000	4,000	267,536
Interest on debt(d)	114,138	(e)	16,545		33,472	33,830	30,290
Processing minimums(f)	13,400		6,700		6,700	—	—
	$420,683		$32,303		$46,070	$39,614	$302,695

(a)	We have entered into, or assumed via acquisitions, several operating leases for office space in the states of Georgia, New York, Tennessee, Texas and Florida, as well as equipment leases.

(b)

Reflects contractual principal payments. As a result of the January 2018 debt upsizing, total outstanding long-term debt increased to $350.6 million. Does not include Goldman Sachs warrant amended in connection with the 2017 debt restructuring, which had a fair value of $8.7 million as of December 31, 2017 and is classified as a long-term liability. See “—Liquidity and Capital Resources—Long-term Debt” above.

(c)	Includes mandatory principal prepayment obligation of $5.6 million. This prepayment obligation was waived in April 2018 and reclassified to long-term debt as of September 30, 2018.

(d)	Reflects minimum interest payable under the Senior Secured Credit Facility and the Subordinated Term Loan. In connection with the January 2018 upsizing and as noted above, the interest payable on all outstanding indebtedness under the Senior Secured Credit Facility was reduced to LIBOR (with a floor of 1.0%) plus 5.0% per annum. Due to historical fluctuations in the LIBOR rate, we have assumed the LIBOR floor rate of 1.0% for purposes of calculating interest payable on the Senior Secured Credit Facility. The $25.0 million revolving credit facility, which was undrawn at September 30, 2018, is subject to a 0.50% fee on the unutilized amount of the facility, which is included as interest payable. The Subordinated Term Loan has two components of interest, the cash interest, which is based on a fixed 5.0% margin, and the PIK interest. The PIK interest varies between 5.0% and 6.25% per annum from period to period based on our leverage ratio calculated pursuant to the credit agreement. We have assumed the minimum rate of 5.0% for purposes of calculating the PIK interest payable accrual of $27.4 million over the remaining duration of the Subordinated Term Loan, which is payable on the maturity date of the Subordinated Term Loan.

(e)	As a result of the January 2018 debt upsizing, we are committed to pay an additional approximately $18.5 million in interest over the remaining duration of the Senior Secured Credit Facility.

(f)	Reflects minimum annual spend commitments with third-party processor partners. In the event we fail to meet the minimum annual spend commitment, we are required to pay the difference between the minimum and the actual dollar amount spent in the year.

Off-Balance Sheet Arrangements

We have not entered into any transactions with third parties or unconsolidated entities whereby we have financial guarantees, subordinated retained interest, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities or other obligations.

Critical Accounting Policies and Estimates

The accounting principles followed by us and the methods of applying these principles are in accordance with GAAP, which often require the judgment of management in the selection and application of certain accounting principles and methods. We consider the following accounting policies to be critical to understanding our audited consolidated financial statements because the application of these policies requires significant judgment on the part of management. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain.

Balance Sheet Classification of Deferred Income Taxes

In connection with the Business Combination and Recapitalization, we prospectively adopted the provisions of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), during the third quarter of 2018. ASU 2015-17 requires a balance sheet presentation of deferred income taxes reports the net amount of deferred tax assets and liabilities for each tax-paying jurisdiction as non-current on the balance sheet. Our prospective adoption of ASU 2015-17 impacts the classification of deferred tax assets and liabilities on any balance sheet that reports our financial position for any date after June 30, 2018. Balance sheets for prior periods have not been adjusted. The adoption of ASU 2015-17 had no impact on our results of operations or cash flows.

Costs Incurred to Develop Software for Internal Use

Internal-use software development costs are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges from three to five years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product. For the years ended December 31, 2017, 2016, and 2015, there has been no impairment associated with internal use software. For the years ended December 31, 2017 and 2016, we capitalized software development costs of $3.1 million and $3.1 million, respectively. As of December 31, 2017 and 2016, capitalized software development costs, net of accumulated amortization, totaled $6.7 million and $5.1 million, respectively, and was included in property and equipment, net on the consolidated balance sheets. Amortization expense for capitalized computer software costs for the years ended December 31, 2017, 2016 and 2015 was $1.6 million, $1.0 million and $0.8 million, respectively.

Goodwill

We test goodwill for impairment for each of our reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below our carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. We performed our most recent annual goodwill impairment test as of November 30, 2017 using market data and discounted cash flow analyses. Based on this analysis, it was determined that the fair value exceeded the carrying value of each of our reporting units. We have concluded there have been no indicators impairment for the years ended December 31, 2017, 2016 and 2015.

Intangible Assets.

Intangible assets, acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. Intangible assets primarily include merchant portfolios and other intangible assets such as non-compete agreements, tradenames, acquired technology (developed internally prior to business combination) and customer relationships.

Merchant Portfolios.

Merchant portfolios represent the value of the acquired merchant customer base at the time of acquisition. We amortize the cost of our acquired merchant portfolios over their estimated useful lives, which range from one year to ten years, using either a straight-line or an accelerated method that most accurately reflects the pattern in which the economic benefits of the respective asset is consumed.

Other Intangible Assets.

Other intangible assets consist of values relating to non-compete agreements, trade names, acquired technology (developed internally prior to business combinations) and customer relationships. These values are amortized over the estimated useful lives ranging from 3 years to 25 years.

Impairment of Long-lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group. If indicated, the loss is measured as the excess of carrying value over the asset groups’ fair value, as determined based on discounted future cash flows. We concluded there were no indications of impairment for the years ended December 31, 2017, 2016 and 2015.

Fair Value Measurements

We measure certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We use a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 – Unobservable inputs that are not corroborated by market data.

The fair values of our warrant liability and contingent consideration (Preferred A Units Earnout), merchant portfolios, assets and liabilities acquired in mergers and business combinations and the implied fair value of the Company, are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on our most recent cash flow projections and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values and, where available, values observed in public market transactions.

The carrying values of accounts and notes receivable, accounts payable and accrued expenses, long-term debt and cash, including settlement assets and the associated deposit liabilities approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the debt is based upon current market rates.

Recent Accounting Pronouncements

Prior to July 25, 2018, we were defined as a non-public entity for purposes of applying transition guidance related to new or revised accounting standards under U.S. GAAP, and as such were typically required to adopt new or revised accounting standards subsequent to the required adoption dates that applied to public companies. M I was classified as an emerging growth company (EGC). Subsequent to the July 25, 2018 Business Combination, we retain EGC status until no later than December 31, 2021. We will maintain the election available to an EGC to use any extended transition period applicable to non-public companies when complying with a new or revised accounting standards. Therefore, as long as we retain EGC status, before December 31, 2021 we can continue to elect to adopt any new or revised accounting standards on the adoption date (including early adoption) required for a private company.

Accounting for Share-Based Payments to Employees (ASU 2016-09)

In March 2016, the FASB issued ASU 2016--09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. This new ASU has the following effects:

Consolidated Statement of Operations - ASU 2016-09 imposes a new requirement to record all of the excess income tax benefits and deficiencies (that result from an increase or decrease in the value of an award from grant date to settlement date) related to share-based payments at settlement through the statement of operations instead of the former requirement to record income tax benefits in excess of compensation cost (“windfalls”) in equity, and income tax deficiencies (“shortfalls”) in equity to the extent of previous windfalls, and then to operations. This change is required to be applied prospectively upon adoption of ASU 2016-09 to all excess income tax benefits and deficiencies resulting from settlements of share-based payments after the date of adoption.

Consolidated Statement of Cash Flows - ASU 2016-09 requires that all income tax-related cash flows resulting from share-based payments, such as excess income tax benefits, are to be reported as operating activities on the statement of cash flows, a change from the prior requirement to present windfall income tax benefits as an inflow from financing activities and an offsetting outflow from operating activities.

Additionally, ASU 2016-09 clarifies that:

•	all cash payments made to taxing authorities on the employees’ behalf for withheld shares at settlement are presented as financing activities on the statement of cash flows. This change must be applied retrospectively.

•	entities are permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. Estimates of forfeitures will still be required in certain circumstances, such as at the time of modification of an award or issuance of a replacement award in a business combination. If elected, the change to recognize forfeitures when they occur needs to be adopted using a modified retrospective approach, with a cumulative effect adjustment recorded to opening retained earnings.

As an EGC, this ASU is effective for us for annual reporting periods beginning 2018 and interim periods beginning first quarter 2019. The adoption of the ASU is not expected to have a material effect on our financial position, results of operations, or cash flows. Its impact on periods after adoption will depend on future grants of share-based compensation that we may make under our 2018 Equity Incentive Plan.

Share-Based Payments to Non-Employees (ASU 2018-07)

In June 2018, the FASB issued ASU 2018-07, Share-based Payments to Non-Employees, to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. As an EGC, the ASU is effective for annual reporting periods beginning in 2020 and interim periods within annual periods beginning first quarter 2021. We are evaluating the impact this ASU will have on our consolidated financial statements.

Implementation Costs Incurred in Cloud Computing Arrangements (ASU 2018-15)

In August 2018, the FASB issued ASU 2018-15, Implementation Costs Incurred in Cloud Computing Arrangements (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). As an EGC, this ASU is effective for us for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We are evaluating the impact this ASU will have on our consolidated financial statements.

Definition of a Business (ASU 2017-01)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance will assist entities in determining if acquired assets constitute the acquisition of a business or the acquisition of assets for accounting and reporting purposes. In practice prior to ASU 2017-01, if revenues were generated immediately before and after a transaction, the acquisition was typically considered a business. Under ASU 2017-01, requiring entities to further assess the substance of the processes they acquire will likely reduce the number of transactions accounted for as business acquisitions. As an EGC, this ASU is effective for us for annual reporting periods beginning after December 15, 2018 and interim periods within years beginning after December 15, 2019. The impact that ASU 2017-01 may have on our position, results of operations or cash flows will depend on the nature of any acquisition commencing after our adoption of the ASU.

Disclosures for Fair Value Measurements (ASU 2018-13)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. For all entities, this ASU is effective for annual and interim reporting periods beginning after December 15, 2019. Certain amendments must be applied prospectively while others are to be applied on a retrospective basis to all periods presented. As disclosure guidance, the adoption of this ASU will not have an effect on our financial position, results of operations or cash flows.

Statement of Cash Flows (ASU 2016-15)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This ASU represents a consensus of the FASB’s Emerging Issues Task Force on eight separate issues that each impact classifications on the statement of cash flows. In particular, issue number three addresses the classification of contingent consideration payments made after a business combination. Under ASU 2016-15, cash payments made soon after an acquisition’s consummation date (i.e., approximately three months or less) will be classified as cash outflows from investing activities. Payments made thereafter will be classified as cash outflows from financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability will be classified as cash outflows from operating activities. As an EGC, this ASU is effective for us for years beginning after December 15, 2018 and interim periods within years beginning after December 15, 2019. We are evaluating the effect this ASU will have on its consolidated statement of cash flows.

Goodwill Impairment Testing (ASU 2017-04)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 will eliminate the requirement to calculate the implied fair value of goodwill (step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on the current step 1). Any impairment charge will be limited to the amount of goodwill allocated to an impacted reporting unit. ASU 2017-04 will not change the current guidance for completing Step 1 of the goodwill impairment test, and an entity will still be able to perform the current optional qualitative goodwill impairment assessment before determining whether to proceed to Step 1. Upon adoption, the ASU will be applied prospectively. As an EGC, this ASU will be effective for annual and interim impairment tests performed in periods beginning after December 15, 2021 (i.e., for any impairment test performed in 2022). The impact that ASU 2017-04 may have on our financial condition or results of operations will depend on the circumstances of any goodwill impairment event that may occur after adoption.

Revenue Recognition (ASC 606)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which since has been codified and amended in ASC 606, Revenue from Contracts with Customers. This guidance clarifies the principles for recognizing revenue and will be applicable to all contracts with customers regardless of industry-specific or transaction-specific fact patterns. Further, the guidance will require improved disclosures as well as additional disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. Since its original issuance, the FASB has issued several updates to this guidance, and additional updates are possible. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to our software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements. As an EGC, the standard is effective for our 2019 annual reporting period and for interim periods after 2019. The standard permits the use of either the retrospective or cumulative effect transition method. We have not yet selected a transition method and we are currently evaluating the effect that the standard may have on our consolidated financial statements and disclosures.

Leases (ASU 2016-02)

In February 2016, the FASB issued new lease accounting guidance in ASU No. 2016-02, Leases-Topic 842, which has been codified in ASC 842, Leases. Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will represent the lessee’s right to use, or control the use of, a specified asset for the lease term. As an EGC, this standard is effective for our annual reporting period beginning in 2020 and interim reporting periods beginning first quarter of 2021. The new standard requires a modified retrospective basis. The adoption of ASC 842 will require us to recognize non-current assets and liabilities for right-of-use assets and operating lease liabilities on our consolidated balance sheet, but is not expected to have a material effect on our results of operations or cash flows. ASC 842 will also require additional footnote disclosures to our consolidated financial statements.

Credit Losses (ASU 2016-13)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. We are currently evaluating the potential impact that ASU 2016-13 may have on the timing of recognizing future provisions for expected losses on our accounts receivable. As an EGC, the ASU is effective for annual periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021.

Qualitative and Quantitative Disclosure about Market Risk

Interest rate risk

Our Senior Secured Credit Facility bears interest at a rate based on LIBOR plus a fixed margin. As of December 31, 2017, we had $198 million in outstanding borrowings under our Senior Secured Credit Facility. A hypothetical 1% increase in 2017 in the applicable LIBOR rate on our outstanding indebtedness under the Senior Secured Credit Facility would have increased cash interest expense on our indebtedness by approximately $1.8 million per annum, while a hypothetical 1% decrease in the applicable LIBOR rate would have decreased cash interest expense on our indebtedness by approximately $0.4 million per annum. The discrepancy between the hypothetical increase and decrease is attributable to the 1.0% LIBOR floor under the Senior Secured Credit Facility. The applicable LIBOR rate stood at 1.35% at December 31, 2017.

As of September 30, 2018, we had $263.5 million in outstanding borrowings under our Senior Secured Credit Facility. The applicable LIBOR rate stood at 2.1% at September 30, 2018 and the fixed margin stood at 5%, for an interest rate of 7.1%. A hypothetical 1.0% increase or decrease in the applicable LIBOR rate on our outstanding indebtedness under the Senior Secured Credit Facility for the nine months ended September 30, 2018 would have increased or decreased interest expense by approximately $2.0 million. Per annum, a 1% hypothetical increase or decrease in the applicable LIBOR on this debt rate would increase annual interest expense by approximately $2.6 million.

We do not currently hedge against interest rate risk.

 MANAGEMENT

Information about Executive Officers and Directors

The board of directors and executive officers of Priority is as follows:

Name	Age	Position
Thomas Priore	49	Executive Chairman
John Priore	55	President, Chief Executive Officer and Director
Bruce Mattox	62	Chief Financial Officer
Michael Vollkommer	60	Chief Financial Officer, as of December 3, 2018
Sean Kiewiet	45	Chief Technology Officer
Timothy Schneible	45	Chief Operating Officer
Cindy O’Neill	49	President of Commercial Payments
David McMiller	62	President of Commercial Business Services
Afshin Yazdian	45	President of Core Acquiring
Chris Prince	44	General Counsel
Marc Manuel	49	Director
William Gahan	52	Director
Matthew Kearney	57	Director

Executive Officers

Thomas Priore has served as Executive Chairman and founding member of Priority since August 2005. Under Mr. Priore’s strategic direction, Priority has emerged from a start-up organization to become the 13th largest merchant acquirer in the US and a leading provider of commercial payment solutions to major global institutions. Prior to dedicating his full time to Priority, he founded ICP Capital, a boutique investment banking enterprise that became a market leader in structured finance reaching over $20 billion in assets under management. From 1999 until 2003, Mr. Priore was with Guggenheim Securities where he founded the Structured Finance Trading and Origination business and managed its Fixed Income Sales and Trading division. Previously, Mr. Priore spent eight years in PaineWebber’s Fixed Income Sales and Trading department, rising to Vice President. Mr. Priore is a graduate of Harvard University and holds an MBA from Columbia University. Thomas Priore is the brother of John Priore, Priority’s Chief Executive Officer. As of December 1, 2018, Thomas Priore will become our President and Chief Executive Officer.

John Priore is the co-founder of Priority and has served as Chief Executive Officer of Priority since August 2005. He has over twenty-five years of experience in the payments industry. Prior to founding Priority, he was the Executive Vice President of Financial Systems at Ingenico, and also served in a variety of positions at other firms, including NOVA, First Data and American Express. Mr. Priore is a member of the Technology Association of Georgia (TAG), a legacy member of the Alpharetta Technology Commission and currently serves on the board of directors for the Electronic Transactions Association. His commitment to the industry has helped propel Priority to be a leader in payments technology. John Priore is the brother of Thomas Priore, Priority’s Executive Chairman. As of December 1, 2018, John Priore will cease to be our President and Chief Executive Officer and will become our Vice-Chairman.

Bruce Mattox has served as Chief Financial Officer of Priority since April 2011. Mr. Mattox has over 30 years of experience in the payments industry and is a Certified Public Accountant. Prior to joining Priority, Mr. Mattox was a Senior Finance Manager with General Electric Corporation in the Consumer Finance Division and has also held the position of Vice President & Divisional Controller for Wachovia Bank of Georgia. He is certified in Six Sigma Process Management and a member of various CPA associations. Mr. Mattox leverages his experience to keep up with today’s business environment, helping Priority realize the opportunities associated with business mergers, acquisitions, product initiatives and fiscal guidance. As of December 3, 2018, Bruce Mattox will cease to be our Chief Financial Officer and will become our Chief Accounting Officer.

Mr. Vollkommer is a CPA who has over 30 years of financial experience in a variety of industries, serving in executive-level positions within several global corporations. Prior to joining Priority as of December 3, 2018, Mr. Vollkommer most recently served as the Chief Financial Officer of Vesta Corporation, a worldwide provider of comprehensive fraud and payment solutions for online commerce, from October 2013 to October 2015, and before that was the Chief Financial Officer of Mueller Water Products from May 2007 to July 2008. From 2001 to 2006 Vollkommer was Executive Vice President and Chief Financial Officer of Certegy Inc., a public payment services company that was spun off from Equifax.

Sean Kiewiet co-founded Priority after serving as the Director of Technology for Cornerstone Payment Systems. He has served as Chief Technology Officer of Priority since August 2005. Mr. Kiewiet previously worked in software development and architecture for Hypercom and Syntellect. His technology development background drives his vision for Priority to develop high-performing teams that deliberately target technologies at areas where the industry has been complacent and customers have been under-served.

Timothy Schneible has served as Priority’s Chief Operating Officer since October 2018. Prior to joining Priority, Mr. Schneible spent 18 years holding operational and leadership positions in risk management, fraud and credit operations, call center management, and executive officer roles in payment operations for organizations including Bank One Corp., Barclaycard U.S., Worldpay, Inc., and Merchant e-Solutions, Inc. Between March 2015 and October 2018, Mr. Schneible served as Executive Vice President of Operations at Merchant e-Solutions, Inc. He previously served as a Senior Vice President at WorldPay, Inc. since June 2010.

Cindy O’Neill has served as Priority’s President of Commercial Payments since March 2017. From July 2016 to March 2017 she worked as a consultant, including providing consulting services to Priority starting in November 2016. Ms. O’Neill previously served as the Executive Vice President and General Manager at Electronic Funds Source from June 2015 to July 2016, leading the growth of its Commercial Payments business through its 2016 sale to Wright Express. From February 2015 to June 2015, she served as Managing Director, Group Head of Cash Management Product, at Bank of the West. From June 2010 to February 2015, she served as the Head of Global Product Management and Region Head of U.S. Commercial Business at Visa. Prior to assuming those positions, she spent 17 years in treasury management, holding leadership positions at Wells Fargo (February 2007 to June 2010) and Bank of America (October 1994 to February 2007).

David McMiller has served as Priority’s President of Commercial Business Services since January 2015. He previously served as VP of Association and Franchise at Priority since October 2008. He brings over thirty-five years of executive development experience after serving as the Executive Vice President for NOVA and development roles for Uptons and Kohl’s.

Afshin Yazdian has served as Priority’s President of Core Acquiring since May 2014. He was previously President & CEO of Cynergy Data from November 2013 to May 2014 and joined Priority through the merger with Cynergy Data. Prior to that, Mr. Yazdian served as President of TouchSuite from April 2012 to October 2013 and EVP & General Counsel of iPayment, Inc. from its founding in January 2001 to December 2011. Mr. Yazdian brings over sixteen years of payments experience to Priority’s management team, with a background in acquisition and integration strategies and operations.

Chris Prince has served as Priority’s General Counsel since August 2010. Prior to joining Priority, Mr. Prince was Counsel at the international law firm of King & Spalding LLP, where he was a member of the Corporate, Technology and Global Transactions practice groups, focusing on M&A, joint venture and strategic alliances for domestic and international licensing of intellectual property and technology.

Non-Employee Directors

Marc Manuel served as Chief Financial Officer and Director of M I from July 12, 2016 until the Business Combination. Mr. Manuel served as a Managing Director for Magna Management from 2012 until 2017. During his time with Magna Management, Mr. Manuel was responsible for helping to build out the Magna Management’s Equities division, structuring the Equities division’s investments both as lead investor in syndicated transactions and as a sole investor. Prior to joining Magna Management, from September 2009 until July 2012, Mr. Manuel worked as an Investment Banker at Scarsdale Equities LLC. Prior to working at Scarsdale Equities LLC, Mr. Manuel owned his own business and consulted for a wide array of companies ranging from early stage startups to members of the Fortune 10. He holds a B.A. from George Washington University, Cum Laude and an MBA from Fordham University.

William Gahan is a risk management specialist focused on institutional fixed income asset management and debt capital markets. Most recently, from 2011 until 2017, Mr. Gahan was Managing Director at Benefit Street Partners, a credit-focused alternative asset management firm with approximately $25 billion in assets under management where he managed a strategic credit investment operation. Prior to his role at Benefit Street Partners, Mr. Gahan operated a proprietary credit trading portfolio at Greenwich Capital after a career in debt capital markets with Merrill Lynch, Kidder Peabody and Paine Webber. Mr. Gahan received a Bachelor of Arts from the University of Virginia in 1988.

Matthew Kearney has been an Operating Partner at Rockbridge Growth Equity, LLC since March 2015. Mr. Kearney is responsible for driving a range of strategic and operational improvement and initiatives across the firm while also overseeing Rockbridge’s media portfolio and advising on new media investments. During his time at Rockbridge, Mr. Kearney has overseen the successful sale of Triad Retail Media to WPP and the merger of the Rockbridge and Verifone petro media businesses to form “GSTV”. Mr. Kearney now serves as the Chairman of GSTV. Prior to joining Rockbridge, Mr. Kearney served as Executive Chairman of Carlyle Talent Holdings, a Carlyle Group backed special payments company serving the advertising industry, from March 2013 to March 2015. Mr. Kearney also serves as an advisor to the board of directors of Telenor Group, the Norwegian multinational telecommunications company (OSE: TEL) and had served as an advisor to the board of directors of M I. Mr. Kearney previously served as CEO of Screenvision, a cinema advertising and media distribution company. Mr. Kearney holds a B.S. degree in Aeronautical Engineering from the University of Manchester and an MBA from London Business School.

Family Relationships

Thomas Priore, our Executive Chairman, and John Priore, our Chief Executive Officer, are brothers.

Independence of Directors

As a result of our Common Stock being listed on NASDAQ, Priority adheres to the rules of such exchange in determining whether a director is independent. The board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NASDAQ listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Manuel, Gahan and Kearney will be considered independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Controlled Company Status

Thomas Priore continues to control a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of our board of directors consist of independent directors;

●	the requirement that we have a Nominating/Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities; and

●	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities

We utilize and intend to continue to utilize these exemptions. As a result, we do not currently have a majority of independent directors and our Compensation Committee and Nominating/Corporate Governance Committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Risk Oversight

Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors executes its oversight responsibility both directly and through its committees. Our board of directors also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Our board of directors delegates to the audit committee oversight of its risk management process, and our other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Priority has established a separately standing audit committee, corporate governance and nominating committee and compensation committee.

Audit Committee Information

Priority has established an audit committee comprised of independent directors. The audit committee consists of Marc Manuel, William Gahan and Matthew Kearney. Each of the member of the audit committee is independent under the applicable listing standards. The audit committee has a written charter. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee is and at all times will be composed exclusively of “independent directors,” as defined for audit committee members under NASDAQ listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Priority is required to certify to the exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Mr. Manuel serves as a financial expert on the Audit Committee.

Corporate Governance and Nominating Committee Information

Priority has established a corporate governance and nominating committee of the board of directors comprised of Thomas Priore, John Priore and William Gahan, with Thomas Priore as the chairman of the corporate governance and nominating committee. Each member of the corporate governance and nominating committee is independent under the applicable listing standards. The corporate governance and nominating committee has a written charter. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Guidelines for Selecting Director Nominees

The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the corporate governance and nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

The board of directors of Priority has established a compensation committee consisting of Thomas Priore, John Priore and William Gahan, with Thomas Priore as the chairman of the compensation committee. The compensation committee has a written charter. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer incentive compensation plans, including authority to make and modify awards under such plans.

Code of Ethics

Priority has adopted a Code of Ethics that applies to all of its employees, officers and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Ethics is posted on its website at www.prth.com. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Stockholder and Interested Party Communications

Priority’s board of directors does not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Common Stock at that time. However, management may establish a process for stockholder and interested party communications in the future.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Priority has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies,” as such term is under the rules promulgated under Securities Act. These rules require compensation disclosure for Priority’s principal executive officer and its two most highly compensated executive officers other than its principal executive officer. These officers are referred to as the “Named Executive Officers” or “NEOs.” The NEOs for Priority’s fiscal year ended December 31, 2017 were:

●	Thomas Priore, its Executive Chairman in 2017 and, as of December 1, 2018, will become its Chief Executive Officer and Chairman,

●	John Priore, its President and Chief Executive Officer in 2017 and, as of December 1, 2018, will become its Vice Chairman, and

●	Afshin Yazdian, its President of Core Acquiring.

Summary Compensation Table

The following table presents summary information regarding the total compensation for Priority’s fiscal year ended December 31, 2017 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Thomas Priore	2017	$500,000	250,000	—	—	—	—	—		750,000
Executive Chairman

John Priore	2017	467,200	—	—	—	365,000	—	20,533	(1)	852,733
President and CEO

Afshin Yazdian	2017	381,923	—	—	—	250,000	—	20,730	(2)	652,653
President of Core Acquiring

(1)	Reflects (i) Priority’s payment of Mr. John Priore’s health insurance premiums in the amount of $9,933 and (ii) a 401(k) plan matching contribution in the amount of $10,600.

(2)	Reflects (i) Priority’s payment of Mr. Yazdian’s health insurance premiums in the amount of $10,130 and (ii) a 401(k) plan matching contribution in the amount of $10,600.

Narrative Disclosure to Summary Compensation Table

Mr. Thomas Priore

Mr. Thomas Priore is party to a director agreement among the Priority Payment Systems Holdings LLC and Pipeline Cynergy Holdings, LLC (together referred to as the “Employers”) and Priority, dated May 21, 2014 (which we refer to as the “Director Agreement”). Mr. Thomas Priore is not employed by the Employers and serves as Executive Chairman of Priority as an independent contractor. He is eligible to receive a monthly fee in the amount of $41,666.67 and a discretionary annual fee in an amount up to $250,000. Payment of the monthly fee is subject to applicable restrictions under the debt and equity financing agreements of the Employers. In the event any such restrictions prohibit payment of the monthly fee such amount will accrue interest at a rate of 6% per annum until such amount is permitted to be paid. The Director Agreement may be terminated at any time by mutual written agreement of the parties or by any party for cause in the event the other party materially breaches its duties and obligations or is in default of any obligation. Upon any termination of the Director Agreement, Mr. Thomas Priore will remain eligible to continue to receive the monthly fee and the annual fee for so long as he and his affiliates own at least 10% of the outstanding common equity interests of Priority on a fully diluted basis.

Mr. John Priore

Mr. John Priore is party to an employment agreement among the Employers, and Priority, dated May 21, 2014 (which we refer to as the “Priore Employment Agreement”). The Priore Employment Agreement does not provide for a specific term of employment.

Pursuant to the Priore Employment Agreement, Mr. John Priore receives an annual base salary (currently $467,200 per year) and is eligible for an annual bonus. Mr. John Priore’s annual bonus has a target payment of at least 70% of his base salary based on the achievement of performance criteria, which may be increased to 100% of his base salary at the discretion of the board of directors of Priority if such performance criteria are achieved. For 2017, the performance criteria for Mr. John Priore’s annual bonus was achievement of a total company recurring operating margin greater than or equal to $56,265,000. The actual amount achieved was $59,206,617, resulting in a bonus in the amount of $327,040, and the board of directors of Priority exercised its discretion to increase the total amount of Mr. John Priore’s 2017 annual bonus to $365,000.

The Priore Employment Agreement provides that in the event of his termination of employment by the Employers without Cause or if he resigns for Good Reason, then subject to his execution of a release and compliance with restrictive covenants set forth in the Priore Employment Agreement, he will be entitled to:

●	severance payments equal to the sum of 24 months of his base salary plus 35% of his base salary (increased to 75% if such termination occurs within 6 months prior to a change in control of Priority), payable for a period of 24 months; and

●	reimbursement of the cost of continuation coverage of health and dental coverage for a period of 24 months.

For the purposes of the Priore Employment Agreement, “Cause” generally means Mr. John Priore’s:

●	material breach of the Priore Employment Agreement;

●	fraud;

●	gross negligence, willful misconduct, or material dishonesty;

●	failure to follow the reasonable direction of any individual or board to which he reports; or

●	final conviction of a felony or crime involving moral turpitude.

For purposes of the Priore Employment Agreement, “Good Reason” generally means:

●	a material reduction in his then current authority, title, duties, or responsibilities;

●	a material reduction in his then current base salary or benefits that he was entitled to on May 21, 2014;

●	a requirement that he report to any person or entity other than the board of directors of Priority;

●	a material breach of the Priore Employment Agreement by the Employers;

●	a material change in geographic location at which he must perform services for the Employers;

●	the Employers, with the actual knowledge of the Board, provide processing services with respect to adult entertainment merchant accounts; or

●	a successor’s failure to assume the Priore Employment Agreement in writing.

Mr. Afshin Yazdian

Mr. Yazdian is party to an employment agreement among the Employers and Priority, dated May 21, 2014 (which we refer to as the “Yazdian Employment Agreement”). The Yazdian Employment Agreement provides for a term that will expire on October 16, 2018, and thereafter automatically renew for additional one-year periods unless either party provides written notice at least 90 days prior to the end of the then term.

Pursuant to the Yazdian Employment Agreement, Mr. Yazdian receives an annual base salary (currently $410,010 per year) and the Employers pay 100% of all insurance premiums for Mr. Yazdian, his spouse and eligible children under the Employers’ employee benefit plans. Mr. Yazdian is eligible to receive an annual bonus targeted at 50% of his base salary based on the achievement of performance criteria, which may be increased up to a maximum of 65% of his base salary at the discretion of the board of directors of Priority if such performance criteria are achieved. For 2017, the performance criteria for Mr. Yazdian’s annual bonus was achievement of a core acquiring recurring operating margin greater than or equal to $51,893,293. The actual amount achieved was $56,927,930, resulting in a bonus in the amount of $204,995, and the board of directors of Priority exercised its discretion to increase the total amount of Mr. Yazdian’s 2017 annual bonus to $250,000.

Pursuant to the Yazdian Employment Agreement, in the event of his termination of employment by the Employers without Cause or due to a notice by the Employers of non-renewal of the Yazdian Employment Agreement, or by Mr. Yazdian for Good Reason, subject to his execution of a release, he will be entitled to:

●	severance payments equal to 12 months of his base salary payable for a period of 12 months;

●	a pro-rata portion of any earned but unpaid annual bonus for the year of termination; and

●	reimbursement of the cost of continuation coverage of health coverage for a period of 12 months.

In the event of a termination of Mr. Yazdian’s employment due to his death or disability, subject to his execution of a release, Mr. Yazdian will be entitled to a pro-rata portion of any earned but unpaid annual bonus for the year of termination.

For the purposes of the Yazdian Employment Agreement, “Cause” generally means Mr. Yazdian’s:

●	commission of or being charged with the commission of a felony, or any crime involving theft, fraud, dishonesty or moral turpitude;

●	gross negligence or any intentional act of fraud or misconduct;

●	material breach of the Yazdian Employment Agreement, or any other agreement with the Employers;

●	breach of fiduciary duties owed to the Employers; or

●	willful and continued disregard of the lawful and reasonable directives of the board of directors of Priority clearly communicated to him.

For the purposes of the Yazdian Employment Agreement, “Good Reason” generally means:

●	a reduction in his base salary, or 50% bonus target below those existing on May 21, 2014;

●	a change in his title or reporting responsibilities such that he no longer reports to the board of directors of Priority or the chief executive officer of the Employers;

●	a requirement that he relocate outside of the Nashville, Tennessee metropolitan area or such other location reasonably determined by Mr. Yazdian;

●	a material breach of the Yazdian Employment Agreement by the Employers; or

●	a successor’s failure to assume and agree to perform the obligations in the Yazdian Employment Agreement.

401(k) Plan

Priority maintains a tax-qualified 401(k) defined contribution plan available to substantially all of our employees. The 401(k) plan is available on the same terms to all of its U.S. employees, including Messrs. John Priore and Yazdian. Mr. Thomas Priore serves Priority as an independent contractor and is therefore not eligible to participate in the 401(k) plan. Each participant may elect to make a voluntary contribution of an amount between 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices. Subject to certain limitations, Priority will match a participant’s contributions to the 401(k) plan at a rate of 100% for the first 3% of employee contributions and 50% for the next 2%. All contributions under the plan are fully vested.

Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
Name and Principal Position	Option Grant Date	# Securities Underlying Unexercised Options (#) Exercisable	# Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: # Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	# Shares or Units of Stock that have not vested (#)	Market Value # Share or Units of Stock that have not vested ($)	# Unearned Shares, Units or Other Rights that have not vested (#)	Payout Value of Unearned Shares, Units or other Rights that have not vested ($)

Afshin Yazdian	9/21/2016	—	46,906	—	$	N/A	N/A	—	—	—	—

(1) Reflects unvested Class B Common Units (which we refer to as the “Class B Units”) in Priority Incentive Equity Holdings, LLC (“PIEH”), which are subject to terms of the Limited Liability Company Agreement of PIEH. The Class B Units were initially granted by Priority, and were contributed to, and the obligations thereunder were assumed by, PIEH on July 30, 2017. Priority believes that, despite the fact that the Class B Units reflect profits interest in PIEH that do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Mr. Yazdian will become vested in 50% of the unvested Class B Units on each of May 21, 2018 and May 21, 2019, subject to his continued service through such dates. Mr. Yazdian will become vested in any unvested Class B Units upon a change in control of Priority, subject to his continued service through such date.

Director Compensation

Other than the compensation received by Mr. Thomas Priore as described above, no director of Priority received compensation for his or her services to Priority for the year ended December 31, 2017.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the share capital of Priority includes a summary of specified provisions of the charter documents of Priority in effect. This description is qualified by reference to Priority’s charter documents as currently in effect, copies of which are attached to the registration statement of which this Prospectus/Offer to Exchange constitutes a part.

General

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.001, and 100,000,000 shares of preferred stock, par value $0.001. As of November 29, 2018, 67,038,304 shares of Common Stock are outstanding, held by 34 stockholders of record. No shares of preferred stock are currently outstanding.

Common Stock

Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Company on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Company which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.

Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. There are no shares of preferred stock outstanding.

Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Dividends

The Company has not paid any cash dividends on its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of its then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in its business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are not subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the outstanding stock of the corporation at the time of the transaction (excluding stock owned by certain persons), or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds (66 2/3%) of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of the post-combination company. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the Company that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third-party from acquiring “creeping control” of the Company without paying a fair premium to all stockholders.

Our Second Amended and Restated Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that the Sellers and certain of their respective affiliates and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude the Sellers and certain of their respective affiliates and transferees from the definition of “interested stockholder,” because these parties currently hold voting power in excess of the 15% threshold under Section 203, such that “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to the Sellers and certain of their respective affiliates and transferees.

Limitation on Directors’ Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our Company and our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Choice of Forum

Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions Policy

Related parties are defined as: (a) each director or officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent (5%) of any class of voting securities; and (d) any “Immediate Family Member” (as defined in Regulation S-K Item 404(a)) of any of the foregoing persons. A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Priority was, is or will be a participant and the amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). It is the job of the audit committee to establish and implement policies and procedures for their review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K).

Management Services Agreements

Priority has a management services agreement and an annual bonus payout with PSD Partners, whose Managing Member is Thomas Priore, who is the Executive Chairman and majority owner of the Company. For the years ended December 31, 2017, 2016 and 2015, Priority incurred a total of $850,600, $838,758 and $835,811, respectively, for costs related to management services fees, annual bonus payout and occupancy fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 29, 2018 regarding the beneficial ownership of our Common Stock by:

●	Each person known to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

●	Each director and each named executive officer; and

●	All current executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(2)
Directors and Named Executive Officers
Thomas Priore (3)	49,434,170	73.3%
John Priore (4)	9,347,591	13.9%
Afshin Yazdian	—	—
Marc Manuel	59,190	*
William Gahan	—	—
Matthew Kearney	12,457	*
All directors and executive officers as a group (12 individuals)	61,247,941	90.8%

* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Priority Technology Holdings, Inc., 2001 Westside Parkway, Alpharetta, GA 30004.

(2)	The percentage of beneficial ownership of Priority is calculated based on 67,038,304 shares of Common Stock outstanding. The amount of beneficial ownership for each individual or entity includes shares of Common Stock issuable in respect of Private Warrants. Unless otherwise indicated, we believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them as of the date indicated.

(3)	Includes 3,063,097 shares of the Company’s Common Stock and warrants directly held by Priority Incentive Equity Holdings, LLC. Following the Business Combination, Thomas Priore became the managing member of Priority Investment Holdings LLC, which is the non-member manager of Priority Incentive Equity Holdings, LLC. Thomas Priore may be deemed to beneficially own such shares and warrants directly or indirectly controlled by him. The address of Thomas Priore and each of the other entities listed in this footnote is c/o Priority Technology Holdings, Inc., 2001 Westside Parkway, Alpharetta, GA 30004.

(4)	Includes 9,347,591 shares of the Company’s Common Stock directly held by AESV Credit Card Consulting LLC, which is controlled by John Priore. John Priore may be deemed to beneficially own such shares directly or indirectly controlled by him.

LEGAL MATTERS

The validity of the Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Schulte Roth & Zabel LLP, New York, New York. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of M I Acquisitions, Inc. as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 have been included in this registration statement, in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Priority Technology Holdings, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and included in this Prospectus/Offer to Exchange and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We will provide, without charge, upon written request or oral request, a copy of any or all of the documents that are exhibits to the registration statement. Such requests should be directed to Priority Technology Holdings, Inc., 2001 Westside Parkway, Alpharetta, GA 30004 or (800) 935-5961.

INDEX TO FINANCIAL STATEMENTS

PRIORITY TECHNOLOGY HOLDINGS, INC.

M I ACQUISITIONS, INC.

Priority Technology Holdings, Inc.

Unaudited Condensed Consolidated Balance Sheets

As of September 30, 2018 and December 31, 2017

(in thousands)	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$17,203	$27,966
Restricted cash	18,274	16,193
Accounts receivable, net of allowance for doubtful accounts of $295 and $484, respectively	40,433	47,433
Due from related parties	269	197
Prepaid expenses and other current assets	3,209	3,550
Current portion of notes receivable	2,247	3,442
Settlement assets	2,774	7,207
Total current assets	84,409	105,988

Notes receivable, less current portion	786	3,807
Property, equipment, and software, net	17,011	11,943
Goodwill	109,366	101,532
Intangible assets, net	65,579	42,062
Deferred income taxes, net	48,469	—
Other assets	1,686	1,375
Total assets	$327,306	$266,707

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$26,614	$18,603
Accrued residual commissions	17,466	23,470
Customer deposits	1,798	4,853
Current portion of long-term debt	2,682	7,582
Settlement obligations	11,805	10,474
Current portion of common unit repurchase obligation	—	1,500
Total current liabilities	60,365	66,482

Long-term debt, net of discounts and deferred financing costs	342,293	267,939
Warrant liability	—	8,701
Common unit repurchase obligation	—	7,690
Other liabilities	7,040	6,050
Total long term liabilities	349,333	290,380

Total liabilities	409,698	356,862

Commitments and Contingencies (Note 9)

Equity (deficit)	(82,392)	(90,155)

Total liabilities and equity (deficit)	$327,306	$266,707

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority Technology Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations

For the three quarters ended September 30, 2018 and 2017

	Three quarters ended September 30,
(in thousands, except per share amounts)	2018	2017
REVENUE:
Merchant card fees revenue	$299,661	$286,208
Outsourced services revenue	18,426	17,135
Other revenues	5,862	2,306
Total revenue	323,949	305,649

OPERATING EXPENSES:
Costs of merchant card fees	230,276	219,507
Other costs of services	13,518	11,285
Salary and employee benefits	28,406	24,356
Depreciation and amortization	12,679	11,254
Selling, general and administrative	13,978	7,214
Change in fair value of contingent consideration	—	(410)
Other operating expenses	10,449	8,143
Total operating expenses	309,306	281,349

Income from operations	14,643	24,300

OTHER INCOME (EXPENSES):
Interest income	530	448
Interest expense	(21,893)	(18,600)
Debt modification and extinguishment expenses	(1,323)	(1,753)
Change in fair value of warrant liability	(3,458)	(1,455)
Equity in loss and impairment of unconsolidated entities	(857)	(221)
Total other expenses	(27,001)	(21,581)

Net (loss) income before income taxes	(12,358)	2,719

Income tax benefit	(991)	—

Net (loss) income	(11,367)	$2,719

(Loss) income per common share:
Basic and diluted	$(0.19)	$0.04

PRO FORMA (C-corporation basis) (Note 8):
Income tax expense (benefit)	$(1,618)	$1,104
Net (loss) income	$(10,740)	$1,615
(Loss) income per common share:
Basic and diluted	$(0.18)	$0.02

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority Technology Holdings, Inc.

Unaudited Condensed Consolidated Statement of Changes in Equity (Deficit)

For the three quarters ended September 30, 2018

			Total					Additional
			Members’					Paid-In
	Common Units		Equity	Common Stock		Preferred Stock		Capital	Accumulated	Equity
	Units	Amount	(Deficit)	Shares	Amount	Shares	Amount	(Deficit)	Deficit	(Deficit)
December 31, 2017, as originally reported	5,551	$(90,155)	$(90,155)	—	$—	—	$—	$—	$—	$—
Conversion of units to common stock and reclassification of members’ equity (deficit)	(5,551)	90,155	90,155	73,110	73	—	—	—	(90,228)	(90,155)
December 31, 2017, as recasted	—	$—	$—	73,110	73	—	—	—	(90,228)	(90,155)

Cash distributions to members in 2018 prior to July 25				—	—	—	—	(7,075)	—	(7,075)
Member redemptions in 2018 prior to July 25				(12,565)	(13)	—	—	(36,548)	(28,342)	(64,903)
Conversion of MI Acquisitions shares				6,676	7	—	—	49,382	—	49,389
Pro-rata adjustment				(724)	—	—	—	—	—	—
Effects of Founders’ Share Agreement				(175)	—	—	—	(2,118)	—	(2,118)
Equity-based compensation arrangements				250	—	—	—	1,063	—	1,063
Recapitalization costs				—	—	—	—	(9,704)	—	(9,704)
Net deferred income taxes related to loss of partnership status				—	—	—	—	—	47,478	47,478
Common stock issued for business acquisitions				475	(a)	—	—	5,000	—	5,000
Net loss				—	—	—	—	—	(11,367)	(11,367)
September 30, 2018				67,047	$67	—	$—	$—	$(82,459)	$(82,392)

(a) Par value of 475,195 common shares issued rounds to less than one thousand dollars

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority Technology Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

For the three quarters ended September 30, 2018 and 2017

	Three quarters ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net (loss) income	$(11,367)	$2,719
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,679	11,254
Equity-based compensation	1,063	726
Amortization of debt issuance costs	606	538
Amortization of debt discount	446	373
Equity in loss and impairment of unconsolidated entities	857	221
Provision for deferred income taxes	(991)	—
Change in fair value of warrant liability	3,458	1,455
Change in fair value of contingent consideration	—	(410)
Loss on debt extinguishment	541	1,753
Payment in kind interest	3,623	3,795
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	7,357	(7,387)
Settlement assets	4,434	938
Prepaid expenses and other current assets	412	3,657
Notes receivable	3,661	(1,315)
Accounts payable, accrued expenses and accrued residual commissions	434	9,499
Settlement obligations	1,330	2,382
Customer deposits	(3,055)	(1,206)
Other assets and liabilities	(652)	(13)
Net cash provided by operating activities	24,836	28,979

Cash flows from investing activities:
Acquisition of businesses	(7,508)	—
Additions to property and equipment	(8,406)	(4,866)
Acquisitions of merchant portfolios	(26,431)	(2,484)
Net cash used in investing activities	(42,345)	(7,350)

Cash flows from financing activities:
Proceeds from issuance of long term debt	67,113	276,290
Repayment of long term debt	(2,011)	(90,196)
Debt issuance costs	(322)	(4,570)
Distributions to members	(7,075)	(3,399)
Redemption of membership interest	(74,093)	(203,000)
Recapitalization proceeds	49,389	—
Founders shares redemptions	(2,118)	—
Redemption of warrants	(12,701)	—
Recapitalization costs	(9,355)	—
Net cash provided by (used in) financing activities	8,827	(24,875)

Change in cash and restricted cash:
Net decrease in cash and restricted cash	(8,682)	(3,246)
Cash and restricted cash at the beginning of year	44,159	41,702
Cash and restricted cash at September 30	$35,477	$38,456

Supplemental cash flow information:
Cash paid for interest	$16,537	$13,708
Recognition of initial net deferred income tax asset	$47,478	$—

Non-cash investing and financing activities:
Notes receivable from sellers used as partial consideration for business acquisitions	$560	$—
Purchase of property and equipment through accounts payable	$119	$115
Cash consideration payable for business acquisition	$184	$—
Recapitalization costs remaining in accounts payable	$349	$—
Common stock issued as partial consideration in business acquisitions	$5,000	$—
Common unit repurchase obligation	$—	$9,190

See Notes to Unaudited Condensed Consolidated Financial Statements

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1.       THE COMPANY AND BASIS OF PRESENTATION

Nature of Business

Headquartered near Atlanta in Alpharetta, Georgia, Priority Technology Holdings, Inc. and subsidiaries (the “Company”) began operations in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of its customers and partners. Today, the Company is a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to small and medium size businesses (“SMBs”) and enterprises and distribution partners in the United States. The Company operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent needs.

Priority provides:

●	Consumer payments processing solutions for business-to-consumer (“B2C”) transactions through independent sales organizations (“ISOs”), financial institutions, independent software vendors (“ISVs”), and other referral partners. Priority’s proprietary MX platform for B2C payments provides merchants a fully customizable suite of business management solutions.

●	Commercial payments solutions such as automated vendor payments and professionally curated managed services to industry leading financial institutions and networks. The Company’s proprietary business-to-business (“B2B”) Commercial Payment Exchange (CPX) platform was developed to be a best-in-class solution for buyer/supplier payment enablement.

●	Institutional services solutions that provide audience-specific programs for institutional partners and other third parties looking to leverage the Company’s professionally trained and managed call center teams for customer onboarding, assistance, and support, including marketing and direct-sales resources.

●	Integrated partners solutions for ISVs and other third-parties that allow them to leverage the Company’s core payments engine via robust application program interfaces (“APIs”) resources and high-utility embeddable code.

●	Consulting and development solutions focused on the increasing demand for integrated payments solutions for transitioning to the digital economy.

To provide many of its services, the Company enters into agreements with payment processors which in turn have agreements with multiple card associations. These card associations comprise an alliance aligned with insured financial institutions (“member banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit and debit cards. Card association rules require that vendors and processors be sponsored by a member bank and register with the card associations. The Company has multiple sponsorship bank agreements and is itself a registered ISO with Visa®. The Company is also a registered member service provider with MasterCard®. The Company’s sponsorship agreements allow the capture and processing of electronic data in a format to allow such data to flow through networks for clearing and fund settlement of merchant transactions.

Corporate History and Recapitalization

M I Acquisitions, Inc. (“MI” or “MI Acquisitions”) was incorporated under the laws of the state of Delaware as a special purpose acquisition company (“SPAC”) whose objective was to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. MI Acquisitions completed an initial public offering (“IPO”) in September 2016, and MI Acquisitions’ common shares began trading then on Nasdaq Stock Market, LLC (“Nasdaq”) under the symbol MACQ. In addition, MI Acquisitions completed a private placement to certain initial stockholders of MI. MI Acquisitions received gross proceeds of approximately $54.0 million from the IPO and private placement.

On July 25, 2018, MI Acquisitions acquired all of the outstanding member equity interests of Priority Holdings, LLC (“Priority”) in exchange for the issuance of MI Acquisitions’ common shares (the “Business Combination”) from a private placement. As a result, Priority, which was previously a privately owned company, became a wholly-owned subsidiary of MI Acquisitions. Simultaneously with the Business Combination, MI Acquisitions changed its name to Priority Technology Holdings, Inc. and the symbol for its common stock on Nasdaq became PRTH.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

As a SPAC, MI Acquisitions had substantially no business operations prior to July 25, 2018. For financial accounting and reporting purposes under accounting principles generally accepted in the United States (“U.S. GAAP”), the acquisition was accounted for as a “reverse merger,” with no recognition of goodwill or other intangible assets. Under this method of accounting, MI Acquisitions was treated as the acquired entity whereby Priority was deemed to have issued common stock for the net assets and equity of MI Acquisitions consisting mainly of cash of $49.4 million, accompanied by a simultaneous equity recapitalization (the “Recapitalization”) of Priority. The net assets of MI Acquisitions are stated at historical cost, and accordingly the equity and net assets of the Company have not been adjusted to fair value. As of July 25, 2018, the consolidated financial statements of the Company include the combined operations, cash flows, and financial positions of both MI Acquisitions and Priority. Prior to July 25, 2018, the results of operations, cash flows, and financial positions are those of Priority. The units and corresponding capital amounts and earnings per unit of Priority prior to the Recapitalization have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization.

The common shares issued in the private placement, including the common shares issued to the sellers of Priority, are restricted shares, meaning that there are certain regulatory restrictions on the holders’ abilities to sell, transfer, pledge or otherwise dispose of the private placement shares. Common shares of the Company issued to certain non-affiliates in the private placement may become unrestricted common shares in the future due to the lapse of certain regulatory restrictions on the holders’ ability to sell, transfer, pledge, or dispose of the unregistered shares.

The Company’s Executive Chairman controls a majority of the voting power of the Company’s outstanding common stock. As a result, the Company is a “controlled company” within the meaning of Nasdaq’s corporate governance standards.

For more information on the Company’s equity structure, see Note 11, Equity, to these unaudited condensed consolidated financial statements.

Prior to July 25, 2018, Priority was a “pass-through” entity for income tax purposes and had no material income tax accounting reflected in its financial statements for financial reporting purposes since taxable income and deductions were “passed through” to Priority’s unconsolidated owners. MI Acquisitions is a taxable “C Corp” for income tax purposes. As a result of Priority’s acquisition by MI Acquisitions, the combined Company is now a taxable “C Corp” that reports all of Priority’s income and deductions for income tax purposes. Accordingly, the consolidated financial statements of the Company now account for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes (“ASC 740”). See Note 8, Income Taxes, to these unaudited condensed consolidated financial statements.

The Company operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For more information about the Company’s segments, refer to Note 14, Segment Information, to these unaudited condensed consolidated financial statements. The Business Combination did not impact the Company’s reportable segments as MI was a SPAC with substantially no business operations.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include those of the Company and its controlled subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Other assets” in the accompanying unaudited condensed consolidated balance sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

These unaudited condensed consolidated financial statements: 1) have been prepared in accordance with U.S. GAAP for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and 2) should be read in connection with Priority’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2017 included as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed July 31, 2018 (the “Form 8-K”). The accompanying unaudited condensed consolidated financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited condensed consolidated financial statements for the periods presented. The accompanying unaudited condensed consolidated balance sheet and related footnote disclosures as of December 31, 2017 were derived from Priority’s audited consolidated financial statements and accompanying footnotes as of and for the year ended December 31, 2017 included in the Form 8-K. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due to seasonal fluctuations in the Company’s revenue as a result of consumer spending patterns. All intercompany balances and transactions have been eliminated.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

The Company is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). The Company may remain an EGC until December 31, 2021. However, if the Company’s non-convertible debt issued within a rolling three-year period exceeds $1.0 billion, the Company would cease to be an EGC immediately, or if its revenues for any fiscal year exceed $1.07 billion, or the market value of its common stock that is held by non-affiliates exceeds $700.0 million on the last day of the second quarter of any given year, the Company would cease to be an EGC as of the beginning of the following year. As an EGC, the Company is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act. Additionally, the Company as an EGC may continue to elect to delay the adoption of any new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Comprehensive Income (Loss)

Comprehensive income (loss) represents the sum of net income (loss) and other amounts that are not included in the unaudited condensed consolidated statement of operations as the amounts have not been realized. For the three quarters ended September 30, 2018 and 2017, there were no differences between the Company’s net income (loss) and comprehensive income (loss). Therefore, no separate Statement of Other Comprehensive Income (Loss) is included in the financial statements for the reporting periods.

Accounting Policies

Since MI Acquisitions had substantially no business operations as a SPAC, its limited accounting policies were not in conflict with those of Priority. Accordingly, the combined Company uses the accounting policies of Priority as described in Note 1 to Priority’s audited consolidated financial statements as of and for the year ended December 31, 2017 included in the Form 8-K. There have been no material changes to these accounting policies, except as noted below for the: 1) new accounting pronouncement adopted in the first three quarters of 2018; 2) adoption of an accounting policy for income taxes for the Company during the first three quarters of 2018; 3) updated accounting policy for earnings per share; and 4) updated fair value accounting policy for contingent consideration associated with business combinations. Accounting policies, as previously disclosed in Note 1 to Priority’s audited consolidated financial statements as of and for the year ended December 31, 2017 contained in the Form 8-K, are presented below for revenue recognition and cost of services.

Revenue Recognition

The Company recognizes revenue when (1) it is realized or realizable and earned, (2) there is persuasive evidence of an arrangement, (3) delivery and performance has occurred, (4) there is a fixed or determinable sales price and (5) collection is reasonably assured.

The Company generates revenue primarily for fees charged to merchants for the processing of card-based transactions. The Company’s reporting segments are organized by services the Company provides and distinct business units. Set forth below is a description of the Company’s revenue by segment. See Note 14, Segment Information, to Priority’s audited consolidated financial statements as of and for the year ended December 31, 2017 for further discussion of the Company’s reportable segments.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Consumer Payments

The Company’s Consumer Payments segment represents merchant card fee revenues, which are based on the electronic transaction processing of credit, debit and electronic benefit transaction card processing authorized and captured through third-party networks, check conversion and guarantee, and electronic gift certificate processing. Merchants are charged rates which are based on various factors, including the type of bank card, card brand, merchant charge volume, the merchants industry and the merchant’s risk profile. Typically, revenues generated from these transactions are based on a variable percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. The Company’s contracts in most instances involve three parties: the Company, the merchant and the sponsoring bank. The Company’s sponsoring banks collect the gross revenue from the merchants, pay the interchange fees and assessments to the credit card associations, retain their fees and pay to the Company a net residual payment representing the Company’s fee for the services provided. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, and monthly minimum fees, fees for handling chargebacks, gateway fees and fees for other miscellaneous services.

The determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes merchant card fee revenues net of interchange fees, which are assessed to the Company’s merchant customers on all transactions processed by third parties. Interchange fees and rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the merchant, assumes the risk of loss and has pricing flexibility.

Commercial Payments and Managed Services

The Company’s Commercial Payments and Managed Services segment represents outsourced services revenue, which is primarily derived from providing an outsourced sales force to certain enterprise customers. These services may be provided in areas related to supplier / management campaigns, merchant development programs, and receivable finance management. Commercial Payments and Managed Services are provided on a cost-plus fee arrangement. Revenue is recognized to the extent of billable rates times hours worked and other reimbursable costs incurred.

Other revenue

Other revenue is comprised of fees for services not specifically described above, which are generally transaction-based fees that are recognized at the time the transactions are processed, and revenue generated from the sale of point of sale devices (“terminals”) when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price is fixed and determinable, and collection of the selling price is reasonably assured.

Costs of Services

Costs of Merchant Card Fees

Cost of merchant card fees primarily consist of residual payments to agents and ISOs and other third-party costs directly attributable to payment processing. The residual payments represent commissions paid to agents and ISOs based upon a percentage of the net revenues generated from merchant transactions.

Other Costs of Services

Other costs of services include salaries directly related to outsourced services revenue, merchant supplies, and other service expenses.

Earnings Per Share

The Company follows the two class method when computing net income (loss) per common share due to the existence of contingent share arrangements that meet the definition of participating securities. The two-class method determines net income (loss) per common share for each class of common shares and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two class method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The warrants are participating securities because they have a contractual right to participate in nonforfeitable dividends on a one-for-one basis with the Company’s common shares.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.

The Company recognizes an uncertain tax position in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. Interest and penalties related to income taxes are recognized in the provision for income taxes.

Fair Value of Contingent Consideration in Business Acquisitions

The fair values of the Company’s contingent consideration in business acquisitions are primarily based on Level 3 inputs and are generally estimated based on discounted cash flow analysis from the Company’s most recent cash flow projections and growth rates.

New Accounting Standards (Adopted and Pending Adoption)

Prior to July 25, 2018, Priority was defined as a non-public entity for purposes of applying transition guidance related to new or revised accounting standards under U.S. GAAP, and as such was typically required to adopt new or revised accounting standards subsequent to the required adoption dates that applied to public companies. MI Acquisitions is classified as an EGC. Subsequent to the July 25, 2018 Business Combination, the Company retains EGC status until no later than December 31, 2021. The Company will maintain the election available to an EGC to use any extended transition period applicable to non-public companies when complying with a new or revised accounting standards. Therefore, as long as the Company retains EGC status, before December 31, 2021 the Company can continue to elect to adopt any new or revised accounting standards on the adoption date (including early adoption) required for a private company.

Accounting Standards Adopted in the First Three Quarters of 2018

Modifications to Share-Based Compensation Awards (ASU 2017-09)

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2017-09, Compensation-Stock Compensation Topic 718 - Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms and conditions of share-based payment awards must be accounted for as modifications. Entities apply the modification accounting guidance if the value, vesting conditions, or classification of an award changes. The Company has not modified any share-based payment awards since the adoption of ASU 2017-09. Should the Company modify share-based payment awards in the future, it will apply the provisions of ASU 2017-09.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Balance Sheet Classification of Deferred Income Taxes (ASU 2015-17)

In connection with the Business Combination and Recapitalization, the Company prospectively adopted the provisions of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), during the first three quarters of 2018. ASU 2015-17 simplifies the balance sheet presentation of deferred income taxes by reporting the net amount of deferred tax assets and liabilities for each tax-paying jurisdiction as non-current on the balance sheet. Prior guidance required the deferred taxes for each tax-paying jurisdiction to be presented as a net current asset or liability and net non-current asset or liability. The Company’s prospective adoption of ASU 2015-17 impacts the classification of deferred tax assets and liabilities on any balance sheet that reports the Company’s financial position for any date after June 30, 2018. Balance sheets for prior periods have not been adjusted. The adoption of ASU 2015-17 had no impact on the Company’s results of operations or cash flows.

Recently Issued Standards Not Yet Adopted

Accounting for Share-Based Payments to Employees (ASU 2016-09)

In March 2016, the FASB issued ASU 2016--09, Improvements to Employee Share--Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. This new ASU has the following effects:

Consolidated Statement of Operations - ASU 2016-09 imposes a new requirement to record all of the excess income tax benefits and deficiencies (that result from an increase or decrease in the value of an award from grant date to settlement date) related to share-based payments at settlement through the statement of operations instead of the former requirement to record income tax benefits in excess of compensation cost (“windfalls”) in equity, and income tax deficiencies (“shortfalls”) in equity to the extent of previous windfalls, and then to operations. This change is required to be applied prospectively upon adoption of ASU 2016-09 to all excess income tax benefits and deficiencies resulting from settlements of share-based payments after the date of adoption.

Consolidated Statement of Cash Flows - ASU 2016-09 requires that all income tax-related cash flows resulting from share-based payments, such as excess income tax benefits, are to be reported as operating activities on the statement of cash flows, a change from the prior requirement to present windfall income tax benefits as an inflow from financing activities and an offsetting outflow from operating activities.

Additionally, ASU 2016-09 clarifies that:

●	all cash payments made to taxing authorities on the employees’ behalf for withheld shares at settlement are presented as financing activities on the statement of cash flows. This change must be applied retrospectively.

●	entities are permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. Estimates of forfeitures will still be required in certain circumstances, such as at the time of modification of an award or issuance of a replacement award in a business combination. If elected, the change to recognize forfeitures when they occur needs to be adopted using a modified retrospective approach, with a cumulative effect adjustment recorded to opening retained earnings.

As an EGC, this ASU is effective for the Company for annual reporting periods beginning 2018 and interim periods beginning first quarter 2019. The adoption of the ASU is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows. Its impact on periods after adoption will depend on future grants of share-based compensation that the Company may make under its 2018 Equity Incentive Plan. See Note 12, Equity-Based Compensation.

Share-Based Payments to Non-Employees (ASU 2018-07)

In June 2018, the FASB issued ASU 2018-07, Share-based Payments to Non-Employees, to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. As an EGC, the ASU is effective for annual reporting periods beginning in 2020 and interim periods within annual periods beginning first quarter 2021. The Company is evaluating the impact this ASU will have on its consolidated financial statements.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Implementation Costs Incurred in Cloud Computing Arrangements (ASU 2018-15)

In August 2018, the FASB issued ASU 2018-15, Implementation Costs Incurred in Cloud Computing Arrangements (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). As an EGC, this ASU is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is evaluating the impact this ASU will have on its consolidated financial statements.

Definition of a Business (ASU 2017-01)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance will assist entities in determining if acquired assets constitute the acquisition of a business or the acquisition of assets for accounting and reporting purposes. In practice prior to ASU 2017-01, if revenues were generated immediately before and after a transaction, the acquisition was typically considered a business. Under ASU 2017-01, requiring entities to further assess the substance of the processes they acquire will likely reduce the number of transactions accounted for as business acquisitions. As an EGC, this ASU is effective for the Company for annual reporting periods beginning after December 15, 2018 and interim periods within years beginning after December 15, 2019. The impact that ASU 2017-01 may have on the Company’s financial position, results of operations or cash flows will depend on the nature of any acquisition commencing after the Company’s adoption of the ASU.

Disclosures for Fair Value Measurements (ASU 2018-13)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. For all entities, this ASU is effective for annual and interim reporting periods beginning after December 15, 2019. Certain amendments must be applied prospectively while others are to be applied on a retrospective basis to all periods presented. As disclosure guidance, the adoption of this ASU will not have an effect on the Company’s financial position, results of operations or cash flows.

Statement of Cash Flows (ASU 2016-15)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This ASU represents a consensus of the FASB’s Emerging Issues Task Force on eight separate issues that each impact classifications on the statement of cash flows. In particular, issue number three addresses the classification of contingent consideration payments made after a business combination. Under ASU 2016-15, cash payments made soon after an acquisition’s consummation date (i.e., approximately three months or less) will be classified as cash outflows from investing activities. Payments made thereafter will be classified as cash outflows from financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability will be classified as cash outflows from operating activities. As an EGC, this ASU is effective for the Company for years beginning after December 15, 2018 and interim periods within years beginning after December 15, 2019. The Company is evaluating the effect this ASU will have on its consolidated statement of cash flows.

Goodwill Impairment Testing (ASU 2017-04)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 will eliminate the requirement to calculate the implied fair value of goodwill (step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on the current step 1). Any impairment charge will be limited to the amount of goodwill allocated to an impacted reporting unit. ASU 2017-04 will not change the current guidance for completing Step 1 of the goodwill impairment test, and an entity will still be able to perform the current optional qualitative goodwill impairment assessment before determining whether to proceed to Step 1. Upon adoption, the ASU will be applied prospectively. As an EGC, this ASU will be effective for annual and interim impairment tests performed in periods beginning after December 15, 2021 (i.e., for any impairment test performed in 2022). The impact that ASU 2017-04 may have on the Company’s financial condition or results of operations will depend on the circumstances of any goodwill impairment event that may occur after adoption.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Revenue Recognition (ASC 606)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which since has been codified and amended in ASC 606, Revenue from Contracts with Customers. This guidance clarifies the principles for recognizing revenue and will be applicable to all contracts with customers regardless of industry-specific or transaction-specific fact patterns. Further, the guidance will require improved disclosures as well as additional disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. Since its original issuance, the FASB has issued several updates to this guidance, and additional updates are possible. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to the Company’s software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements. As an EGC, the standard is effective for the Company’s 2019 annual reporting period and for interim periods after 2019. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has not yet selected a transition method and is currently evaluating the effect that the standard may have on its consolidated financial statements and disclosures.

Leases (ASU 2016-02)

In February 2016, the FASB issued new lease accounting guidance in ASU No. 2016-02, Leases-Topic 842, which has been codified in ASC 842, Leases. Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will represent the lessee’s right to use, or control the use of, a specified asset for the lease term. As an EGC, this standard is effective for the Company’s annual reporting period beginning in 2020 and interim reporting periods beginning first quarter of 2021. The new standard requires a modified retrospective basis. The adoption of ASC 842 will require the Company to recognize non-current assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet, but is not expected to have a material effect on the Company’s results of operations or cash flows. ASC 842 will also require additional footnote disclosures to the Company’s consolidated financial statements.

Credit Losses (ASU 2016-13)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the potential impact that ASU 2016-13 may have on the timing of recognizing future provisions for expected losses on the Company’s accounts receivable. As an EGC, the ASU is effective for annual periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Concentrations

The Company’s revenue is substantially derived from processing Visa® and MasterCard® bank card transactions. Because the Company is not a member bank, in order to process these bank card transactions, the Company maintains sponsorship agreements with member banks which require, among other things, that the Company abide by the by-laws and regulations of the card associations.

Substantially all of the Company’s revenues and receivables are attributable to merchant customer transactions, which are processed primarily by third-party payment processors.

A majority of the Company’s cash and restricted cash is held in certain financial institutions, substantially all of which is in excess of federal deposit insurance corporation limits. The Company does not believe it is exposed to any significant credit risk from these transactions.

Reclassification

Certain prior year amounts in these unaudited condensed consolidated financial statements have been reclassified to conform to the current year presentation, with no net effect on the Company’s equity or net income (loss) for any period. For additional information about the Company’s Recapitalization in July 2018, see Note 11, Equity, to these unaudited condensed consolidated financial statements. For information about the Company’s conversion from a “pass-through” LLC to a taxable “C Corporation” for income tax purposes, see Note 8, Income Taxes, to these unaudited condensed consolidated financial statements.

2.       ACQUISITIONS OF BUSINESSES BY PRIORITY

The Company did not consummate any business acquisitions during 2017.

Based on their purchase prices and pre-acquisition operating results and assets, none of the businesses acquired by the Company in the first three quarters of 2018, as described below, met the materiality requirements for pro forma disclosures. The measurement periods, as defined by ASC 805, are still open for all of these business acquisitions since the Company is awaiting information to determine the acquisition-date fair values of certain acquired assets and assumed liabilities.

Business Acquisition in the First Three Quarters of 2018

PayRight

In April 2018, Priority PayRight Health Solutions, LLC (“PPRHS”), a subsidiary of the Company, purchased the majority of the operating assets and certain operating liabilities of PayRight Health Solutions (“PayRight”). This purchase allowed PPRHS to gain control over the PayRight business and therefore the Company’s consolidated financial statements include the financial position, results of operations, and cash flows of PayRight from the date of acquisition. PayRight utilizes technology assets to deliver customized payment solutions to the healthcare industry. The results of the acquired business and goodwill of $0.3 million from the transaction are being reported by the Company as part of the Commercial Payments and Managed Services reportable segment. Additionally, the acquisition resulted in the recognition of intangible and net tangible assets with a fair value of $0.6 million. The Company transferred total consideration with a fair value of $0.9 million consisting of: $0.5 million in cash and forgiveness of amounts owed to the Company by PayRight; $0.3 million fair value of the Company’s previous equity method investment described in the following paragraph; and non-controlling equity interests in the form of profit and distribution rights that were deemed to have minimal fair value as equity instruments at time of acquisition due to the nature of the profit-sharing and liquidations provisions contained in the LLC agreement for PPRHS. However, due to other contractual rights, the profit and distributions rights were assigned a value of $0.1 million, which was recorded as a liability. The measurement period, as defined by ASC 805, Business Combination (“ASC 805”), is still open for the PayRight purchase since the Company is awaiting information to determine the acquisition-date fair value of certain acquired assets and assumed liabilities.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Previously, in October 2015, the Company purchased a non-controlling interest in the equity of PayRight, and prior to April 2018 the Company accounted for this investment using the equity method of accounting. Immediately prior to PPRHS’s April 2018 purchase of substantially all of PayRight’s business assets, the Company’s existing non-controlling investment in PayRight had a carrying value of approximately $1.1 million with an estimated fair value on the acquisition date of approximately $0.3 million. The Company recorded an impairment loss of $0.8 million during the first three quarters of 2018 for the difference between the carrying value and the fair value of the non-controlling equity method investment in PayRight. The loss is reported as equity in loss and impairment of unconsolidated entities in the Company’s unaudited condensed consolidated statement of operations for the three quarters ended September 30, 2018.

RadPad and Landlord Station

In July 2018, the Company acquired substantially all of the net operating assets of RadPad Holdings, Inc. (“RadPad”) and Landlord Station, LLC (“Landlord Station”). These related asset purchases were deemed to be a business under ASC 805, and the Company formed a new entity, Priority Real Estate Technology, LLC (“PRET”), to acquire and operate these businesses. Due to the related nature of the two sets of business assets, same acquisition dates, and how the Company intends to operate them under the “RadPad” name and operating platform within PRET, the Company deemed them to be one business for accounting and reporting purposes. PRET is reported within the Company’s Commercial Payments and Managed Services reportable segment.

RadPad is a marketplace for the rental real estate market. Landlord Station offers a complementary toolset that focuses on facilitation of tenant screening and other services to the fast-growing independent landlord market. The Company’s existing proprietary payments platform, combined with consumer and commercial payments expertise, allow RadPad and Landlord Station, operating primarily on the merged RadPad platform, to monetize core business and other ancillary revenue stream.

Total consideration paid for RadPad and Landlord Station was $4.3 million consisting of $3.9 million plus forgiveness of pre-existing debt owed by the sellers to the Company of $0.4 million. Additionally, the Company paid and expensed $0.1 million for transaction costs. Net tangible and separately-identifiable intangible assets with an initial fair value of $2.1 million were acquired along with goodwill with an initial value of $2.2 million. Non-controlling equity interests in PRET were issued to certain sellers in the form of residual profit interests and distribution rights, however the fair value of these non-controlling interests were deemed to be immaterial at time of acquisition due to the nature of the profit-sharing and liquidations provisions contained in the LLC agreement for PRET.

Priority Payment Systems Northeast

In July 2018, the Company acquired substantially all of the net operating assets of Priority Payment Systems Northeast, Inc. (“PPS Northeast”). This purchase of these net assets was deemed to be a business under ASC 805. Prior to this acquisition, PPS Northeast was an independent brand-licensed office of the Company where it developed expertise in software-integrated payment services designed to manage turnkey installations of point-of-sale and supporting systems, as well as marketing programs that place emphasis on online ordering systems and digital marketing campaigns. PPS Northeast is reported within the Company’s Consumer Payments reportable segment.

Initial consideration of $3.5 million consisted of $500,000 plus 285,117 common shares of the Company with a fair value of approximately of $3.0 million. In addition, contingent consideration in an amount up to $0.5 million was deemed to have a fair value of $0.4 million at acquisition date. If earned, the seller can receive this contingent consideration in either cash or additional shares of the Company’s common stock, as mutually agreed by the Company and seller. Net tangible and separately-identifiable intangible assets with an initial fair value of $2.0 million were acquired along with goodwill with an initial value of $1.9 million, including the $0.4 million estimated fair value of the contingent consideration due to the seller. Any gain or loss associated with the termination of a pre-existing relationship was not deemed material. At September 30, 2018, the fair value of the contingent consideration still approximated the original $0.4 million fair value assigned on date of acquisition.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Priority Payment Systems Tech Partners

In August 2018, the Company acquired substantially all of the net operating assets of M.Y. Capital, Inc. and Payments In Kind, Inc., collectively doing business as Priority Payment Systems Tech Partners (“PPS Tech”). These related asset purchases were deemed to be a business under ASC 805. Due to the related nature of the two sets of business assets and how the Company intends to operate them, the Company deemed them to be one business for accounting and reporting purposes. Prior to this acquisition, PPS Tech was an independent brand-licensed office of the Company where it developed a track record and extensive network in the integrated payments and B2B marketplaces. PPS Tech is reported within the Company’s Consumer Payments reportable segment.

Initial consideration of $5.0 million consisted of $3.0 million plus 190,078 common shares of the Company with a fair value of approximately $2.0 million. In addition, contingent consideration in an amount up to $1.0 million was deemed to have a fair value of $0.6 million at acquisition date. If earned, the seller will receive half of any contingent consideration in cash and the other half in a number of common shares of the Company equal to the portion of the earned contingent consideration payable in common shares of the Company. Net tangible and separately-identifiable intangible assets with an initial fair value of $2.2 million were acquired along with goodwill with an initial value of $3.4 million, including the $0.6 million estimated fair value of the contingent consideration due to the seller. Any gain or loss associated with the termination of a pre-existing relationship was not deemed material. At September 30, 2018, the fair value of the contingent consideration still approximated the original $0.6 million fair value assigned on date of acquisition.

3.       SETTLEMENT ASSETS AND OBLIGATIONS

The principal components of the Company’s settlement assets and obligations at September 30, 2018 and December 31, 2017 were as follows:

(in thousands)
Settlement Assets:	September 30, 2018	December 31, 2017
Due from card processors	$2,774	$7,207
Settlement Obligations:
Due to ACH payees	11,805	10,474
Total settlement obligations, net	$(9,031)	$(3,267)

Amounts due to ACH payees are offset by restricted cash.

4.       GOODWILL AND INTANGIBLE ASSETS

The Company records goodwill when an acquisition is made and the purchase price is greater than the fair value assigned to the underlying tangible and intangible assets acquired and the liabilities assumed. The Company’s goodwill is allocated to reporting units as follows:

(in thousands)	September 30, 2018	December 31, 2017
Consumer Payments	$106,832	$101,532
Commercial Payments and Managed Services	2,534	—
	$109,366	$101,532

The Company’s intangible assets primarily include merchant portfolios and other intangible assets such as non-compete agreements, trade names, acquired technology (developed internally by acquired companies prior to acquisition by the Company) and customer relationships.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes the changes in the carrying amount of goodwill for the three quarters ended September 30, 2018:

(in thousands)	Total
Balance at December 31, 2017	$101,532
Goodwill acquired from business combinations:
PayRight	298
RadPad/Landlord Station	2,236
PPS Northeast	1,920
PPS Tech	3,380
Balance at September 30, 2018	$109,366

As of September 30, 2018 and December 31, 2017 intangible assets consisted of the following:

(in thousands)	September 30, 2018	December 31, 2017
Other intangible assets:
Merchant portfolios	$77,998	$46,716
Non-compete agreements	3,390	3,390
Tradename	2,870	2,580
Acquired technology	14,390	13,200
Customer relationships	51,090	51,090
	149,738	116,976
Less accumulated amortization:
Merchant portfolios	(44,888)	(41,915)
Non-compete agreements	(3,390)	(3,243)
Trade names	(953)	(776)
Acquired technology	(9,642)	(7,928)
Customer relationships	(25,286)	(21,052)
	(84,159)	(74,914)
	$65,579	$42,062

Amortization expense for finite-lived intangible assets was $9.3 million and $8.0 million for the three quarters ended September 30, 2018 and 2017, respectively. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

The Company tests goodwill for impairment for each of its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. The Company will perform its annual goodwill impairment test as of November 30, 2018 using market data and discounted cash flow analysis. The Company concluded there were no indicators of impairment as of September 30, 2018 or December 31, 2017. As such, there was no accumulated impairment loss as of September 30, 2018 and December 31, 2017.

5.       PROPERTY, EQUIPMENT AND SOFTWARE

The Company’s property, equipment, and software balance primarily consists of furniture, fixtures, and equipment used in the normal course of business, computer software developed for internal use, and leasehold improvements. Computer software represents purchased software and internally developed back office and merchant interfacing systems used to assist the reporting of merchant processing transactions and other related information.

A summary of property, equipment, and software as of September 30, 2018 and December 31, 2017 follows:

(in thousands)	September 30, 2018	December 31, 2017	Useful Life
Furniture and fixtures	$2,092	$1,871	2-7 years
Equipment	8,107	6,256	3-7 years
Computer software	25,922	20,443	3-5 years
Leasehold improvements	5,880	4,965	5-10 years
	42,001	33,535
Less accumulated depreciation	(24,990)	(21,592)
Property, equipment, and software, net	$17,011	$11,943

Depreciation expense totaled $3.4 million and $3.2 million for the three quarters ended September 30, 2018 and 2017, respectively.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company accrues for certain expenses that have been incurred, which are classified within accounts payable and accrued expenses in the accompanying unaudited condensed consolidated balance sheets.

Accounts payable and accrued expenses as of September 30, 2018 and December 31, 2017 consisted of the following:

(in thousands)	September 30, 2018	December 31, 2017
Accounts payable	$9,693	$8,751
Accrued compensation	14,961	6,136
Other accrued expenses	1,960	3,716
	$26,614	$18,603

7.       LONG-TERM DEBT AND WARRANT LIABILITY

Long-term debt as of September 30, 2018 and December 31, 2017 consisted of the following:

(in thousands)	September 30, 2018	December 31, 2017
Term Loan - Senior, matures January 3, 2023 and bears interest at LIBOR plus 5.0% for September 30, 2018 and 6.0% for December 31, 2017 (actual rate of 7.1% at September 30, 2018 and 7.4% at December 31, 2017)	$263,488	$198,000
Term Loan - Subordinated, matures July 3, 2023 and bears interest at 5.0% plus payment-in-kind interest (actual rate of 10.5% at September 30, 2018 and 11.3% at December 31, 2017)	88,742	85,118
Total Debt	352,230	283,118
Less: current portion of long-term debt	(2,682)	(7,582)
Less: unamortized debt discounts	(3,154)	(3,212)
Less: deferred financing costs	(4,101)	(4,385)
Total long-term debt	$342,293	$267,939

Debt Restructuring

On January 3, 2017, the Company restructured its long-term debt by entering into a Credit and Guaranty Agreement with a syndicate of lenders (the “Credit Agreement”). As a result, the syndicate of lenders became senior lenders and Goldman Sachs became a subordinated lender to the Company. The Credit Agreement had a maximum borrowing amount of $225.0 million, consisting of a $200.0 million Term Loan and a $25.0 million revolving credit facility. In addition, on January 3, 2017, the Company entered into a Credit and Guaranty Agreement with Goldman Sachs Specialty Lending Group, L.P. (“GS”) (the “GS Credit Agreement”) for an $80.0 million term loan, the proceeds of which were used to refinance the amounts previously outstanding with GS. The term loans under the Credit Agreement and GS Credit Agreement were issued at a discount of $3.7 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. The Company determined that the 2017 debt restructuring should be accounted for as a debt extinguishment. The Company recorded an extinguishment loss of approximately $1.8 million, which consisted primarily of lender fees incurred in connection with the refinancing and the write-off of unamortized deferred financing fees and original issue discount associated with the previous debt.

On January 11, 2018, the Company modified its long-term debt by amending the GS Credit Agreement and the Credit Agreement (collectively, the “2018 Amendment”). The 2018 Amendment increased the Credit Agreement term loans by $67.5 million and lowered the applicable margin under the Credit Agreement. The $67.5 million in additional borrowings under the Credit Agreement was issued at a discount of $0.4 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. Borrowings under the Credit Agreement were subject to an applicable margin, or percentage per annum, equal to: (i) with respect to Initial Term Loans, (a) for LIBOR Rate Loans, 6.00% per annum and (b) for Base Rate Loans, 5.00% per annum; and (ii) with respect to Revolving Loans (a) for LIBOR Rate Loans and Letter of Credit fees, 6.00%, (b) for Base Rate Loans, 5.00% and (c) for unused commitment fees, 0.50%. As a result of the 2018 Amendment, borrowings under the Credit Agreement are subject to an applicable margin, or percentage per annum, equal to: (i) with respect to Initial Term Loans, (a) for LIBOR Rate Loans, 5.00% per annum and (b) for Base Rate Loans, 4.00% per annum; and (ii) with respect to Revolving Loans (a) for LIBOR Rate Loans and Letter of Credit fees, 5.00%, (b) for Base Rate Loans, 4.00% and (c) for unused commitment fees, 0.50%.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The Company determined that the 2018 Amendment should be accounted for as a debt modification. Therefore, all previously deferred fees and costs continue to be amortized to interest expense using the effective interest method over the respective terms of the amended loans. During the first three quarters of 2018, the Company incurred $0.8 million in issuance costs related to the 2018 Amendment, which were expensed as incurred and recorded as a component of Debt Modification and Extinguishment Expenses in the accompanying unaudited condensed consolidated statement of operations for the three quarters ended September 30, 2018. In connection with the new lenders to the Credit Agreement as a result of the 2018 Amendment, the Company capitalized incremental deferred financing costs of $0.3 million and fees paid to lenders of $0.4 million during the first three quarters of 2018. The Company is amortizing these amounts to interest and other expense using the effective interest method over the terms of the Credit Agreement.

As a result of the 2018 Amendment, the Credit Agreement has a maximum borrowing amount of $292.5 million, consisting of a $267.5 million Term Loan and a $25.0 million revolving credit facility. The Credit Agreement matures on January 3, 2023, with the exception of the revolving credit facility which expires on January 2, 2022. Any amounts outstanding under the revolving credit facility must be paid in full before the maturity date of January 2, 2022. There were no amounts outstanding under the revolving credit facility as of September 30, 2018 or December 31, 2017. The Company recorded $0.1 million of interest expense for the three quarters ended September 30, 2018 as a penalty for not drawing on the revolving credit facility.

The Credit Agreement, as amended, contains representations and warranties, financial and collateral requirements, mandatory payment events, events of default, and affirmative and negative covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreement and GS Credit Agreement. The financial covenant consists of an amended Total Net Leverage Ratio, as defined in the Amended SunTrust Term Loan Agreement and GS Credit Agreement. As of September 30, 2018 and December 31, 2017, the Company was in compliance with the financial covenant.

The terms of the GS Credit Agreement were amended to allow for the increase in borrowings under the Credit Agreement but otherwise the terms of the GS Credit Agreement were not substantively changed by the 2018 Amendment. The borrowing amount under the GS Credit Agreement is $80.0 million and was not changed in the 2018 Amendment. The GS Credit Agreement matures on July 3, 2023.

Under the credit agreement the Company is required to make quarterly principal payments of $0.7 million. As of December 31, 2017, the Company was obligated to make certain additional mandatory prepayments based on Excess Cash Flow, as defined in the Credit Agreement. As of December 31, 2017, the mandatory prepayment based on Excess Cash Flow was $5.6 million, which was included in current portion of long-term debt. On April 30, 2018, the Company entered into a Limited Waiver and Consent and is no longer obligated to make the 2017 mandatory prepayment based on Excess Cash Flow, as defined in the Credit Agreement. As of September 30, 2018, the amount of the excess cash flow payment previously classified as current portion of long-term debt has been classified as long-term debt as the amount is no longer callable by the creditor as of the date of the issuance of the quarterly financial statements.

Principal contractual maturities on long-term debt at September 30, 2018 were as follows:

(in thousands)
Year ending September 30,	Maturities
2019	$2,682
2020	2,682
2021	2,682
2022	2,682
2023	341,502
$352,230

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the three quarters ended September 30, 2018, the payment-in-kind (PIK) interest added $3.6 million to the principal amount of the subordinated debt, which totaled $88.7 million as of September 30, 2018.

For the three quarters ended September 30, 2018 and 2017, these amounts were $21.9 million and $18.6 million, respectively.

Goldman Sachs Warrants

In connection with the prior GS Credit Agreement, Priority issued a warrant to GS to purchase 1.0% of Priority’s outstanding Class A Common units. As part of the 2017 debt restructuring, the 1.0% warrant with GS was extinguished and Priority issued a new warrant to GS to purchase 1.8% of Priority’s outstanding Class A Common units.

On January 11, 2018, the 1.8% warrant was amended to provide GS with a warrant to purchase 2.2% of Priority’s outstanding Class A Common units. The change in the warrant percentage was the result of anti-dilution provisions in the warrant agreement, which were triggered by the Class A Priority Common unit redemption that occurred during the first three quarters of 2018. The warrant had a term of 7 years, an exercise price of $0 and could be exercised at any time prior to expiration date. Since the obligation was based solely on the fact that the 2.2% interest in equity of Priority was fixed and known at inception as well as the fact that GS could exercise the warrant with a settlement in cash any time prior to the expiration date of December 31, 2023, the warrant was recorded as a liability in the historical financial statements of Priority.

As of December 31, 2017, the warrant had a fair value of $8.7 million and is presented as a warrant liability in the accompanying unaudited condensed consolidated balance sheet. On July 25, 2018, Priority and GS agreed to redeem the warrant in exchange for $12.7 million in cash.

Deferred Financing Costs

Capitalized deferred financing costs related to the Company’s credit facilities totaled $4.1 million and $4.4 million at September 30, 2018 and December 31, 2017, respectively. Deferred financing costs are being amortized using the effective interest method over the remaining term of the respective debt and are recorded as a component of interest expense. Interest expense related to amortization of deferred finance costs was $0.6 million and $0.5 million for the three quarters ended September 30, 2018 and 2017, respectively. Deferred financing costs are included in long-term debt in the Company’s unaudited condensed consolidated balance sheets.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

8.       INCOME TAXES

In connection with the Business Combination and Recapitalization that occurred on July 25, 2018, the tax partnership status of Priority was terminated. For federal income tax purposes, Priority became a disregarded subsidiary of MI Acquisitions, which simultaneously changed its name to Priority Technology Holdings, Inc. (the “Company”), whereby its operations became subject to federal and state income taxes. For all periods subsequent to July 25, 2018, income tax expense or benefit reflects the taxable status of the Company as a taxable “C-corporation.” The initial deferred tax assets and deferred tax liabilities recognized by the Company on July 25, 2018 were the result of the difference between initial tax basis, generally substituted tax basis, and the respective carrying amounts of the assets and liabilities for financial reporting purposes. The net deferred tax assets as of July 25, 2018 was approximately $47.5 million, which has been recorded as an adjustment to Additional Paid-In Capital in the Company’s consolidated financial statements. The Company’s unaudited condensed consolidated statements of operations also present pro-forma income tax expense or benefit for periods prior to July 25, 2018.

The Company’s effective income tax rate was 8.02% for the three quarters ended September 30, 2018. This rate differs from the statutory federal rate of 21% in 2018 primarily due to certain nondeductible permanent items and the partnership status of Priority from January 1, 2018 to July 25, 2018.

The components of the deferred tax assets and liabilities at September 30, 2018 were as follows:

(in thousands)	September 30, 2018
Deferred Tax Assets:
Accruals and reserves	$1,114
Goodwill	47,203
Intangible assets	6,575
Net operating loss carryforwards	51
Business transaction costs	860
Other	1,019
Gross deferred tax assets	56,822
Valuation allowance	(911)
Total deferred tax assets	55,911

Deferred Tax Liabilities:
Prepaid assets	(687)
Investment in partnership	(3,517)
Property, plant, and equipment	(3,238)
Total deferred tax liabilities	(7,442)

Net deferred tax assets	$48,469

In accordance with the provisions of ASC 740, Income Taxes (“ASC 740”), the Company will provide a valuation allowance against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The assessment considers all available positive and negative evidence and is measured quarterly. As of September 30, 2018, the Company has recorded a valuation allowance of approximately $0.9 million against certain deferred income tax assets related to business transaction costs, and MI Acquisitions’ net operating loss carryforwards.

Tax periods for 2015 and all years thereafter remain open to examination by the federal and state taxing jurisdictions and tax periods for 2014 and all years thereafter remain open for certain state taxing jurisdictions to which the Company is subject.

Certain transactions involving the MI Acquisitions’ beneficial ownership occurred concurrent with the Business Combination and Recapitalization on July 25, 2018, likely causing a stock ownership change for purposes of Section 382 of the Internal Revenue Code. The Company is still preparing a detailed analysis for MI Acquisitions to determine if the potential ownership change will have any effect on the available federal and state net operating losses.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted. The Tax Act includes a number of changes to existing U.S. tax laws that may impact the Company. The most notable provisions of the Tax Act that may impact the Company include a reduction of the U.S. corporate income tax rate from 35% to 21% and the potential limitations on interest deductibility, both effective January 1, 2018, as well as immediate expensing for certain assets placed into service after September 27, 2017. The Company does not anticipate material impacts of the provisions of the Tax Act as of September 30, 2018, other than the impact of the reduction of the U.S. corporate rate from 35% to 21%.

The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) on December 22, 2017, which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but the company is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. Accordingly, the Company elects to follow the guidance in SAB 118. As of September 30, 2018, the Company has not completed the accounting for the income tax effects of all elements of the Tax Act. Where reasonable estimates of the effects of the Tax Act are not yet complete, the Company recorded provisional adjustments. If the Company is not yet able to make reasonable estimates of the impact of certain elements of the Tax Act, the Company has not made any adjustments related to those elements and has continued accounting for them in accordance with ASC 740 based on the tax laws in effect before the Tax Act.

9.       COMMITMENTS AND CONTINGENCIES

The Company is involved in certain legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with inside and outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows, except as discussed below for a settlement reached in October 2018. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that it will incur on that claim is reasonably estimable, it will record an accrued expense for the claim in question. If and when the Company records such an accrual, it could be material and could adversely impact its financial condition, results of operations, and cash flows.

During October 2018, the Company settled a legal matter for $1.6 million, which was recorded as other operating expenses in the accompanying unaudited condensed consolidated statement of operations for the three quarters ended September 30, 2018.

10.     RELATED PARTY TRANSACTIONS

Priority Holdings, LLC has a management services agreement and an annual bonus payout with PSD Partners LP, which is owned by a member of Priority Investment Holdings, LLC, which, until July 25, 2018, was a member owner of Priority Holdings, LLC. For the three quarters ended September 30, 2018 and 2017, the Company incurred a total of $0.9 million and $0.6 million, respectively, for costs related to management service fees, annual bonus payout, and occupancy fees, which are recorded in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations.

11.     EQUITY

As disclosed in Note 1, The Company and Basis of Presentation, on July 25, 2018 the Company accounted for a “reverse merger” between Priority and MI Acquisitions and the resulting Recapitalization.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Common and Preferred Stock

For comparative periods prior to July 25, 2018, equity is presented based on the historical equity of the accounting acquirer (Priority) prior to the Recapitalization, retroactively restated to reflect the number of shares received as a result of the Recapitalization. MI Acquisitions’ equity-related activities are consolidated with Priority beginning on July 25, 2018.

The equity structure of the Company is as follows as of September 30, 2018 and December 31, 2017:

	September 30, 2018		December 31, 2017
(in thousands)	Authorized	Issued	Authorized	Issued
Common Shares, par value $0.001	1,000,000	67,047	1,000,000	73,110
Preferred Shares	100,000	—	—	—

In connection with the July 25, 2018 Business Combination and Recapitalization, the following occurred:

●	In exchange for the 4.6 million common units of Priority, 60.1 million common shares were issued in a private placement that resulted in Priority receiving approximately $49.4 million. The 60.1 million shares excludes 0.5 million shares issued as partial consideration in two business acquisitions (see Note 2, Acquisitions of Businesses) and includes 3.0 million shares issued in connection with a Priority equity incentive plan (see Note 12, Equity-Based Compensation).

●	In exchange for the publicly-traded shares of MI Acquisitions that originated from MI Acquisition’s 2016 IPO, approximately 4.9 million shares of common stock was issued through share conversion.

●	$2.1 million was paid to the MI Acquisition’s founding shareholders (the “MI Founders”) for 421,107 MI Acquisitions’ private placement units and 453,210 MI Acquisitions’ common shares held by MI Founders. Each unit consisted of one share and one warrant.

●	MI Founders forfeited 174,863 of the founders’ common shares.

At September 30, 2018, the Company had 67,047,044 shares of common stock outstanding, of which: 1) 60,071,200 shares were issued in the Recapitalization through the private placement; 2) 874,317 shares issued to the sellers of Priority that were purchased from the MI Founders; 3) 4,926,878 shares were issued to holders of common stock of MI Acquisitions originating from MI Acquisitions’ 2016 initial public offering; 4) 699,454 shares were issued to the MI Founders; and 5) 475,195 shares were issued as partial consideration for two business acquisitions. Certain holders of common shares from the private placement may be subject to holding period restrictions under applicable securities laws.

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of the Company’s common stock possess all voting power for the election of members of the Company’s board of directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of the Company’s common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Company’s board of directors in its discretion. The holders of the Company’s common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

The Company is authorized to issue 100,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of September 30, 2018, the Company has not issued any shares of preferred stock.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Earn-Out Consideration

Subsequent to July 25, 2018, an additional 9.8 million private placement common shares may be issued as earn-out consideration to the sellers of Priority, or at their election, to members of Priority’s management or other service providers, pursuant to the Company’s Earn-Out Incentive Plan. For the first earn-out of up to 4.9 million common shares, Consolidated Adjusted EBITDA (as defined in the Earn-Out Incentive Plan) of the Company must be no less than $82.5 million for the year ending December 31, 2018 and the Company’s stock price must have traded in excess of $12.00 for any 20 trading days within any consecutive 30-day trading period at any time on or before December 31, 2019. For the second earn-out of up to 4.9 million common shares, Consolidated Adjusted EBITDA of the Company must be no less than $91.5 million for the year ending December 31, 2019 and the Company’s stock price must have traded in excess of $14.00 for any 20 trading days within any consecutive 30-day trading period at any time between January 1, 2019 and December 31, 2020. In the event that the first earn-out targets are not met, the entire 9.8 million shares may be issued if the second earn-out targets are met. As of September 30, 2018, none of the 9.8 million shares have been earned. Any shares issued to management or directors under compensation plans will be expensed under the provisions of ASC 718, Stock Compensation.

Call Right

The Company’s Executive Chairman was given the right to require any of the MI Founders to sell all or a portion of their Company securities at a call-right purchase price, payable in cash. The call-right purchase price for common shares will be based on the greater of: 1) $10.30; 2) a preceding volume-weighted average closing price (as defined); or 3) a subsequent volume-weighted average closing price (as defined). The call-right purchase price for warrants will be determined by the greater of: 1) a preceding volume-weighted average closing price (as defined) of the called security or 2) a subsequent volume-weighted average closing price of the called security. The call right does not constitute a derivate under GAAP.

MI Acquisitions Warrants

The outstanding MI Acquisitions warrants allow the holders to purchase 5,712,608 shares of the Company’s common stock at an exercise price of $11.50 per share, subject to certain adjustments (5,310,108 of these warrants are designated as “public warrants” and 402,500 are designated as “private warrants”). The warrants may only be exercised during the period commencing on the later to occur of (i) 30 days following the completion of the MI Acquisitions’ initial business combination and (ii) 12 months following the closing of MI Acquisitions’ IPO, and terminating on the earlier to occur of (i) five years following the date the warrants became exercisable, and (ii) the date fixed for redemption upon the Company electing to redeem the warrants. The Company has the option to redeem all (and not less than all) of the outstanding public warrants at any time from and after the warrants become exercisable, and prior to their expiration, at the price of $0.01 per warrant; provided that the last sales price of the Company’s common stock has been equal to or greater than $16.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that (i) there is a current registration statement in effect with respect to the shares of common stock underlying the public warrants for each day in the 30-day trading period and continuing each day thereafter until the redemption date or (ii) the cashless exercise is exempt from the registration requirements under the Securities Act of 1933, as amended. The warrants are classified as equity, and therefore, subsequent changes in the fair value of the warrants will not be recognized in earnings.

The outstanding purchase option that was sold to the underwriters (in addition to the warrants discussed above) for an aggregate purchase price of $100.00, allows the holders to purchase up to a total of 300,000 units (each consisting of a share of common stock and a public warrant) exercisable at $12.00 per unit commencing on the later of the consummation of a business combination and six months from September 13, 2016 (the “Purchase Option”). The Purchase Option expires five years from September 13, 2016. The units issuable upon exercise of the Purchase Option are identical to the units offered in MI Acquisitions’ IPO. The Purchase Option is classified as equity in the accompanying unaudited condensed consolidated balance sheets.

Business Combination and Recapitalization Costs

In connection with the July 25, 2018 Business Combination and Recapitalization, the Company incurred $13.3 million of fees and expenses, of which $9.7 million of recapitalization costs were charged to Additional Paid in Capital since these costs were less than the cash received in conjunction with the Recapitalization costs were directly related to the issuance of equity for the Recapitalization. These costs are presented as Recapitalization costs in the accompanying unaudited condensed consolidated statements of changes in equity (deficit). The remaining $3.6 million of expenses were related to the Business Combination and are presented in selling, general, and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three quarters ended September 30, 2018.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Nasdaq

In August 2018, the Company received a notice from Nasdaq stating Nasdaq’s intention to suspend the Company’s common stock and warrants from trading on the exchange based on the Company’s failure to have at least 400 round lot holders of each listed security. Following a hearing in October 2018 at which the Company demonstrated its compliance with the 400 round lot holders rule in respect of the Company’s common stock and presented a plan with respect to the warrants, Nasdaq withdrew its objection to the listing of the Company’s common stock and extended the listing compliance deadline for the Company’s warrants.

Equity Events for Priority Holdings, LLC that Occurred Prior to July 25, 2018

On January 3, 2017, Priority used the proceeds from the 2017 debt restructuring to redeem 4,681,590 Class A Common units for $200.0 million (the “Redemption”). Concurrent with the Redemption, (i) Priority and its members entered into an amended and restated operating agreement that eliminated the Class A Preferred units and the Class C Common units and (ii) the Plan of Merger, dated as of May 21, 2014 between Priority Payment Systems Holdings, LLC and Pipeline Cynergy Holdings, LLC was terminated which resulted in the cancellation of related contingent consideration due to the Preferred A unitholders.

On January 31, 2017, Priority entered into a redemption agreement with one of its minority unitholders to redeem their former Class A common membership units for a total redemption price of $12.2 million. Priority accounted for the Common Unit Repurchase Obligation as a liability because it was required to redeem these former Class A Common units for cash. The liability was recorded at fair value at the date of the redemption agreement, which was equal to the redemption value. Under this agreement, Priority redeemed $3.0 million of 69,470 former Class A Common units in April 2017. As of December 31, 2017, the Common Unit Repurchase Obligation had a redemption value of $9.2 million.

The remaining $9.2 million was redeemed through the January 17, 2018 redemption of 115,751 former Class A Common units for $5.0 million and the February 23, 2018 redemption of 96,999 former Class A Common Units for $4.2 million.

In addition to the aforementioned redemptions, Priority redeemed 295,834 former Class A Common units for $26.0 million on January 17, 2018 and 445,410 former Class A Common Units for $39.0 million on January 19, 2018. As a result of the aforementioned redemptions, Priority was 100% owned by Priority Investment Holdings, LLC and Priority Incentive Equity Holdings, LLC until July 25, 2018.

The former Class A common units redeemed in January and February 2018 were then canceled by Priority. The redemption transactions and the amended and restated operating agreement resulted in one unitholder gaining control and becoming the majority unitholder of Priority. These changes in the equity structure of Priority were recorded as capital transactions.

At December 31, 2017, Priority had 5,249 voting former Class A common shares authorized and issued, and 335 and 302 non-voting former Class B common shares authorized and issued, respectively.

Prior to July 25, 2018, Priority recorded distributions of $7.1 million and $3.4 million to its members during the three quarters ended September 30, 2018 and 2017, respectively.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

12.       EQUITY-BASED COMPENSATION PLANS

2014 Management Incentive Plan

In 2014, as part of the merger with Pipeline Cynergy Holdings LLC, Priority established the Priority Holdings Management Incentive Plan (the “Plan”) pursuant to the operating agreement of Priority Holdings, LLC, for which selected Priority employees and contractors may be awarded management incentive units representing a fractional part of the interests in profits, losses and distributions of Priority and having the rights and obligations specified with respect to Class B Priority Common Units or such other class of units as Priority’s board of managers may establish from time to time. Under the Plan, the majority of awards vest over the requisite service period or periods during which an employee is required to provide service. The units vested at a rate of 40% or 20% at September 21, 2016 and then vest evenly over the subsequent three to five years. Simultaneously with the July 25, 2018 Business Combination and Recapitalization, the Plan was assumed by the Company with no modifications to the Plan. The Company will continue to recognize compensation expense as unvested shares are earned by the active Plan participants. Approximately 3.0 million of the private placement common shares were issued on July 25, 2018 to the Plan for vested units and unvested shares of the Plan.

Equity-based compensation expense was $1.1 million and $0.7 million for three quarters ended September 30, 2018 and 2017, respectively, which is included in “Salary and employee benefits” in the accompanying unaudited condensed consolidated statements of operations. As of September 30, 2018, there is approximately $1.1 million of total unrecognized compensation cost related to non-vested share units granted under the Plan. Under the Plan, there is no stated exercise price per unit.

2018 Equity Incentive Plan

In July 2018, the Company’s board of directors approved the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the issuance of up to 10% of the number of shares of the Company’s common stock outstanding at the close of business on July 25, 2018. Under the 2018 Plan, the compensation committee of the Company’s board of directors may grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards (including cash bonus awards) or any combination of the foregoing to current or prospective employees, officers, consultants, advisors, or non-employee members of the Company’s board of directors. The Company was not required to recognize any compensation expense under the provisions of ASC 718, Stock Compensation, for the 2018 Plan during the three quarters ended September 30, 2018.

Earn-Out Consideration

See Note 12, Equity.

13.       FAIR VALUE

Fair Value Measurements

The following is a description of the valuation methodology used for the warrants and contingent consideration which are recorded and remeasured at fair value at the end of each reporting period.

Goldman Sachs Warrant

The GS warrant was classified as level 3 in the fair value hierarchy. Historically, the fair value of the GS warrant was estimated based on the fair value of Priority using a weighted-average of values derived from generally accepted valuation techniques, including market approaches, which consider the guideline public company method, the guideline transaction method, the recent funding method, and an income approach, which considers discounted cash flows. Priority adjusted the carrying value of the warrant to fair value as determined by the valuation model and recognized the change in fair value as an increase or decrease in interest and other expense. On July 25, 2018, the GS warrant was redeemed in exchange for $12.7 million cash, which resulted in a gain of $0.1 million, as the value of the GS warrant immediately prior to the cancellation was $12.8 million. See Note 7, Long-Term Debt and Warrant Liability.

The warrants were no longer outstanding as of September 30, 2018 and had a fair value of $8.7 million as of December 31, 2017.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The following table shows a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs that are classified as Level 3 in the fair value hierarchy for the three quarters ended September 30, 2018:

Warrant Liability
Balance at December 31, 2017	$8,701
Extinguishment of GS 1.8% warrant liability (Note 7)	(8,701)
GS 2.2% warrant liability (Note 7)	12,182
Adjustment to fair value included in earnings	591
Extinguishment of GS 2.2% warrant liability (Note 7)	(12,701)
Change in fair value of warrant liability	(72)
Balance at September 30, 2018	$—

There were no transfers among the fair value levels during the three quarters ended September 30, 2018.

Contingent Consideration

The estimated fair values of contingent consideration related to the Priority Payment Systems Tech Partners and Priority Payment Systems Northeast business acquisitions (see Note 2, Acquisitions of Businesses) were based on a weighted payout probability at the measurement date, which falls within Level 3 on the fair value hierarchy. Both of these acquisitions occurred during the first three quarters of 2018, and at September 30, 2018, the total fair value of the contingent consideration for both acquisitions was approximately $1.0 million, which was not materially different than the fair values on their original measurement dates.

Fair Value of Debt

The Company’s outstanding debt obligations (see Note 7, Long-term Debt and Warrant Liability) are reflected in the consolidated balance sheet at carrying value since the Company did not elect to remeasure its debt obligations to fair value at the end of each reporting period. These debt obligations are not remeasured at fair value each reporting period. The carrying values of the Company’s long-term debt approximate fair value due to the mechanisms in the credit agreements that adjust the applicable interest rates.

14.       SEGMENT INFORMATION

The Company’s operating segments are based on the Company’s product offerings and consist of the following: Consumer Payments and Commercial Payments and Managed Services, which are organized by services the Company provides and its distinct business units. The Commercial Payments and Managed Services operating segments have been combined into one Commercial Payments and Managed Services reportable segment.

To manage the business, the Company’s Executive Chairman and Chief Executive Officer (“CEO”) both collectively serve as the chief operating decision makers (“CODM”). The CODM evaluates the performance and allocate resources based on the operating income of each segment. The Company operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For a detailed discussion of the Company’s reportable segments. See Note 16, Segment Information, to these audited consolidated financial statements as of and for the year ended December 31, 2017.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Information on segments and reconciliations to consolidated revenues, consolidated operating income and consolidated depreciation and amortization are as follows for the periods presented:

	Three quarters ended September 30,
(in thousands)	2018	2017
Revenues:
Consumer Payments	$302,514	$287,129
Commercial Payments and Managed Services	21,435	18,520
Consolidated Revenues	$323,949	$305,649

Operating income (loss):
Consumer Payments	$15,070	$22,457
Commercial Payments and Managed Services	(427)	1,843
Consolidated operating income	$14,643	$24,300

Depreciation and amortization:
Consumer Payments	$12,268	$10,983
Commercial Payments and Managed Services	411	271
Consolidated depreciation and amortization	$12,679	$11,254

Substantially all of the Company’s corporate overhead expense are allocated to the Consumer Payments segment.

The Company’s results of operations and financial condition are not significantly reliant upon any single customer for the three quarters ended September 30, 2018 and 2017. Substantially all revenues are generated in the United States.

15.        EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, using the more dilutive of the two-class method or if-converted method. The two-class method allocates earnings and losses between common shares and participating securities. Diluted EPS excludes potential shares of common stock if their effect is anti-dilutive.

As a result of the Recapitalization, the Company has retrospectively adjusted the weighted average Class A units outstanding prior to July 25, 2018 by multiplying them by the exchange ratio used to determine the number of Class A common shares into which they converted.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The following tables set forth the computation of the Company’s basic and diluted earnings (loss) per share:

	Three quarters ended September 30,
(in thousands except per share data)	2018	2017
Numerator:
Net (loss) income	(11,367)	$2,719
Less: Distributions to participating securities	(45)	(144)
Net (loss) income available to common stockholders	$(11,412)	$2,575

Denominator:
Weighted average shares outstanding	60,339	67,430

Basic (loss) earnings per share	$(0.19)	$0.04

	Three quarters ended September 30,
(in thousands except per share data)	2018	2017
Numerator:
Net (loss) income	(11,367)	$2,719
Less: Gain on warrant liability	—	—
Less: Distributions to participating securities	(45)	(144)
Net (loss) income available to common stockholders	$(11,412)	$2,575

Denominator:
Weighted average shares outstanding	60,339	67,430
Dilutive common share equivalents	—	—
Weighted average diluted shares outstanding	60,339	67,430

Diluted (loss) earnings per share	$(0.19)	$0.04

Anti-dilutive securities that were excluded from EPS that could potentially be dilutive in future periods were as follows:

	Three quarters ended September 30,
	2018	2017
Warrants on common stock	5,731,216	—

The Company also has various contingent share arrangements that were excluded from EPS as they were anti-dilutive for the periods presented.

16.       SUBSEQUENT EVENTS

Subsequent events have been evaluated from the balance sheet date thorough November 14, 2018, the date on which the unaudited condensed consolidated financial statements were available to be issued.

During October 2018, the Company drew $8.0 million on its revolving credit facility to partially fund a $17.2 million purchase of a merchant portfolio.

Report of Independent Registered Public Accounting Firm

 To the Shareholders and Board of Directors of Priority Technology Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Priority Technology Holdings, Inc. and Subsidiaries (formerly known as Priority Holdings, LLC and Subsidiaries) (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2014.

Atlanta, Georgia
April 18, 2018, except for the effect of the 2018 Business Combination and Recapitalization disclosures in Notes 1, 12, 14 and 17 as to which the date is November 30, 2018

Priority Technology Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	As of December 31,
(in thousands)	2017	2016
ASSETS
Current Assets:
Cash	$27,966	$32,279
Restricted cash	16,193	9,423
Accounts receivable, net of allowance for doubtful accounts of $484 and $727, respectively	47,433	33,746
Due from related parties	197	386
Prepaid expenses and other current assets	3,550	5,300
Current portion of notes receivable	3,442	1,581
Settlement assets	7,207	5,690
Total current assets	105,988	88,405

Notes receivable, less current portion	3,807	3,991
Property, equipment, and software, net	11,943	9,884
Goodwill	101,532	101,532
Intangible assets, net	42,062	50,037
Investment in unconsolidated entities	1,361	1,494
Other assets	14	707
Total assets	$266,707	$256,050

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$18,603	$11,162
Accrued residual commissions	23,470	18,926
Customer deposits	4,853	4,139
Due to related parties	—	244
Current portion of notes payable	7,582	—
Settlement obligations	10,474	4,488
Current portion of common share repurchase obligation	1,500	—
Total current liabilities	66,482	38,959

Notes payable, net of discounts and deferred financing costs	267,939	87,094
Warrant liability	8,701	4,353
Contingent consideration	—	4,222
Common share repurchase obligation	7,690	—
Other liabilities	6,050	5,415
Total long term liabilities	290,380	101,084
Total liabilities	356,862	140,043

Commitments and Contingencies (Notes 10, 12, and 14)
Equity (deficit)
Common stock	73	195
Additional paid-in capital	—	87,039
Accumulated deficit	(90,228)	28,773
Total equity (deficit)	(90,155)	116,007
Total liabilities and equity (deficit)	$266,707	$256,050

See Notes to Consolidated Financial Statements

Priority technology holdings, inc. And subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2017, 2016, and 2015

	Year Ended December 31,
(in thousands, except per share data)	2017	2016	2015
REVENUE:
Merchant card fees revenue	$398,988	$321,091	$268,221
Outsourced services revenue	23,308	20,061	14,815
Other revenue	3,323	2,962	3,208
Total revenue	425,619	344,114	286,244

OPERATING EXPENSES:
Costs of merchant card fees	305,461	243,049	199,067
Other costs of services	15,743	13,971	13,133
Salary and employee benefits	32,357	32,330	27,258
Depreciation and amortization	14,674	14,733	15,633
Selling, general and administrative	9,088	7,790	7,294
Change in fair value of contingent consideration	(410)	(2,665)	(575)
Other operating expenses	13,457	9,066	9,875
Total operating expenses	390,370	318,274	271,685
Income from operations	35,249	25,840	14,559

OTHER INCOME (EXPENSES):
Interest and other income	637	488	268
Interest and other expense	(31,159)	(5,980)	(5,490)
Equity in loss of unconsolidated entities	(133)	(162)	(70)
Total other expenses	(30,655)	(5,654)	(5,292)
Net income	$4,594	$20,186	$9,267

Earnings per common share:
Basic and diluted	$0.06	$0.15	$0.07

UNAUDITED PRO FORMA (C-corporation basis):
Income tax expense	$1,530	$—	$—
Net income	$3,064	$—	$—

Earnings per common share:		—	—
Basic and diluted	$0.04	$—	$—

See Notes to Consolidated Financial Statements

Priority Technology Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity (Deficit)

For the years ended December 31, 2017, 2016, and 2015

	Preferred Units		Common Units		Total Members’ Equity	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated	Equity
(in thousands)	Units	Amount	Units	Amount	(Deficit)	Shares	Amount	Shares	Amount	(Deficit)	Deficit	(Deficit)

December 31, 2014, as originally reported	2,701	$2,325	11,500	$95,616	$97,941	—	$—	—	$—	$—	$—	$—
Conversion of units to common stock and reclassification of members’ equity (deficit)	(2,701)	(2,325)	(11,500)	(95,616)	(97,941)	187,036	187	—	—	98,434	(608)	97,941
December 31, 2014, as recasted	—	$—	—	$—	$—	187,036	$187	—	$—	$98,434	$(608)	$97,941

Cash distributions to members	—	—	—	—	—	—	—	—	—	(3,682)	—	(3,682)
Net income	—	—	—	—	—	—	—	—	—	—	9,267	9,267
December 31, 2015	—	—	—	—	—	187,036	187	—	—	94,725	8,587	103,526
Cash distributions to members	—	—	—	—	—	—	—	—	—	(10,019)	—	(10,019)
Equity-based compensation	—	—	—	—	—	8,403	8	—	—	2,306	—	2,314
Net income	—	—	—	—	—	—	—	—	—	—	20,186	20,186
December 31, 2016	—	—	—	—	—	195,439	195	—	—	87,039	28,773	116,007
Cash distributions to members	—	—	—	—	—	—	—	—	—	(3,399)	—	(3,399)
Equity-based compensation	—	—	—	—	—	—	—	—	—	1,201	—	1,021
Net income	—	—	—	—	—	—	—	—	—	—	4,594	4,594
Member redemptions	—	—	—	—	—	(62,574)	(122)	—	—	(79,283)	(123,595)	(203,000)
Reclass for common share repurchase obligation	—	—	—	—	—	—	—	—	—	(9,190)	—	(9,190)
Release of contingent consideration	—	—	—	—	—	—	—	—	—	3,812	—	3,812
Elimination of Class C Units	—	—	—	—	—	(19,756)	—	—	—	—	—	—
Elimination of Preferred Units	—	—	—	—	—	(35,574)	—	—	—	—	—	—
Pro rata adjustment and forfeitures	—	—	—	—	—	(4,425)	—	—	—	—	—	—
December 31, 2017	—	$—	—	$—	$—	73,110	$73	—	$—	$—	$(90,228)	$(90,155)

See Notes to Consolidated Financial Statements

Priority Technology Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

	Year Ended December 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$4,594	$20,186	$9,267
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,674	14,733	15,633
Equity-based compensation expense	1,021	2,314	—
Amortization of debt issuance costs	714	391	324
Amortization of debt discount	497	274	274
Equity in loss of unconsolidated affiliates	133	162	70
Change in fair value of warrant liability	4,198	1,204	1,435
Change in fair value of contingent consideration	(410)	(2,665)	(575)
Loss on debt extinguishment	1,753	—	—
Payment in kind interest	5,118	—	—
Other non-cash change	133	196	694
Change in operating assets and liabilities:
Accounts receivable	(13,687)	8,388	(5,004)
Settlement assets	(1,517)	1,296	(6,987)
Prepaid expenses and other current assets	1,728	390	(3,754)
Notes receivable	(1,677)	(2,855)	(1,527)
Related parties	(55)	19	—
Accounts payable, accrued expenses and accrued residual commissions	12,317	(14,938)	8,878
Settlement obligations	5,986	(8,831)	5,374
Customer deposits	714	2,084	875
Other liabilities	635	(73)	331
Net cash provided by operating activities	36,869	22,275	25,308

Cash flows from investing activities:
Current year acquisitions, net of cash acquired	—	—	(26,724)
Investment of unconsolidated entity	—	—	(903)
Additions to property and equipment	(6,554)	(4,098)	(2,882)
Additions to intangible assets	(2,483)	(2,264)	(1,379)
Net cash used in investing activities	(9,037)	(6,362)	(31,888)

Cash flows from financing activities:
Proceeds from issuance of long term debt	276,290	—	22,696
Repayment of long term debt	(90,696)	—	—
Debt issuance costs	(4,570)	(529)	(300)
Distributions to members	(3,399)	(10,019)	(3,682)
Redemption of membership interests	(203,000)	—	—
Net cash (used in) provided by financing activities	(25,375)	(10,548)	18,714

Change in cash and restricted cash:
Net increase in cash and restricted cash	2,457	5,365	12,134
Cash and restricted cash, at the beginning of year	41,702	36,337	24,202
Cash and restricted cash, at the end of year	$44,159	$41,702	$36,336

Supplemental Cash Flow information:
Cash paid for interest	$19,036	$3,716	$3,458

Non-cash investing and financing activities:
Purchase of property and equipment through accounts payable	$60	$392	$—
Common share repurchase obligation	$9,190	$—	$—

See Notes to Consolidated Financial Statements

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. the company and basis of presentation

Nature of Business

Headquartered near Atlanta in Alpharetta, Georgia, Priority Technology Holdings, Inc. and subsidiaries (the “Company” or the “Registrant”) began operations in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of its customers and partners. Today, the Company is a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to small and medium size businesses (“SMBs”) and enterprises and distribution partners in the United States. The Company operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent needs.

The Company provides:

●	Consumer payments processing solutions for business-to-consumer (“B2C”) transactions through independent sales organizations (“ISOs”), financial institutions, independent software vendors (“ISVs”), and other referral partners. The Company’s proprietary MX platform for B2C payments provides merchants a fully customizable suite of business management solutions.

●	Commercial payments solutions such as automated vendor payments and professionally curated managed services to industry leading financial institutions and networks. The Company’s proprietary business-to-business (“B2B”) Commercial Payment Exchange (CPX) platform was developed to be a best-in-class solution for buyer/supplier payment enablement.

●	Institutional services solutions that provide audience-specific programs for institutional partners and other third parties looking to leverage the Company’s professionally trained and managed call center teams for customer onboarding, assistance, and support, including marketing and direct-sales resources.

●	Integrated partners solutions for ISVs and other third-parties that allow them to leverage the Company’s core payments engine via robust application program interfaces (“APIs”) resources and high-utility embeddable code.

●	Consulting and development solutions focused on the increasing demand for integrated payments solutions for transitioning to the digital economy.

To provide many of its services, the Company enters into agreements with payment processors which in turn have agreements with multiple card associations. These card associations comprise an alliance aligned with insured financial institutions (“member banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit and debit cards. Card association rules require that vendors and processors be sponsored by a member bank and register with the card associations. The Company has multiple sponsorship bank agreements and is itself a registered ISO with Visa®. The Company is also a registered member service provider with MasterCard®. The Company’s sponsorship agreements allow the capture and processing of electronic data in a format to allow such data to flow through networks for clearing and fund settlement of merchant transactions.

Corporate History and Recapitalization

M I Acquisitions, Inc. was incorporated under the laws of the state of Delaware as a special purpose acquisition company (“SPAC”) whose objective was to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. MI Acquisitions completed an initial public offering (“IPO”) in September 2016, and MI Acquisitions’ common shares began trading then on Nasdaq Stock Market, LLC (“Nasdaq”) under the symbol MACQ. In addition, MI Acquisitions completed a private placement to certain initial stockholders of MI. MI Acquisitions received gross proceeds of approximately $54.0 million from the IPO and private placement.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On July 25, 2018, MI Acquisitions acquired all of the outstanding member equity interests of Priority Holdings, LLC (“Priority”) in exchange for the issuance of MI Acquisitions’ common shares (the “Business Combination”) from a private placement. As a result, Priority, which was previously a privately owned company, became a wholly-owned subsidiary of MI Acquisitions.

Simultaneously with the Business Combination, MI Acquisitions changed its name to Priority Technology Holdings, Inc. and the ticker symbol for its common stock on Nasdaq became PRTH.

As a SPAC, MI Acquisitions had substantially no business operations prior to July 25, 2018. For financial accounting and reporting purposes under accounting principles generally accepted in the United States (“U.S. GAAP”), the acquisition was accounted for as a “reverse merger,” with no recognition of goodwill or other intangible assets. Under this method of accounting, MI Acquisitions was treated as the acquired entity whereby Priority was deemed to have issued common stock for the net assets and equity of MI Acquisitions consisting mainly of cash of $49.4 million, accompanied by a simultaneous equity recapitalization (the “Recapitalization”) of Priority. The net assets of MI Acquisitions are stated at historical cost, and accordingly the equity and net assets of the Company have not been adjusted to fair value. As of July 25, 2018, the consolidated financial statements of the Company include the combined operations, cash flows, and financial positions of both MI Acquisitions and Priority. Prior to July 25, 2018, the results of operations, cash flows, and financial positions are those of Priority. The units and corresponding capital amounts and earnings per unit of Priority prior to the Recapitalization have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization.

The common shares issued in the private placement, including the common shares issued to the sellers of Priority, are restricted shares, meaning that there are certain regulatory restrictions on the holders’ abilities to sell, transfer, pledge or otherwise dispose of the private placement shares. Common shares of the Company issued to certain non-affiliates in the private placement may become unrestricted common shares in the future due to the lapse of certain regulatory restrictions on the holders’ ability to sell, transfer, pledge, or dispose of the unregistered shares.

The Company’s Executive Chairman controls a majority of the voting power of the Company’s outstanding common stock. As a result, the Company is a “controlled company” within the meaning of Nasdaq’s corporate governance standards.

For more information on the Company’s equity structure refer to Note 12 – Equity.

Prior to July 25, 2018, Priority was a “pass-through” entity for income tax purposes and had no material income tax accounting reflected in its financial statements for financial reporting purposes since taxable income and deductions were “passed through” to Priority’s unconsolidated owners. Unaudited pro forma income tax has been disclosed for the year ended December 31, 2017 on the Company’s Consolidated Statement of Operations.

The Company operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For more information about the Company’s segments, refer to Note 16 – Segment Information, to these consolidated financial statements. The Business Combination did not impact the Company’s reportable segments as MI was a SPAC with substantially no business operations.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include those of the Company and its controlled subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Investment in unconsolidated entities” in the accompanying consolidated balance sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and present our financial position, results of operations and cash flows.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include investments with original maturities of three months or less (when purchased) and cash on hand. Additionally, the Company classifies Company-owned cash accounts holding reserves for potential losses and customer settlement funds as restricted cash. Restricted cash is classified as current in the consolidated balance sheets and held for the purpose of either customer settlement in-process activity or reserves held per contract terms. At December 31, 2017 and 2016, the Company maintained restricted cash of $16.2 million and $9.4 million, respectively.

Accounts Receivable

Accounts receivable are stated net of allowance for doubtful accounts and are amounts primarily due from the Company’s sponsor banks for revenues earned, net of related interchange and bank processing fees, and do not bear interest. Other types of accounts receivable are from agents, merchants and other customers. Amounts due from sponsor banks are typically paid within 30 days following the end of each month.

The allowance for doubtful accounts at December 31, 2017 and 2016, was $0.5 million and $0.7 million, respectively. The Company records an allowance for doubtful accounts when it is probable that the accounts receivable balance will not be collected, based upon loss trends and an analysis of individual accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recognized when received.

Property, equipment and software, net

Property and equipment are stated at cost, except for property and equipment acquired in a merger or business combination, which is recorded at fair value at the time of the transaction. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

The Company has multiple operating leases, all of which are related to office space. As operating leases do not involve transfer of risks and rewards of ownership of the leased asset to the lessee, the Company expenses the costs of its operating leases. The Company will make various alterations (leasehold improvements) to the office space and capitalize these costs as part of property and equipment. Leasehold improvements are amortized on a straight-line basis over the useful life of the improvement or the term of the lease, whichever is shorter.

Expenditures for repairs and maintenance, which do not extend the useful life of the respective assets are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. At the time of retirements, sales, or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of income or loss from operations.

Costs incurred to develop software for internal use

The Company accounts for costs incurred to develop computer software for internal use in accordance with U.S. GAAP. Internal-use software development costs are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges from three to five years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product. For the years ended December 31, 2017, 2016, and 2015, there has been no impairment associated with internal use software. For each of the years ended December 31, 2017 and 2016, the Company capitalized software development costs of $3.1 million. As of December 31, 2017 and 2016, capitalized software development costs, net of accumulated amortization, totaled $6.7 million and $5.1 million, respectively, and is included in property, equipment, and software, net on the consolidated balance sheets. Amortization expense for capitalized software development costs for the years ended December 31, 2017, 2016, and 2015 was $1.6 million, $1.0 million, and $0.8 million, respectively.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Settlement Assets and Obligations

Settlement processing assets and obligations represent intermediary balances arising in the Company’s settlement process for merchants and other customers. See Note 3—Settlement Assets and Obligations for further information.

Investments in Unconsolidated Entities

The Company utilizes the equity method of accounting for investments when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. In applying the equity method, the Company records its investment at cost and subsequently increases or decreases the carrying amount of the investment by its proportionate share of the net earnings or losses and other comprehensive income (loss) of the investee. Dividends or other equity distributions reduce the carrying value of the investment.

As of December 31, 2017 and 2016, the Company holds two equity investments. The Company holds a 14.3% and 21.8% ownership interest in two entities with no voting control, but does have the ability to exercise significant influence over the investees. The nature of the Company’s contractual relationships with its unconsolidated entities are such that the Company does not direct, nor participate in, the activities that most significantly impact the unconsolidated entities economic performance, including but not limited to: (i) negotiating prices with the unconsolidated entities’ merchant customers, (ii) determining the commission structure for the unconsolidated entities’ sales force, (iii) developing and approving the unconsolidated entities’ annual operating budget, (iv) hiring and firing the unconsolidated entities’ chief executive, and (v) developing a business strategy, including the target market for the unconsolidated entities’ merchant portfolio. Accordingly, the Company has determined that it does not have a controlling financial interest in, and is therefore not the primary beneficiary of, its unconsolidated entities.

Intangible Assets

Intangible assets, acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. Intangible assets primarily include merchant portfolios and other intangible assets such as non-compete agreements, tradenames, acquired technology (developed internally by acquired companies prior to the business combination with the Company) and customer relationships.

Merchant Portfolios

Merchant portfolios represent the value of the acquired merchant customer base at the time of acquisition. The Company amortizes the cost of its acquired merchant portfolios over their estimated useful lives, which range from one year to ten years, using either a straight-line or an accelerated method that most accurately reflects the pattern in which the economic benefits of the respective asset are consumed.

Other Intangible Assets

Other intangible assets consist of values relating to non-compete agreements, trade names, acquired technology (developed internally prior to business combinations) and customer relationships. These values are amortized over the estimated useful lives ranging from three years to 25 years.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill

The Company tests goodwill for impairment for each of its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test as of November 30, 2017, using market data and discounted cash flow analyses. Based on this analysis, it was determined that the fair value exceeded the carrying value of each of its reporting units. The Company concluded that there were no indicators of impairment for the years ended December 31, 2017, 2016 and 2015.

Business Combinations

The Company uses the acquisition method of accounting for business combinations which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves making significant estimates and assumptions based on facts and circumstances that existed as of the acquisition date. The Company uses a measurement period following the acquisition date to gather information that existed as of the acquisition date that is needed to determine the fair value of the assets acquired and liabilities assumed. The measurement period ends once all information is obtained, but no later than one year from the acquisition date.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group. If indicated, the loss is measured as the excess of carrying value over the asset groups’ fair value, as determined based on discounted future cash flows. The Company concluded that there were no indications of impairment for the years ended December 31, 2017, 2016 and 2015.

Accrued Residual Commissions

Accrued residual commissions consist of amounts due to ISOs and Independent Sales Agents (“ISA”) on the processing volume of the Company’s merchant customers. The commissions due are based on varying percentages of the volume processed by the Company on behalf of the merchants. Percentages vary based on the program type and transaction volume of each merchant. Residual commission expense was $249.9 million, $195.4 million and $157.0 million, respectively, for the years ended December 31, 2017, 2016 and 2015, and is included in costs of merchant card fees in the accompanying consolidated statements of operations.

ISO Deposit and Loss Reserve

ISOs may partner with the Company in an executive partner program, in which ISOs are given preferential pricing in exchange for bearing risk of loss. Through the arrangement, the Company accepts deposits on behalf of the ISO and a reserve account is established by the Company. All amounts maintained by the Company are included in the accompanying consolidated balance sheets as other liabilities, which are directly offset by restricted cash accounts owned by the Company.

Equity-Based Compensation

The Company’s equity-based compensation plan, allows for the issuance of the Company’s stock to employees and contractors. The Company measures and recognizes compensation expense for all equity-based awards based on estimated fair values at the time of grant. The Company estimates the fair value of equity-based awards using an option pricing valuation model. The Company expenses, on a straight-line basis, the portion of the award value expected to vest over the requisite service period, net of estimated forfeitures.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Revenue and Cost Recognition

The Company recognizes revenue when (1) it is realized or realizable and earned, (2) there is persuasive evidence of an arrangement, (3) delivery and performance has occurred, (4) there is a fixed or determinable sales price and (5) collection is reasonably assured.

The Company generates revenue primarily for fees charged to merchants for the processing of card-based transactions. The Company’s reporting segments are organized by services the Company provides and distinct business units. Set forth below is a description of the Company’s revenue by segment. See Note 16 – Segment Information for further discussion of the Company’s reportable segments.

Consumer Payments

The Company’s Consumer Payments segment represents merchant card fee revenues, which are based on the electronic transaction processing of credit, debit and electronic benefit transaction card processing authorized and captured through third-party networks, check conversion and guarantee, and electronic gift certificate processing. Merchants are charged rates which are based on various factors, including the type of bank card, card brand, merchant charge volume, the merchants industry and the merchant’s risk profile. Typically, revenues generated from these transactions are based on a variable percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. The Company’s contracts in most instances involve three parties: the Company, the merchant and the sponsoring bank. The Company’s sponsoring banks collect the gross revenue from the merchants, pay the interchange fees and assessments to the credit card associations, retain their fees and pay to the Company a net residual payment representing the Company’s fee for the services provided. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, and monthly minimum fees, fees for handling chargebacks, gateway fees and fees for other miscellaneous services.

The determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes merchant card fee revenues net of interchange fees, which are assessed to the Company’s merchant customers on all transactions processed by third parties. Interchange fees and rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the merchant, assumes the risk of loss and has pricing flexibility.

Commercial Payments and Managed Services

The Company’s Commercial Payments and Managed Services segment represents outsourced services revenue, which is primarily derived from providing an outsourced sales force to certain enterprise customers. These services may be provided in areas related to supplier / management campaigns, merchant development programs, and receivable finance management. Commercial Payments and Managed Services are provided on a cost-plus fee arrangement. Revenue is recognized to the extent of billable rates times hours worked and other reimbursable costs incurred.

Other revenue

Other revenue is comprised of fees for services not specifically described above, which are generally transaction-based fees that are recognized at the time the transactions are processed, and revenue generated from the sale of point of sale devices (“terminals”) when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price is fixed and determinable, and collection of the selling price is reasonably assured.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Costs of Services

Costs of Merchant Card Fees

Cost of merchant card fees primarily consist of residual payments to agents and ISOs and other third-party costs directly attributable to payment processing. The residual payments represent commissions paid to agents and ISOs based upon a percentage of the net revenues generated from merchant transactions.

Other Costs of Services

Other costs of services include salaries directly related to outsourced services revenue, merchant supplies, and other service expenses.

Advertising

The Company expenses advertising and promotion costs as incurred. Advertising and promotion expense was approximately $0.5 million, $0.4 million, and $0.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Income Taxes

Prior to the reverse merger discussed under Corporate History and Recapitalization in this Note 1, Priority was organized as a Delaware limited liability company. Priority elected to be treated as a limited liability corporation for the purpose of filing income tax returns, and as such, the income and losses of Priority flowed through to the members. Accordingly, no provisions for federal income taxes were provided in the consolidated financial statements.

As of December 31, 2017 and 2016, the Company has no material uncertain tax positions. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense when identified. The accrual for interest and penalties is zero at December 31, 2017 and 2016.

On December 22, 2017, the U.S. government enacted tax reform legislation (U.S. tax reform) that reduced the corporate income tax rate and included a broad range of complex provisions affecting the taxation of businesses. Certain effects of the new legislation would generally require financial statement recognition to be completed in the period of enactment; however, in response to the complexities of this new legislation, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118 (SAB 118) to provide companies with transitional relief. Specifically, when the initial accounting for items under the new legislation is incomplete, the guidance allows the recognition of provisional amounts when reasonable estimates can be made or the continued application of the prior tax law if a reasonable estimate of the effect cannot be made. The SEC staff has provided up to one year for companies to finalize the accounting for the effects of this new legislation, and the Company anticipates finalizing its accounting within that period. The Company has not yet quantified the impact; therefore, the Company has not included the amount in the financial statements for the year ended December 31, 2017. The Company is in the process of performing an analysis to determine the impact and will record any necessary adjustment during the year ended December 31, 2018.

Comprehensive Income

Comprehensive income represents the sum of net income and other amounts that are not included in the income statement as the amounts have not been realized. During the years ended December 31, 2017, 2016 and 2015, there were no differences between the Company’s net income and comprehensive income. Therefore, no separate Statement of Other Comprehensive Income in included in the financial statements for the reporting periods.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value Measurements

The Company measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 – Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s warrant liability and contingent consideration (Preferred A Units Earnout), merchant portfolios, assets and liabilities acquired in mergers and business combinations and the implied fair value of the Company, are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values and, where available, values observed in public market transactions.

The carrying values of accounts and notes receivable, accounts payable and accrued expenses, long-term debt and cash, including settlement assets and the associated deposit liabilities approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the debt is based upon current market rates.

Warrant Liability

As further discussed in Note 12 –Equity, in May 2014, the Company issued warrants to purchase Class A common shares representing 1.0% of the outstanding common shares. On January 3, 2017, these warrants were cancelled and replaced by the issuance of warrants to purchase Class A common shares representing 1.8% of the outstanding common shares of the Company. The warrants are accounted for as a liability and recorded at the estimated fair value. See Note 15 – Fair Value of Financial Instruments for further discussion of fair value methodology used to estimate this liability. At the end of each reporting period, the Company records changes in the estimated fair value during the period in interest and other expense. The Company adjusts the warrant liability for changes in fair value until the earlier of: (i) exercise of the warrants or (ii) expiration of the warrants.

Earnings Per Share

The Company follows the two class method when computing earnings per common share as the warrants issued meet the definition of participating securities. The two-class method determines earnings (loss) per common share for each class of common shares and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two class method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The warrants are participating securities because they have a contractual right to participate in nonforfeitable dividends on a one-for-one basis with the Class A common shares.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The following are recent pronouncements relevant to the Company:

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to retrospectively account for changes to provisional amounts initially recorded in a business combination. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, including the effect of the change in provisional amount as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for reporting periods beginning after December 15, 2016 and is applied prospectively. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. For nonpublic entities, ASU 2016-18 will be effective for financial statements issued for fiscal years beginning after December 15, 2018. ASU 2016-18 must be applied using a retrospective transition method with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, amended in August 2015 by ASU 2015-14, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The FASB has issued several additional ASUs since this time that add additional clarification to certain issues existing after the original ASU was released. All of the new standards are effective for the Company on January 1, 2019. The standards permit the use of either the retrospective or cumulative effect transition method. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to the Company’s software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. Entities will be required to measure these investments at fair value at the end of each reporting period and recognize changes in fair value in net income. A practicability exception will be available for equity investments that do not have readily determinable fair values, however; the exception requires the Company to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. ASU 2016-01 will be effective for the Company for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning or the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax expense, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. For nonpublic entities, ASU 2016-09 will be effective for annual periods beginning after December 15, 2017. Early adoption is permitted, in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update change how companies measure and recognize credit impairment for many financial assets. The new expected credit loss model will require companies to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets (including trade receivables) that are in the scope of the update. The update also made amendments to the current impairment model for held-to-maturity and available-for-sale debt securities and certain guarantees. The guidance will become effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for fiscal years beginning after December 15, 2019. The company is currently evaluating the effect of ASU 2016-13 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. This guidance requires contingent cash payments to be classified as financing activities up to the amount of the initial contingent liability recognized, with any excess payments classified as operating activities. The Company is currently evaluating the impact of the adoption of this guidance on its statement of cash flows.

In January 2017, the FASB issued ASU 2017-01 “Business Combinations (Topic 805), Clarifying the Definition of a Business,” which provides a more robust framework to use in determining when a set of assets and activities is a business. The framework assists entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs. The ASU is effective for the Company after December 15, 2018. Early application of the amendments in this update is allowed under certain circumstances. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017-04. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. ASU 2017-04 is effective for nonpublic entities annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met:

1.	The fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification.
2.	The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3.	The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified.

The ASU is effective for the Company on January 1, 2018. Early adoption is permitted, The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

In September 2017, the FASB issued ASU 2017-13 “Revenue Recognition (Topic 605), Revenues from Customers (Topic 606), Leases (Topic 840) and Leases (Topic 842)”, which made amendments to SEC paragraphs pursuant to the Staff Announcement at the July 20, 2017 Emerging Issues Task Force (EITF) Meeting and rescission of prior SEC Staff Announcements and Observer comments. This guidance, which is effective upon the adoption of ASC 606 and 842. The Company will assess the impact of the ASU while assessing the impact from implementing ASC 606 and 842 to the consolidated financial statements.

Concentrations

The Company’s revenue is substantially derived from processing Visa® and MasterCard® bank card transactions. Because the Company is not a Member Bank, in order to process these bank card transactions, the Company maintains sponsorship agreements with three Member Banks as of December 31, 2017, which require, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Substantially all of the Company’s revenues and receivables are attributable to merchant customer transactions, which are processed primarily by two third-party payment processors.

A majority of the Company’s cash and restricted cash is held in certain financial institutions, substantially all of which is in excess of federal deposit insurance corporation limits. The Company does not believe it is exposed to any significant credit risk from these transactions.

Reclassification

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation, with no effect on net income or shareholders’ equity.

2.       ACQUISITIONS OF BUSINESSES

On June 19, 2015, Priority Payment Systems Holdings, LLC (“PPSH”), a subsidiary of the Company, entered into a definitive agreement to purchase substantially all merchant acquiring related assets, except those identified as excluded, of American Credit Card Processing Corporation and their affiliates (collectively “ACCPC”). The Company purchased access to the ACCPC’s merchant portfolio (i.e., all merchant portfolios’ rights, title and interests in and to the residuals owed to expand our merchant footprint in the United States). The results of the acquired business are being reported by the Company as part of the Consumer Payments segment. The acquisition was financed via additional debt proceeds.

The transaction was accounted for using the acquisition method. Under the acquisition method, the purchase price was allocated to the underlying tangible and intangible assets acquired and the liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The goodwill is attributable to the general reputation of the business and the collective experience of the management and employees of the Company. The total amount of goodwill related to this transaction is deductible for tax purposes and included in the Consumer Payments reporting unit.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The total purchase consideration was approximately $27.6 million and consisted of cash paid and contingent consideration related to an earnout. The earnout period is defined in the purchase agreement as the period beginning as of June 19, 2015, and for each of the three years thereafter. The minimum possible earnout is $0 and the maximum is $10 million. An earnout achieved, as defined in the purchase agreement, is when the annual growth rate of recurring net revenue received by PPSH with respect to an earnout period has increased over the baseline recurring net revenue by various criteria. The contingent consideration was determined by calculating the future value of the three earnout periods based on management’s expectation of performance of recurring net revenue meeting the various criteria. For the years ended December 31, 2017, 2016 and 2015, the Company recorded a change in fair value of contingent consideration related to ACCPC of $0.4 million, $0.4 million and $0.1 million, respectively, which are included in the consolidated change in fair value of contingent consideration included in the accompanying consolidated statement of operations.

The following table summarizes the acquisition-date fair value of the total consideration transferred:

Purchase consideration
(in thousands)
Cash paid to ACCPC	$26,724
Contingent consideration to ACCPC	900
Total purchase consideration	$27,624

The following table summarizes the acquisition-date fair value for the assets acquired and liabilities assumed on June 19, 2015 (the acquisition date):

(in thousands)
Cash deposits with sponsor banks	$345
Property and equipment	14
Other assets	25
Intangible assets	17,700
Other liabilities	(100)
Total net assets acquired	17,984

Goodwill	9,640
Total purchase consideration	$27,624

The following table summarizes intangible asset values assigned as follows:

	Indicated Fair Value at June 19, 2015	Estimated Remaining Life (years)	Amortization Method
(in thousands)
Non-compete agreements	$900	3.0	Straight-line
Customer relationships:
Relationships: ISO/Agents	1,400	11.0	Accelerated - sum-of-the-year’s digits
Relationships: Merchants	15,400	11.0	Accelerated - sum-of-the-year’s digits
Total value of identified intangible assets	$17,700

The results of operations of ACCPC have been included in the Company’s results since the acquisition date and are not material to the Company’s consolidated financial results. Supplemental pro forma results of operations of the combined entities for the year ended December 31, 2015 have not been presented as the financial impact to the Company’s consolidated financial statements would be immaterial.

3.       SETTLEMENT ASSETS AND OBLIGATIONS

The Company has relationships with Member Banks to facilitate payment transactions. These agreements allow the Company to route transactions under the Member Banks’ control and identification numbers to clear card transactions through card networks.

Settlement assets and obligations refer to the process of transferring funds for sales and credits between card issuers and merchants. The standards of the card networks restrict non-members from performing funds settlement or accessing merchant settlement funds, and, instead, require that these funds be in the possession of the Member Bank until the merchant is funded.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Timing differences, interchange expense, merchant reserves, and exception items cause differences between the amount the Member Bank receives from the card networks and the amount funded to the merchants. Settlement processing assets and obligations represent intermediary balances arising in the settlement process.

Under the terms of the merchant agreements, the sponsor bank has the sole control and primary responsibility for merchant reserve accounts held to minimize credit risk associated with disputed merchant charges. The Company records settlement obligations for amounts payable to merchants for funds not yet collected in settlement from the processor. The principal components of the Company’s settlement assets and obligations at December 31, 2017 and 2016 are as follows:

(in thousands)
Settlement Assets	2017	2016
Due from card processors	$7,207	$5,127
Card settlement due from merchants	—	563
Total Settlement Assets	7,207	5,690
Settlement Obligations
Due to ACH payees	10,474	4,488
Total settlement assets (obligations), net	$(3,267)	$1,202

Amounts due to ACH payees are offset by restricted cash.

4.       INVESTMENTS IN UNCONSOLIDATED ENTITIES

The Company has non-controlling ownership interests in two entities, AME Commerce, Inc. (“AME”) and PayRight Health Solutions, LLC (“PayRight”). AME sells on-demand website services to small sized merchants. PayRight sells online services and point of service offerings to small sized merchants in the healthcare industry. The Company is required to evaluate its unconsolidated affiliates periodically and as circumstances change to determine if an implied controlling interest exists. During the years ended December 31, 2017, 2016, and 2015 the Company evaluated its investments in unconsolidated entities and concluded that the entities are not variable interests and, therefore, are accounted for under the equity method.

			Total Investment
	Ownership Percentage As of December 31,		As of December 31, (in thousands)
Unconsolidated Entity	2017	2016	2017	2016
AME Commerce	14.3%	14.3%	$260	$272
PayRight Health Solutions	21.8%	21.8%	1,101	1,222

The Company has an equity method investment in AME. On December 23, 2013, the Company purchased 375,000 shares of Series A Preferred Stock at a stock price of $0.50 per share for a total initial investment of $0.2 million. The Company has acquired additional shares of Series A Preferred Stock since its initial investment; (1) in 2014, 200,000 shares at a price of $0.50 per share for a total investment of $0.1 million and (2) in 2015, 175,000 shares at a price of $0.50 per share for a total investment of $0.1 million. At December 31, 2017 and 2016, the Company has invested $0.4 million in exchange for 750,000 shares for a 14.3% interest and is deemed to have significant influence as a Company shareholder also owns an interest in AME. AME experienced a net loss for the years ended December 31, 2017, 2016 and 2015 of which the Company recorded $16,671, $21,280, and $41,492, respectively, as equity loss in unconsolidated entity.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company has an equity method investment in PayRight Health Solutions. On September 18, 2015, the Company purchased 3,731,540 units of Class AA Member Units for a total investment of $1.1 million. In addition, $0.3 million in “in-kind” services were provided by Priority to PayRight, and PayRight issued 1,183,171 Units (“Service Units”) to Priority in exchange for these specified IT hosting and infrastructure services. The Service Units were issued and fully vested at closing. As of December 31, 2017 and 2016, the Company has invested $1.4 million in exchange for 3,731,540 shares for a 21.8% interest in PayRight. PayRight experienced a net loss for the years ended December 31, 2017 and 2016, of which the Company recorded $0.1 million and $0.1 million as equity in loss in unconsolidated entity. The net loss of PayRight for the year ended December 31, 2015 was $28,352 and was recorded by the Company as equity in loss of unconsolidated entity.

5.       Notes Receivable

The Company has notes receivable from sales agents of $7.2 million and $5.6 million as of December 31, 2017 and 2016, respectively. These notes bear an average interest rate of 10.5% and 12.2% as of December 31, 2017 and 2016, respectively. Interest and principal payments on the notes are due at various dates through April 2021.

Under the terms of the agreements, the Company preserves the right to holdback residual payments due to the applicable sales agents and apply such residuals against future payments due to the Company. Based on the terms of these agreements and historical experience, no reserve has been recorded for uncollectible amounts as of December 31, 2017 and 2016.

Principal contractual maturities on the notes receivable at December 31, 2017 are as follows:

(in thousands)
Year ended December 31,	Maturities
2018	$3,442
2019	2,377
2020	1,251
2021	179
$7,249

6.       goodwill and intangible assets

As of December 31, 2017 and 2016, goodwill and intangible assets consisted of the following:

(in thousands)	2017	2016
Goodwill	$101,532	$101,532
Other intangible assets:
Merchant portfolios	$46,716	$44,233
Non-compete agreements	3,390	3,390
Tradename	2,580	2,580
Acquired technology (developed internally)	13,200	13,200
Customer relationships	51,090	51,090
	116,976	114,493
Less accumulated amortization:
Merchant portfolios	(41,915)	(40,411)
Non-compete agreements	(3,243)	(2,628)
Tradename	(776)	(562)
Acquired technology (developed internally)	(7,928)	(5,748)
Customer relationships	(21,052)	(15,107)
	(74,914)	(64,456)
	$42,062	$50,037

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The weighted-average amortization periods for intangible assets at December 31, 2017 and 2016 are the following:

	Useful Life	Amortization Method	Weighted Average Life
Merchant portfolios	1 – 10 years	Straight-line or double declining	7.2 years
Non-compete agreements	3 years	Straight-line	3 years
Tradename	12 years	Straight-line	12 years
Internally developed technology	6 years	Straight-line	6 years
Customer relationships	10 – 25 years	Sum of years digits	14.9 years

Amortization expense was $10.5 million, $11.9 million, and $12.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Goodwill is recorded when an acquisition is made and the purchase price is greater than the fair value assigned to the underlying tangible and intangible assets acquired and the liabilities assumed. In connection with various acquisitions, the Company has recognized $101.5 million of goodwill, all related to the Consumer Payments reporting unit, as of December 31, 2017 and 2016. As the Commercial Payments and Managed Services reporting units have been developed internally and have not been impacted by the addition of goodwill through business combinations, there is no goodwill allocated to these reporting units. There have been no changes to the carrying value of goodwill for years ended December 31, 2017 and 2016. There was no accumulated impairment of goodwill recognized for the years ended December 31, 2017, 2016 or 2015.

The estimated amortization expense of intangible assets as of December 31, 2017 for the next five years and thereafter is (in thousands):

(in thousands)
Year ending December 31,	Maturities
2018	$9,461
2019	8,435
2020	6,326
2021	4,736
2022	3,279
Thereafter	9,825
Total	$42,062

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

7.       PROPERTY, EQUIPMENT and Software

A summary of property, equipment, and software as of December 31, 2017 and 2016 follows:

(in thousands)	2017	2016	Useful Life
Furniture and fixtures	$1,871	$1,113	2-7 years
Equipment	6,256	5,658	3-7 years
Computer software	20,443	17,017	3-5 years
Leasehold improvements	4,965	3,525	5-10 years
	33,535	27,313
Less accumulated depreciation	(21,592)	(17,429)
Property, equipment, and software, net	$11,943	$9,884

Computer software represents purchased software and internally developed back office and merchant interfacing systems used to assist the reporting of merchant processing transactions and other related information.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Depreciation expense totaled $4.2 million, $2.8 million, and $3.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

8.       accounts payable and accrued expenses

The Company accrues for certain expenses that have been incurred, which are classified within accounts payable and accrued expenses in the accompanying consolidated balance sheets. Accounts payable and accrued expenses as of December 31, 2017 and 2016 consists of the following:

(in thousands)	2017	2016
Accounts payable	$8,751	$3,480
Accrued compensation	6,136	5,101
Other accrued expenses	3,716	2,581
	$18,603	$11,162

9.       LONG-TERM DEBT

Long-term debt as of December 31, 2017 and 2016 consists of the following:

(in thousands)	2017	2016
Term Loan - Senior, matures January 3, 2023 and bears interest at LIBOR plus 6% for 2017 (Actual rate of 7.4% at December 31, 2017)	$198,000	$—
Term Loan - Subordinated, matures July 3, 2023 and bears interest at 5% plus payment-in-kind interest for 2017 (Actual rate of 11.3% at December 31, 2017)	85,118	—
Note payable - Term Loan, matures May 21, 2019 and bears interest at Libor plus 3.8% for 2016 (Actual rate of 4.4% at December 31, 2016)	—	55,000
Note payable - MDTL, matures May 21, 2019 and bears interest at Libor plus 3.8% for 2016 (Actual rate of 4.4% at December 31, 2016)	—	33,696
Total Debt	283,118	88,696
Less: current portion of long-term debt	(7,582)	—
Less: unamortized debt discounts	(3,212)	(654)
Less: deferred financing costs	(4,385)	(948)
Total long-term debt	$267,939	$87,094

2017 Debt Restructuring

On January 3, 2017, the Company restructured its long-term debt by entering into a Credit and Guaranty Agreement with a syndicate of lenders (the “Credit Agreement”). As a result, the syndicate of lenders became senior lenders and Goldman Sachs became a subordinated lender to the Company. The Credit Agreement has a maximum borrowing amount of $225.0 million, consisting of a $200.0 million Term Loan and a $25.0 million revolving credit facility. In addition, on January 3, 2017, the Company entered into a Credit and Guaranty Agreement with Goldman Sachs Specialty Lending Group, L.P. (“GS”) (the “GS Credit Agreement”) for an $80.0 million term loan, the proceeds of which were used to refinance the amounts previously outstanding with GS. The term loans under the Credit Agreement and GS Credit Agreement were issued at a discount of $3.7 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. The amounts outstanding under the GS Credit Agreement mature on July 3, 2023 and the Credit Agreement matures on January 3, 2023, with the exception of the revolving credit facility which expires on January 2, 2022. There were no amounts outstanding under the revolving credit facility as of December 31, 2017. The 2016 facility, which was refinanced, consisted of a $55.0 million Term Loan, a $45.0 million Multi Draw Term Loan (“MDTL”) and a $5.0 million Revolver, which was due on May 21, 2019.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Borrowings under the Credit Agreement bear interest at a rate equal to, at the Company’s option, either: (i) the Base rate, as defined in the Credit Agreement, plus the applicable margin or (ii) the London Interbank Offered Rate (LIBOR), plus the applicable margin. The Company is required to make quarterly principal payments of $0.5 million. In addition, the Company is obligated to make certain additional mandatory prepayments based on Excess Cash Flow, as defined in the Credit Agreement. As of December 31, 2017, the mandatory prepayment based on Excess Cash Flow was $5.6 million, which has been included in current portion of long-term debt. Interest is payable monthly or quarterly, depending on the type of borrowing.

Borrowings under the GS Credit Agreement bear interest at 5% plus the payment-in-kind (PIK) interest rate, as defined in the GS Credit Agreement. All amounts outstanding, under the GS Credit Agreement are due and payable at maturity. Interest is payable quarterly. As of December 31, 2017, the Company was in compliance with the financial covenants. For the year ended December, 31, 2017, the PIK interest added $5.1 million to the principal amount of the subordinated debt, which totaled $85.1 million as of December 31, 2017.

The Credit Agreement and the GS Credit Agreement contain representations and warranties, financial and collateral requirements, mandatory payment events, and events of default and affirmative and covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreement and GS Credit Agreement. The financial covenant consists of a Total Net Leverage Ratio, as defined in the Credit Agreement and GS Credit Agreement. As of December 31, 2017, the Company was in compliance with the financial covenant.

The Company determined that the 2017 debt restructuring should be accounted for as a debt extinguishment. The Company recorded an extinguishment loss of approximately $1.8 million, which consisted primarily of certain lender fees incurred in connection with the refinancing, write-offs of unamortized deferred financing fees and original issue discount associated with the extinguishment of the previous debt. Amounts expensed in connection with the refinancing are recorded as a component of interest and other expenses in the accompanying consolidated statement of operations for the year ended December 31, 2017.

On January 18, 2018, the Company amended the Credit Agreement. Refer to Note 18 - Subsequent Events.

The Company recorded $23.8 million, $4.1 million and $3.5 million of interest expense for the years ended December 31, 2017, 2016, and 2015, respectively.

Principal contractual maturities on the Company’s long-term debt as of December 31, 2017 are as follows:

(in thousands)
Year ending December 31,	Maturities
2018	$7,582
2019	2,000
2020	2,000
2021	2,000
2022	2,000
Thereafter	267,536
$283,118

Warrants

In connection with the prior GS Credit Agreement, the Company issued warrants to GS to purchase 1.0% of the Company’s outstanding Class A Common shares. The warrants had a term of 7 years, an exercise price of $0 and could have been exercised at any time prior to termination date. Since the obligation was based solely on the fact that the 1.0% interest in equity of the Company was fixed and known at inception as well as the fact that GS could exercise the warrants, with a settlement in cash, any time prior to the expiration date of May 21, 2021, the warrants were required to be recorded as a liability.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As part of the 2017 debt restructuring, the 1.0% warrant was extinguished and the Company issued new warrants to GS to purchase 1.8% of the Company’s outstanding Class A common shares. The warrants have a term of 7 years, an exercise price of $0 and may be exercised at any time prior to expiration date. Since the obligation is based solely on the fact that the 1.8% interest in equity of the Company is fixed and known at inception as well as the fact that GS may exercise the warrants, with a settlement in cash, any time prior to the expiration date of December 31, 2023, the warrants are required to be recorded as a liability.

As of December 31, 2017 and 2016, the warrants have a fair value of $8.7 million and $4.4 million, respectively, and are presented as a warrant liability of the accompanying consolidated balance sheets. The $4.3 million, $1.2 million and $1.4 million increases in fair value of the warrants for the years ended December 31, 2017, 2016 and 2015, respectively, are included in interest and other expense in the consolidated statements of operations. The interest expense includes $0.5 million, $0.3 million, and $0.3 million of debt discount amortization in 2017, 2016 and 2015, respectively.

Deferred Financing Costs

Deferred financing costs consist of fees paid to the lenders, attorneys and third-party costs related to execution of the credit facilities. Capitalized deferred financing costs related to the Company’s credit facilities totaled $5.1 million and $1.9 million at December 31, 2017 and 2016, respectively. Deferred financing costs are being amortized using the effective interest method over the remaining term of the respective debt and are recorded as a component of interest expense. The Company recognized interest expense related to the amortization of deferred financing costs of $0.7 million, $0.4 million and $ 0.3 million for the years ended December 31, 2017, 2016 and 2015, respectively. Long-term debt is shown net of deferred financing costs in the consolidated balance sheets.

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company has various operating leases for office space and equipment. These leases range in terms from 12 months to 16 years and have rates ranging from $36 per month to $25,840 per month and do not include any renewal periods.

Future minimum lease commitments under non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

Years ending December 31,	Operating Leases (in thousands)
2018	$1,476
2019	1,057
2020	841
2021	848
2022	936
Thereafter	4,869
$10,027

Total rent expense for the years ended December 31, 2017, 2016 and 2015 was $1.5 million, $1.3 million and $1.3 million, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Legal Proceedings

In September 2013, Tigrent Group, Inc. et.al. (“Plaintiffs”), filed a complaint against both Cynergy Holdings, LLC et.al. (a subsidiary of the Company) and Bank of America (collectively “Defendants”). The state court complaint alleges, among other things, that the Defendants knowingly or negligently allowed non-party Process America, Inc. (“PA”) to misappropriate funds from Plaintiffs’ bank account. Plaintiffs also allege that the Defendants failed to fulfill their contractual obligations to Plaintiffs under written credit card processing agreements and Defendants willfully, fraudulently or negligently covered up such breaches. Defendants successfully obtained a partial dismissal of Plaintiffs’ claim for vicarious liability and portions of the claim for breach of contract. Remaining causes of action include breach of contract, common law fraud, and negligent misrepresentation. This matter has been settled and resulted in a loss to the Company of $2.2 million, which was recorded as other operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2017.

Other

The Company is involved in certain other legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with inside and outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that it will incur on that claim is reasonably estimable, it will record an accrued expense for the claim in question. If and when the Company records such an accrual, it could be material and could adversely impact its financial condition, results of operations, and cash flows.

11. RELATED PARTY TRANSACTIONS

Through January 3, 2017, the Company had a management services agreement and an annual bonus payout with one of its member owners, Comvest. For the years ended December 31, 2016 and 2015, the Company incurred a total of $0.3 million and $0.4 million, respectively, for the management service fees and annual bonus payout, which are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The Company has a management services agreement and an annual bonus payout with PSD Partners, which is owned by a member of Priority Investment Holdings, LLC, which, until July 25, 2018, was a member owner of Priority Holdings, LLC. For the years ended December 31, 2017, 2016 and 2015, the Company incurred a total of $0.8 million, $0.8 million and $0.8 million, respectively, for costs related to management service fees, annual bonus payout and occupancy fees, which are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

12. EQUITY

As disclosed in Note 1 – The Company and Basis of Presentation, on July 25, 2018, the Company accounted for a “reverse merger” between Priority and MI Acquisitions and the resulting Recapitalization.

Common and Preferred Stock

For comparative periods prior to July 25, 2018, equity is presented based on the historical equity of the accounting acquirer (Priority) prior to the Recapitalization, retroactively restated to reflect the number of shares received as a result of the Recapitalization. MI Acquisitions’ equity-related activities are consolidated with Priority beginning on July 25, 2018.

The equity structure of the Company is as follows as of December 31, 2017 and 2016:

	2017		2016
(in thousands)	Authorized	Issued	Authorized	Issued
Common Shares, par value $0.001	1,000,000	73,110	1,000,000	195,439
Preferred Shares	—	—	—	—

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In connection with the July 25, 2018 Business Combination and Recapitalization, the following occurred:

●	In exchange for the 4.6 million common units of Priority, 60.1 million common shares were issued in a private placement that resulted in Priority receiving approximately $49.4 million in cash. The 60.1 million shares excludes 0.5 million shares issued as partial consideration in two business acquisitions and includes 3.0 million shares issued in connection with a Priority equity incentive plan.
●	In exchange for the publicly-traded shares of MI Acquisitions that originated from MI Acquisition’s 2016 IPO, approximately 4.9 million shares of common stock was issued through share conversion.
●	$2.1 million was paid to the MI Acquisition’s founding shareholders (the “MI Founders”) for 421,107 MI Acquisitions’ private placement units and 453,210 MI Acquisitions’ common shares held by MI Founders. Each unit consisted of one share and one warrant.
●	MI Founders forfeited 174,863 of the founders’ common shares.

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of the Company’s common stock possess all voting power for the election of members of the Company’s board of directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of the Company’s common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Company’s board of directors in its discretion. The holders of the Company’s common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

The Company is authorized to issue 100,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of September 30, 2018, the Company has not issued any shares of preferred stock.

Equity Events for Priority Holdings, LLC that Concluded Prior to July 25, 2018 (not recasted for 2018 recapitalization)

On May 21, 2014, Priority Payment Systems Holdings, LLC entered into a definitive agreement to merge with Pipeline Cynergy Holdings, LLC (“PCH”) (the “Plan of Merger”). The merger resulted in the formation of Priority Holdings, LLC (“PH”). The transaction resulted in a change in control effective on the day of the closing, May 21, 2014. As a result of the merger, the membership units in PPSH and PCH ceased to exist and were converted into Class A Preferred units, Class A Common units, Class C common units and cash consideration. Equity interest in the merged entity was issued to former PPSH equity holders in the form of 2,701,342 PH Class A Preferred units, 4,990,000 PH Class A Common units and 1,500,000 PH Class C Common units.

On January 3, 2017, the Company used the proceeds from the 2017 debt restructuring (Refer to Note 9 – Long-Term Debt) to redeem 4,681,590 Class A Common units for $200.0 million (the “Redemption”). Concurrently with the redemption, (i) the Company and its members entered into an amended and restated operating agreement that eliminated the Class A Preferred units and the Class C Common units and (ii) the Plan of Merger was terminated which resulted in the cancellation of related contingent consideration due to the Preferred A unitholders.

On January 31, 2017, the Company entered into a redemption agreement with one of its minority unitholders to redeem their Class A Common units for a total redemption price of $12.2 million. The Company accounted for the Common Unit Repurchase Obligation as a liability because it is required to redeem these Class A Common units for cash. The liability was recorded at fair value at the date of the redemption agreement, which was equal to the redemption value. Under this agreement, the Company redeemed $3.0 million of Class A Common units in April 2017. As of December 31, 2017, the Common Unit Repurchase Obligation had a redemption value of $9.2 million.

The Class A common units redeemed in January and April 2017 were then cancelled by the Company. The redemption transactions and the amended and restated operating agreement resulted in a one unitholder gaining control and becoming the majority unitholder of the Company. These changes in the equity structure of the Company have been recorded in the Statement of Changes in Members’ Equity(Deficit) as capital transactions.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Distributions to Members must be approved by the board of directors. Rights to distributions are restricted by class of Unit as described in the Amended and Restated Limited Liability Company Agreement of Priority Holdings, LLC dated as of May 21, 2014. Members owning any Units will be required to return any distribution if made incorrectly. The Company paid distributions to members of $3.4 million, $10.0 million, and $3.7 million to the members during the years ended December 31, 2017, 2016, and 2015 respectively.

The Company, per the Equity Distribution Agreement dated May 21, 2014, shall make the following distributions to PCH Holdings: 0.3% of the first $150.0 million of distributions in respect of the Class A Common Units held by the Priority Members and/or their respective successors and assigns (such distributions, the “reallocated distributions”); provided that each Priority Member shall bear its pro rata share of the reallocated distributions based on (x) the aggregate number of Class A Common Units held by such Priority Member divided by (y) the aggregate number Class A Common Units held by all the Priority Members. For purposes of clarity, the aggregate amount of the reallocated distributions shall not exceed $0.4 million.

The Class A Preferred Units were contingently redeemable upon the qualified public offering of the Company of more than $25.0 million. The preferred units had a preferred return accruing daily at the rate of 6% per annum, compounded annually, and contingent upon a change in control as defined in the operating agreement. The redemption value of the Class A Preferred Units was $2.7 million as of December 31, 2016 and all Class A Preferred Units were cancelled on January 3, 2017.

Subsequent to January 3, 2017, the amended and restated operating agreement calls for distributions on a liquidation basis to be paid first to Class A common unitholders up to amounts specified in the operating agreement, then to Class B (representing profits interests) holders based on amounts defined in the amended and restated operating agreement.

Prior to January 3, 2017, the operating agreement calls for distributions on a liquidation basis to be paid first to Class A common unitholders up to amounts specified in the operating agreement, then to Class B and C common unitholders based on amounts defined in the operating agreement. Upon a change of control distributions of any net proceeds received would be allocated first to Preferred Series A holders to receive distributions up to the sum of the Unreturned Capital of such Preferred Units and the Unpaid Preferred Return thereon, second to Class A Common holders up to amounts specified in the operating agreement, then to Class B (representing profits interests) and Class C common holders based on amounts defined in the operating agreement.

13. Employee Benefit PLAN

The Company sponsors a defined contribution plan that Company may match participant-elective deferrals at its discretion. Contributions may vary from year to year. Discretionary employer contributions to the Plan for the years ended December 31, 2017, 2016 and 2015 were $1.0 million, $0.8 million, and $0.8 million, respectively.

14. Incentive interest plan

In 2014, as part of the merger with Pipeline Cynergy Holdings, the Company established the Priority Holdings Management Incentive Plan (the “Plan”) pursuant to the Operating Agreement of Priority Holdings, LLC, for which selected Company employees and contractors may be awarded Management incentive units representing a fractional part of the interests in profits, losses and distributions of the Company and having the rights and obligations specified with respect to Class B Common Units or such other class of Units as the Board may establish from time to time in the Operating Agreement.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under the Plan, the majority of awards vest over the requisite service period or periods during which an employee is required to provide service. The units vested at a rate of 40% or 20% at September 21, 2016 and then vest evenly over the subsequent three to five years. Simultaneously with the July 25, 2018 Business Combination and Recapitalization, the Plan was assumed by the Company with no modifications to the Plan. The Company will continue to recognize compensation expense as unvested shares are earned by the active Plan participants. Approximately 3.0 million of the private placement common shares were issued on July 25, 2018 to the Plan for vested units and unvested shares of the Plan.

A summary of the activity under the plan is presented below:

	Shares Available for Grant	Shares Granted
Balance at December 31, 2015	—	—
Shares authorized during 2016	7,201,742	—
Shares granted during 2016	(7,201,742)	7,201,742
Balance at December 31, 2016	—	7,201,742
Pro rata adjustment	—	(3,421,571)
Shares forfeited during 2017	378,017	(378,017)
Balance at December 31, 2017	378,017	3,402,154

	Number of Shares	Weighted-Average Grant- Date Fair Value
Vested shares at December 31, 2015	—	$—
Vested during 2016	2,081,305	0.71
Vested shares at December 31, 2016	2,081,305	0.71
Pro rata adjustment	(988,831)	1.35
Vested during 2017	982,851	1.35
Vested shares at December 31, 2017	2,075,325	$1.35

	Number of Shares	Weighted-Average Grant- Date Fair Value
Non-vested shares at December 31, 2015	—	$—
Issued during 2016	7,201,742	0.71
Vested during 2016	(2,081,305)	0.71
Non-vested shares at December 31, 2016	5,120,437	0.71
Pro rata adjustment	(2,432,740)	1.35
Vested during 2017	(982,851)	1.35
Forfeited during 2017	(378,017)	1.35
Non-vested shares at December 31, 2017	1,326,828	$1.35

Equity-based compensation expense was $1.0 million and $2.3 million for years ended December 31, 2017 and 2016. There was no equity-based compensation expense for the year ended December 31, 2015 as the Plan was not active during the year. As of December 31, 2017 there is approximately $1.3 million of total unrecognized compensation cost related to non-vested share shares granted under the plan. Under the plan there is no stated exercise price per share.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

To estimate the fair value of at date of grant, the Company utilized an option-pricing method based on the distribution of proceeds as described in the Operating Agreement. The option-pricing method treats common shares and preferred shares as call options on the equity value of the subject company, with exercise prices based on the liquidation preference of the common and preferred shares. The common and preferred shares are modeled as a call option that gives its owner the right but not the obligation to exercise the instrument at a pre-determined or exercise price. In the model, the exercise price is based on a comparison with the Company’s equity value rather than, in the case of a “regular” call option, a comparison with a per-share share price. The option-pricing method has commonly used the Black-Scholes model to price these call options. Key inputs utilized in the method are shown in the table below:

Grant Date – September 2016
Risk-free interest rate	0.90%
Dividend yield	—
Expected volatility	30.0%
Expected term (in years)	2.8

Risk-free interest rate — The risk-free rate for shares granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

Expected dividend yield — No routine dividends are currently being paid, or are expected to be paid in future periods.

Expected volatility — The expected volatility is based on the historical volatilities of a group of guideline public companies.

Expected term—estimated time to a liquidity event.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

15. Fair value measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The following is a description of the valuation methodology used for the warrant and contingent consideration which are recorded at fair value.

Warrant

The warrant issued by the Company to GS in connection with the credit facility is recorded at fair value on a recurring basis. A current market valuation model is used to estimate the fair value of the Company as the warrant allows GS, as of December 31, 2016, to obtain Class A Common shares representing a 1% interest. In January 2017, these warrants were cancelled and replaced by the issuance of warrants to purchase Class A Common shares representing 1.8% of the outstanding Class A Common shares of the Company. Refer to Note 9 – Long-Term Debt. The Company estimates the fair value of the Company using a weighted-average of values derived from generally accepted valuation techniques, including market approaches, which consider the guideline public company method, the guideline transaction method, the recent funding method, and an income approach, which considers discounted cash flows. The Company adjusts the carrying value of the warrant to fair value as determined by the valuation model and recognizes the change in fair value as an increase or decrease in interest and other expense. As such, the Company classifies the warrant subjected to recurring fair value measurement as Level 3.

Contingent Consideration – Preferred A Shares Earnout

In conjunction with the merger disclosed in Note 1 – Nature of Business and Summary of Significant Accounting Policies, the Company provided a contingent preferred equity earnout plan. A current market valuation model, as described above, is used to estimate the fair value of the Company which, in turn, establishes the value of the preferred equity earnout contingent consideration. The Company adjusts the carrying value of the contingent consideration to fair value as determined by the valuation model and recognizes the change in fair value as “Change in fair value of contingent consideration.” The Company used a multiple of ten times the adjusted EBITDA, and applied a discount of 30% for lack of control and marketability in determining the value of the shares. As such, the Company classifies the contingent consideration subjected to recurring fair value measurement as Level 3.

The table below presents the recorded amount of the warrants and contingent consideration classified as liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016.

(in thousands)	Level 1	Level 2	Level 3	Total
Balance as of December 31, 2017
Warrant liability	$—	$—	$8,701	$8,701
Contingent consideration	—	—	—	—
	$—	$—	$8,701	$8,701

	Level 1	Level 2	Level 3	Total
Balance as of December 31, 2016
Warrant liability	$—	$—	$4,353	$4,353
Contingent consideration	—	—	4,222	4,222
	$—	$—	$8,575	$8,575

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs that are classified as Level 3 in the fair value hierarchy for the years ended December 31, 2017, 2016 and 2015:

	Warrant Liability	Contingent Consideration
Balance at December 31, 2014	$1,714	$6,562
Additional contingent consideration	—	900
Adjustment to fair value included in earnings	1,435	(575)
Balance at December 31, 2015	3,149	6,887
Adjustment to fair value included in earnings	1,204	(2,665)
Balance at December 31, 2016	4,353	4,222
Extinguishment of GS 1.0% warrant liability (Note 9)	(4,353)	—
GS 1.8% warrant liability (Note 9)	4,503	—
Release and adjustment of contingent consideration (Note 12)	—	(4,222)
Adjustment to fair value included in earnings	4,198	—
Balance at December 31, 2017	$8,701	$—

There were no transfers among the fair value levels during the years ended December 31, 2017, 2016 and 2015.

16. SEGMENT Information

The Company’s operating segments are based on the Company’s product offerings and consist of the following: Consumer Payments and Commercial Payments and Managed Services, which are organized by services the Company provides and its distinct business units. The Commercial Payments and Managed Services operating segments have been combined into one Commercial Payments and Managed Services reportable segment. To manage the business, the Company’s Chairman and Chief Executive Officer (“CEO”) both collectively serve as the chief operating decision makers (“CODM”). To manage the business, the CODM evaluates the performance and allocate resources based on the operating income of each segment. The operating income of the Consumer Payments segment includes the revenues of the segment less expenses that are directly related to those revenues as well as operating overhead, shared costs and certain compensation costs. The Commercial Payments and Managed Services segment includes the revenues of the segment less only the expenses that are directly related to those revenues. Interest and other income, interest and other expense and equity in income or loss of unconsolidated affiliates are not allocated to the individual segments. The Company does not evaluate the performance of or allocate resources to operating segments using asset data. The accounting policies of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies in Note 1 – The Company and Basis of Presentation. Below is a summary of each segment:

●	Consumer Payments – represents all consumer related services and offerings both merchant acquiring and transaction processing including the proprietary MX enterprise suite. Either through acquisition of merchant portfolios or through resellers, the Company becomes a party or enters into contracts with a merchant and a sponsoring bank. Pursuant to the contracts, for each card transaction, the sponsoring bank collects payment from the credit, debit or other payment card issuing bank, net of interchange fees due to the issuing bank, pays credit card association (e.g., Visa, MasterCard) assessments and pays the transaction fee due to the Company for the suite of processing and related services it provides to merchants, with the remainder going to the merchant.

●	Commercial Payments and Managed Services – represents services provided to certain enterprise customers. Commercial Payments and Managed Services revenue is primarily derived from providing an outsourced sales force to those customers. Commercial Payments and Managed Services also includes accounts payable automation and other various services provided to commercial customers.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Information on segments and reconciliations to consolidated revenues, consolidated operating income and consolidated depreciation and amortization are as follows for the periods presented:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Revenues:
Consumer Payments	$400,320	$322,666	$270,610
Commercial Payments and Managed Services	25,299	21,448	15,634
Consolidated Revenues	$425,619	$344,114	$286,244

Operating income:
Consumer Payments	$33,363	$23,188	$13,790
Commercial Payments and Managed Services	1,886	2,652	769
Consolidated operating income	$35,249	$25,840	$14,559

Depreciation and amortization:
Consumer Payments	$14,324	$14,396	$15,309
Commercial Payments and Managed Services	350	337	324
Consolidated depreciation and amortization	$14,674	$14,733	$15,633

A reconciliation of total operating income to the Company’s net income is as follows:

	Year Ended December 31,
	2017	2016	2015
(in thousands)
Total Operating income	$35,249	$25,840	$14,559
Less: Interest expense, net	(30,522)	(5,492)	(5,222)
Less: Equity in loss of unconsolidated entities	(133)	(162)	(70)
Net income	$4,594	$20,186	$9,267

The table below presents total assets for each reportable segment as of December 31, 2017 and 2016:

(in thousands)	2017	2016
Total Assets:
Consumer Payments	$216,345	$213,351
Commercial Payments and Managed Services	50,362	42,699
Consolidated assets	$266,707	$256,050

The Company’s results of operations and financial condition are not significantly reliant upon any single customer for the years ended December 31, 2017, 2016 and 2015. Substantially all revenues are generated in the United States.

Priority Technology Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

17. EArnings PEr SHARE

The following table sets forth the computation of the Company’s basic and diluted earnings per share:

	Year Ended December 31,
(in thousands except share and per share data)	2017	2016	2015
Numerator:
Net income	$4,594	$20,186	$9,267
Less: Income allocated to participating securities	(236)	(101)	(56)
Net income available to common shareholders	4,358	20,085	9,211
Denominator:
Weighted average shares outstanding – basic and diluted	67,143,825	131,706,205	131,706,205
Basic and diluted earnings per share	$0.06	$0.15	$0.07

As of December 31, 2017 and 2016, there were 3,402,154 and 7,201,742 common shares as well as warrants to issue 1.8% and 1% of the outstanding Class A Common shares of the Company that are anti-dilutive. There were no dilutive common share equivalents for the years ended December 31, 2017, 2016 and 2015.

18. SUBSEQUENT EVENTS

Subsequent events have been evaluated from the balance sheet date through April 18, 2018, the date on which the condensed consolidated financial statements were available to be issued.

On January 11, 2018, the Company increased its senior debt by $67.5 million and amended the GS warrant to increase from 1.8% to 2.2% of Class A Common shares. The proceeds of the loan were used for the redemptions described below.

On January 17, 2018, the Company redeemed 1,524,512 Class A Common shares for $5.0 million and 3,896,317 Class A Common shares for $26.0 million. On January 19, 2018, the Company redeemed 5,866,326 Class A Common shares for $39.0 million. On February 23, 2018, the Company redeemed 1,277,537 Class A Common shares for $4.2 million. These redemptions resulted in Priority being 100% owned and held by one shareholder.

On February 26, 2018, as amended, the shareholders of the Company entered into a contribution agreement with MI Acquisitions, a special purpose acquisition corporation, pursuant to which MI agreed to acquire all of the outstanding equity interests of the Company.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

M I Acquisitions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of M I Acquisitions, Inc. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum llp

/s/ Marcum LLP

We have served as the Company’s auditor since 2015.

New York, NY
March 27, 2018

M I Acquisitions, Inc.

Balance Sheets

	December 31, 2017	December 31, 2016

Assets
Current Assets:
Cash and cash equivalents	$172,196	$362,535
Prepaid expenses and other current assets	9,936	56,241
Total current assets	182,132	418,776

Cash and cash equivalents held in trust	55,081,899	54,731,828
Total Assets	$55,264,031	$55,150,604

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$349,292	$111,011
Offering costs payable	11,616	11,616
Note payable	27,500	27,500
Total Current Liabilities	388,408	150,127

Deferred underwriting fee payable	1,062,022	1,062,022

Total Liabilities	1,450,430	1,212,149

Commitments

Common stock subject to possible conversion (4,705,821 and 4,748,033 shares at conversion value as of December 31, 2017 and 2016, respectively)	48,813,595	48,938,449

Stockholders’ Equity:
Preferred stock, $0.001 par value; 1,000,000 authorized none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 2,352,922 and 2,310,710 shares issued and outstanding (excluding 4,705,821 and 4,748,033 shares subject to possible conversion) at December 31, 2017 and 2016, respectively	2,353	2,311
Additional paid in capital	5,240,728	5,115,916
Accumulated deficit	(243,075)	(118,221)
Total Stockholders’ Equity	5,000,006	5,000,006

Total Liabilities and Stockholders’ Equity	$55,264,031	$55,150,604

The accompanying notes are an integral part of these financial statements.

M I Acquisitions, Inc.
Statements of Operations

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

EXPENSES
Administration fee - related party	$120,000	$35,667
Operating costs	831,721	137,529

TOTAL EXPENSES	951,721	173,196

OTHER INCOME
Interest income	399,166	37,701
Settlement income	427,701	-
Extinguishment of debt	-	27,500
TOTAL OTHER INCOME	826,867	65,201

Net loss	$(124,854)	$(107,995)

Net loss per share of common stock - basic and diluted	$(0.19)	$(0.06)

Weighted average shares of common stock outstanding - basic and diluted	2,330,884	1,664,794

The accompanying notes are an integral part of these financial statements.

M I Acquisitions, Inc.

Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2015	1,437,500	$1,438	$23,562	$(10,226)	$14,774

Sale of 5,000,000 units	5,000,000	5,000	49,995,000	-	50,000,000

Underwriters discount and offering expenses	-	-	(3,280,484)	-	(3,280,484)

Sale of 421,107 private units	421,107	421	4,210,649	-	4,211,070

Exercise of underwriters’ overallotment	310,109	310	3,100,780	-	3,101,090

Forfeiture and cancellation of 109,973 Founders’ shares	(109,973)	(110)	110	-	-

Decrease in common stock subject to possible conversion	(4,748,033)	(4,748)	(48,933,701)	-	(48,938,449)

Net loss	-	-	-	(107,995)	(107,995)

Balance, December 31, 2016	2,310,710	2,311	5,115,916	(118,221)	5,000,006

Decrease in common stock subject to possible conversion	42,212	42	124,812	-	124,854

Net loss	-	-	-	(124,854)	(124,854)

Balance, December 31, 2017	2,352,922	$2,353	$5,240,728	$(243,075)	$5,000,006

The accompanying notes are an integral part of these financial statements.

M I Acquisitions, Inc.

Statement of Cash Flows

For the years ended December 31, 2017 and 2016

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

Cash Flows From Operating Activities:
Net loss	$(124,854)	$(107,995)
Gain on extinguishment of debt	-	(27,500)
Interest earned on cash and securities held in Trust Account	(399,166)	(37,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation and organization costs paid by related parties	-	2,537
Changes in operating assets and liabilities:
Prepaid expenses	46,305	(56,241)
Accounts payable and accrued expenses	238,281	111,011
Accrued offering costs payable	-	(34,383)
Net Cash Used In Operating Activities	(239,434)	(150,272)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	(22,607)	(54,694,127)
Interest released from Trust Account	71,702
Net Cash Provided By (Used In) Investing Activities	49,095	(54,694,127)

Cash Flows From Financing Activities:
Proceeds from public offering, net of offering costs	-	51,202,624
Proceeds from insider units	-	4,211,070
Payments of related party notes	-	(131,720)
Proceeds from related party advances	-	55,201
Payments of related party advances	-	(55,201)
Payments of offering costs	-	(80,040)
Net Cash Provided By Financing Activities	-	55,201,934

Net change in cash and cash equivalents	(190,339)	357,535

Cash and cash equivalents at beginning of period	362,535	5,000

Cash and cash equivalents at end of period	$172,196	$362,535

Supplemental disclosure of non-cash financing activities:
Payment of deferred offering costs by issuance of notes and related party notes	$-	$15,000
Reclassification of deferred offering costs to equity	$-	$258,997
Accrual of offering costs	$-	$45,999
Change in common stock subject to possible conversion	$124,854	$48,938,449
Deferred Underwriting commission	$-	$1,062,022

The accompanying notes are an integral part of these financial statements.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration

M I Acquisitions, Inc. (the “Company”) was incorporated in Delaware on April 23, 2015 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search on target businesses operating in the technology, media and telecommunications industries.

At December 31, 2017, the Company had not yet commenced any operations. For the year ended December 31, 2017, the Company’s activity has been limited to the evaluation of business combination candidates, and the Company will not be generating any operating revenues until the closing and completion of an initial business combination.

The registration statement for the Company’s initial public offering was declared effective on September 13, 2016. The Company consummated a public offering of 5,000,000 units (“Units”) on September 19, 2016 (the “Offering”), generating gross proceeds of $50,000,000 and net proceeds of $47,981,581 after deducting $2,018,419 of transaction costs. In addition, the Company generated gross proceeds of $4,025,000 from the private placement of 402,500 units (the “Private Placement”) to certain initial stockholders (“Initial Stockholders”) of the Company. The Units sold pursuant to the Offering and the Private Placement were sold at an offering price of $10.00 per Unit. The Company also incurred additional issuance costs totaling $1,169,032, of which the deferred underwriting fee of $1,062,022 was unpaid as of December 31, 2017.

The underwriters exercised the over-allotment option in part and, on October 14, 2016, the underwriters purchased 310,109 Over-allotment Option Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $3,101,090 and net proceeds of $3,008,057 after deducting $93,033 of transaction costs. On October 14, 2016, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 18,607 private Units to one of the initial stockholders, generating gross proceeds of $186,070.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Units, common stock and warrants are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Offering and the Private Placement (including the partial exercise of the over-allotment option) an amount of $54,694,127 (or $10.30 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units is being held in a trust account (“Trust Account”) at J.P. Morgan Chase Bank maintained by American Stock Transfer & Trust Company, acting as trustee, and may be invested in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and that invest solely in U.S. treasuries or United States bonds, treasuries or notes having a maturity of 180 days or less. The funds in the Trust Account may not be released until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. However, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s insiders will agree to be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, they may not be able to satisfy those obligations should they arise. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the Proposed Public Offering not held in the Trust Account; provided, however, that in order to meet its working capital needs following the consummation of the Proposed Public Offering, the Company’s Initial Stockholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $200,000 of the notes may be converted upon consummation of the Company’s Business Combination into additional Private Units at a price of $10.00 per Unit. If the Company does not complete a Business Combination, the loans would not be repaid.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

The Company will either seek stockholder approval of any Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any tax obligations then due but not yet paid, or provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any tax obligations then due but not yet paid. The Company will proceed with a Business Combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, solely if stockholder approval is sought, a majority of the outstanding common shares of the Company voted are voted in favor of the Business Combination. Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the common shares sold in the Offering. Accordingly, all shares purchased by a holder in excess of 20% of the shares sold in the Offering will not be converted to cash.

In connection with any stockholder vote required to approve any Business Combination, the Initial Stockholders agreed (i) to vote any of their respective shares, including the common shares sold to the Initial Stockholders in connection with the organization of the Company (the “Initial Shares”), common shares included in the Private Units sold in the Private Placement, and any common shares which were initially issued in connection with the Offering, whether acquired in or after the effective date of the Offering, in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

Pursuant to the Company’s amended and restated Certificate of Incorporation if the Company is unable to complete its initial Business Combination by April 19, 2018, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate.

We have extended the time to complete an initial business combination to April 19, 2018 by depositing $132,753 into our trust account. However, if we anticipate that we may not be able to consummate our initial business combination by April 19, 2018 (as seems likely), we may extend the period of time to consummate a business combination up to two additional times, each by an additional one month (for a total of up to 21 months to complete a business combination). Pursuant to the terms of our amended and restated articles of incorporation and the trust agreement to be entered into between us and American Stock Transfer & Trust Company, LLC on the date of the IPO, in order to extend the time available for us to consummate our initial business combination, our insiders or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $132,753 ($0.025 per unit in either case), up to an aggregate of $398,258, or $0.075 per unit (if our life is extended three times), on or prior to the date of the applicable deadline, for each one month extension (we have already deposited $132,753 for the first extension). The insiders received for the first deposit and they or their designees will receive for any subsequent deposits a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. In the event that the Company receives notice from its insiders five days prior to the applicable deadline of their intent to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. The Company’s insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for the Company to complete its initial Business Combination. To the extent that some, but not all, of the Company’s insiders, decide to extend the period of time to consummate the initial Business Combination, such insiders (or their affiliates or designees) may deposit the entire $398,259. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a pro rata portion of the amount then in the Trust Account less tax obligations. Holders of warrants will receive no proceeds in connection with the liquidation. The Initial Stockholders and the holders of Private Units will not participate in any redemption distribution with respect to their initial shares and Private Units, including the common stock included in the Private Units.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

To the extent the Company is unable to consummate a business combination, the Company will pay the costs of liquidation from the remaining assets outside of the trust account. If such funds are insufficient, the insiders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and have agreed not to seek repayment of such expenses.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2017, the Company had $172,196 in cash and cash equivalents held outside Trust Account, $399,166 in interest income available from the Company’s investments in the Trust Account to pay its tax obligations, and a working capital deficit of $206,276. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Based on the foregoing, the Company may have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or June 19, 2018 (if an extension is completed). Following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable securities held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding public shares if we have not completed a Business Combination in the required time period. As of December 31, 2017, marketable securities held in the Trust Account consisted of $55,081,899 in United States Treasury Bills with an original maturity of six months or less. During the year ended December 31, 2017, the Company withdrew interest income totaling $71,702 to be utilized for payment of tax obligations. Of this amount, $22,607 was returned to the Company for overpayment of its tax obligations and deposited into the Trust Account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (‘ASC’) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. An aggregate of 4,707,821 and 4,748,033 shares of common stock subject to possible redemption at December 31, 2017 and 2016, respectively, have been excluded from the calculation of basic loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. At December 31, 2017 and 2016, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Reconciliation of net loss per common share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31,	Year Ended December 31,
	2017	2016
Net loss	$(124,854)	$(107,995)
Less: Income attributable to common shares subject to redemption	(309,425)	38,533
Adjusted net loss	$(434,279)	$(69,462)

Weighted average shares outstanding, basic and diluted	2,330,884	1,664,794

Basic and diluted net loss per common share	$(0.19)	$(0.04)

Common stock subject to possible conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common shares that feature conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on April 23, 2015, the evaluation was performed for the 2015, 2016 and 2017 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from January 1, 2017 through December 31, 2017. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. Under ASC 740, the enactment of the Tax Act also requires companies, to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. There is no further change to its assertion on maintaining a full valuation allowance against its U.S. deferred tax assets. The Company’s gross deferred tax assets will be revalued from 35% to 21% with a corresponding offset to the valuation allowance. The Company will continue to analyze the Tax Act to assess the full effects on its financial results, including disclosures, for our fiscal year ending December 31, 2018.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a.) affiliates of the Company (“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act); (b.) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c.) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d.) principal owners of the Company; (e.) management of the Company; (f.) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g.) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a.) the nature of the relationship(s) involved; (b.) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c.) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d.) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Settlement Income

During the year ended December 31, 2017, the Company received $427,701 from an entity with which the Company was negotiating a business combination pursuant to a Letter of Intent originally executed in February 2017. During quarter ended June 30, 2017, the Letter of Intent expired. The amount received was approximately the amount of the expenses the Company incurred in pursuing that business combination transaction.

Subsequent Events

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On September 19, 2016, the Company sold 5,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $50,000,000 and net proceeds of $47,981,581 after deducting $2,018,419 of transaction costs. In addition, the Company granted the Underwriter the option to purchase an additional 750,000 Units solely to cover over allotments, if any, pursuant to a 45-day over-allotment option granted to the Underwriter. The underwriters exercised the over-allotment option in part and, on October 14, 2016, the underwriters purchased 310,109 Over-allotment Option Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $3,101,090 and net proceeds of $3,008,057 after deducting $93,033 of transaction costs.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Each Unit consists of one share of common stock in the Company, and one Warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share commencing on the later of 30 days after the Company’s completion of its initial Business Combination and expiring five years from the completion of the Company’s initial Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the common shares is at least $16.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the common shares underlying such Warrants during the 30 day redemption period. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. If an initial Business Combination is not consummated, the Warrants will expire and will be worthless.

Note 4 — Private Units

Simultaneously with the Offering, the Initial Shareholders of the Company purchased an aggregate of 421,107 Private Units at $10.00 per Private Unit (for an aggregate purchase price of $4,211,070) from the Company. All of the proceeds received from these purchases were placed in the Trust Account.

The Private Units are identical to the Units sold in the Offering except the Warrants included in the Private Units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, the holders of the Private Units have agreed (A) to vote the shares underlying their Private Units in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the Private Units into the right to receive cash from the Trust Account in connection with a stockholder vote to approve an initial Business Combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-Business Combination activity or sell their shares to the Company in connection with a tender offer the Company engages in and (D) that the shares underlying the Private Units shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of an initial Business Combination.

Note 5 — Notes Payable

On July 1, 2015, the Company issued a $55,000 principal amount unsecured promissory note. The note was non-interest bearing and was payable on the consummation of the Offering. On September 26, 2016, the Company amended the agreement with lender and outstanding balance was amended to $27,500. The note is now due upon completion of an initial business combination. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Note 6 — Commitments

Underwriting Agreement

The Company entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”). The Underwriting Agreement required the Company to pay an underwriting discount of 3.0% of the gross proceeds of the Offering as an underwriting discount and incur a deferred underwriting discount of up to 2.0% for an aggregate underwriting discount of 5.0% of the gross proceeds of the Offering, in each case as set forth in the Underwriting Agreement. The Company will pay the deferred underwriting fee at the closing of the Business Combination. The underwriters also purchased an interest in M SPAC Holdings I LLC, an entity controlled by the Company’s insiders, which entitles it to a beneficial interest in 63,184 insider shares.

The Underwriting Agreement granted Chardan Capital Markets, LLC a right of first refusal, for a period of thirty-six months from the closing of the Offering, to act as lead investment banker, lead book-runner, and/or lead placement agent with 33% of the economics or 25% if three investment banks are involved in the transaction, for any public or private equity and debt offerings during such period.

The Underwriting Agreement will provide that the Company will pay Chardan Capital Markets, LLC a warrant solicitation fee of five percent (5%) of the exercise price of each public warrant exercised during the period commencing on the later of 12 months from the closing of the Proposed Public Offering or 30 days after the completion of the Company’s initial business combination including warrants acquired by security holders in the open market. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to Chardan Capital Markets, LLC except to the extent it is limited by the number of warrants outstanding.

Registration Rights

The Initial Stockholders are entitled to registration rights with respect to their initial shares and the purchasers of the Private Units will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on September 13, 2016. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Administrative Service Fee

The Company, commencing on September 13, 2016, has agreed to pay an affiliate of the Company’s executive officers a monthly fee of $10,000 for general and administrative services due on the first of each month. During the years ended December 31, 2017 and 2016, the Company incurred administrative fees of $120,000 and $35,667, respectively.

Note 7 — Stockholder’s Equity

Preferred Stock

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2017, there are no preferred shares issued or outstanding.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

Common Stock

Amended and Restated Certificate of Incorporation

The Company’s Certificate of Incorporation was amended in connection with the Offering to reduce the Company’s authorized shares of common stock from 50,000,000 to 30,000,000.

The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.001 per share.

On April 23, 2015, 1,437,500 shares of the Company’s common stock were sold to the Initial Stockholders at a price of approximately $0.02 per share for an aggregate of $25,000. This number includes an aggregate of up to 187,500 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. All of these shares will be placed in escrow until (1) with respect to 50% of the shares, the earlier of six months after the date of the consummation of an initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination and (2) with respect to the remaining 50% of the insider shares, six months after the date of the consummation of an initial Business Combination, or earlier, in either case, if, subsequent to an initial Business Combination, the Company consummates a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property. On November 11, 2016, 109,973 Founders’ shares were forfeited and cancelled.

As of December 31, 2017 and 2016, there were 2,352,922 and 2,310,710 common shares issued and outstanding, which excludes 4,705,821 and 4,748,033 shares subject to possible conversion, respectively.

The Company’s insiders have agreed (A) to vote their insider shares, private shares and any public shares acquired in or after the Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of its obligation to redeem 100% of its public shares if it does not complete its initial business combination within 18 months from the closing of the Offering (or 21 months, as applicable), unless the Company provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, divided by the number of then outstanding public shares, (C) not to convert any shares (including the insider shares and private shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the Company’s certificate of incorporation relating to the substance or timing of its obligation to redeem 100% of the Company’s public shares if it does not complete its initial business combination within 18 months from the closing of the Offering (or 21 months, as applicable) and (D) that the insider shares and private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated.

Purchase Option

The Company sold to the underwriters, for $100, a unit purchase option to purchase up to a total of 300,000 units exercisable at $12.00 per unit (or an aggregate exercise price of $3,600,000) commencing on the later of the consummation of a Business Combination and six months from September 13, 2016. The unit purchase option expires five years from September 13, 2016. The units issuable upon exercise of this option are identical to the Units being offered in the Offering. The Company has agreed to grant to the holders of the unit purchase option, demand and “piggy back” registration rights for periods of five and seven years, respectively, from September 13, 2016, including securities directly and indirectly issuable upon exercise of the unit purchase option.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

The Company accounts for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this unit purchase option was approximately $2,695,000 (or $8.98 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the placement agent is estimated as of the date of grant using the following assumptions: (1) expected volatility of 149%, (2) risk-free interest rate of 1.22% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described in Note 3), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying common stock) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 8 — Income Tax

The Company’s deferred tax assets are as follows at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Deferred tax asset
Net operating loss carryforward	$51,046	50,339
Valuation Allowance	(51,046)	(50,339)
Deferred tax asset, net of allowance	$-	-

The income tax provision (benefit) consists of the following at December 31, 2017 and 2016:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Federal
Current	$-	$-
Deferred	(26,219)	(36,718)
State and Local
Current		-
Deferred	(3,296)	(9,874)
Change in valuation allowance	29,515	46,592
Income tax provision (benefit)	$-	$-

The Company has a net operating loss (“NOL”) of approximately $243,100. These NOLs, if not utilized, expire beginning in 2035. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited in any one period by applicable tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that full valuation allowances of the deferred tax asset are appropriate as of December 31, 2017.

Internal Revenue Code Section 382 imposes limitations on the use of NOL carryovers when the stock ownership of one or more 5% shareholders (shareholders owning more than 5% of the Company’s outstanding capital stock) has increased on a cumulative basis more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The deferred tax asset reflected in the tables above resulted from applying an effective combined federal and state tax rate of 23.6% to the net operating losses from fiscal 2015. Effective tax rates differ from statutory rates.

M I Acquisitions, Inc.

Notes to Condensed Financial Statements

A reconciliation of the statutory tax rate to the Company’s effective tax rates as of December 31, 2017 and 2016 is as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Statutory federal income tax rate	-21.0%	-34.0%
State taxes, net of federal tax benefit	-2.6%	-8.6%
Change in valuation allowance	23.6%	42.6%
Income tax provision (benefit)	0.0%	0.0%

Note 9 — Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company evaluated subsequent events through the date when the financial statements were issued.

On February 26, 2018, the Company entered into a Contribution Agreement dated February 26, 2018 with Priority Investment Holdings, LLC and Priority Incentive Equity Holdings, LLC to acquire all of the outstanding equity interests of Priority Holdings, LLC, a leading provider of B2C and B2B payment processing solutions. On March 26, 2018, the Company entered into an Amended and Restated Contribution Agreement with the Interest Holders (as amended and restated, the “Purchase Agreement”).

Upon the closing of the transactions contemplated in the Purchase Agreement, M I will acquire (the “Acquisition”) 100% of the issued and outstanding equity securities of Priority, as well as assume certain of Priority’s debt, in exchange for a number of shares of our common stock equal to Priority’s equity value (which the Purchase Agreement defines as of the signing date as $947,835,000 enterprise value of Priority less the net debt of Priority at closing, subject to certain adjustments as described below) divided by $10.30. If Priority acquires any businesses prior to the closing of the Acquisition that increase Priority’s Adjusted EBITDA in aggregate by more than $9 million, Priority’s enterprise value will increase by multiplying the incremental increase in Adjusted EBITDA of such acquisition by 12.5, provided that estimated synergies related to any such acquisitions included in the Adjusted EBITDA calculation of Priority shall be capped at 20% of the Adjusted EBITDA of the applicable acquisition with respect to the 12-month period immediately preceding the consummation of such acquisition. In connection with the Acquisition, we will change our name to Priority Technology Holdings, Inc. In addition, any cash that Priority spends to acquire any technology assets, up to $5,000,000, to purchase securities from the Founders pursuant to the Promote Agreement described below or to extend the time we have to complete a business combination, such amounts will be included in the calculation of net debt as cash and cash equivalents (which would reduce the amount of net debt, effectively increasing the assumed enterprise value of Priority and increasing the number of shares that would be issued to the Interest Holders).

An additional 9.8 million shares may be issued as earn out consideration to the Interest Holders and members of management or other service providers of the post-Acquisition company—4.9 million shares for the first earn out and 4.9 million shares for the second earn out. For the first earn out, Adjusted EBITDA must be no less than $82.5 million for the year ending December 31, 2018 and the stock price must have traded in excess of $12.00 for any 20 trading days within any consecutive 30-day trading period at any time on or before December 31, 2019. For the second earn out, Adjusted EBITDA must be no less than $91.5 million for the year ending December 31, 2019 and the stock price must have traded in excess of $14.00 for any 20 trading days within any consecutive 30-day trading period at any time between January 1, 2019 and December 31, 2020. In the event that the first earn out targets are not met, the entire 9.8 million shares may be issued if the second earn out targets are met.

Concurrently with the Purchase Agreement, our founding stockholders (the “Founders”) and Priority entered into a purchase agreement (the “Promote Agreement”) pursuant to which Priority agreed to purchase 421,107 of the units issued to the Founders in a private placement immediately prior to M I’s initial public offering, and 453,210 shares of common stock of M I issued to the Founders for an aggregate purchase price of approximately $2.1 million. In addition, pursuant to the Promote Agreement, the Founders will forfeit 174,863 founder’s shares at the closing of the Acquisition, which shares may be reissued to the Founders if one of the earn outs described above is achieved.

In addition, the Founders and Thomas C. Priore, the Executive Chairman of Priority (“TCP”), entered into a letter agreement (the “Letter Agreement”) pursuant to which the Founders granted TCP (i) the right to purchase the Founders’ remaining shares of our common stock at the prevailing market price subject to certain conditions including a floor of $10.30 per share and (ii) a right of first refusal on the shares.

On March 13, 2018, the Company issued promissory notes in the aggregate principal amount of $132,753 to its sponsors (M SPAC LLC, M SPAC Holdings I, LLC and M SPAC Holdings II, LLC). The $132,753 received by the Company upon issuance of the notes was deposited into the Company’s trust account for the benefit of its public stockholders in order to extend the period of time the Company has to complete a business combination for an additional one month, from March 19, 2018 to April 19, 2018. The notes do not bear interest and are payable five business days after the date the Company completes a business combination.

ANNEX A

Amendment No. 1 to Warrant Agreement

This Amendment (this “Amendment”) is made as of [•] by and between Priority Technology Holdings, Inc., a Delaware corporation (fka M I Acquisitions, Inc.) (the “Company”) and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), and constitutes an amendment to that certain Amended and Restated Warrant Agreement, dated as of September 13, 2016 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with written consent of the registered holders of a majority of the then outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock of the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, the registered holders of more than a majority of the then outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement.  The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange.  Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for shares of Common Stock, at the exchange rate of 0.1728 shares for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [•].1

6A.2 Date Fixed for, and Notice of, Exchange.  In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

1This will be the last sale price of the Company’s Common Stock on The NASDAQ Global Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on November 30, 2018).

6A.3 Exercise After Notice of Exchange.  The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.2 of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2. Miscellaneous Provisions.

2.1 Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law.  The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts.  This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings.  The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement.  The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PRIORITY TECHNOLOGY HOLDINGS, INC.

By:
Name
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Priority Technology Holdings, Inc.

for

Shares of Common Stock of Priority Technology Holdings, Inc.

and

Consent Solicitation

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE

The Exchange Agent for the Offer and Consent Solicitation is:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4607

Email: PRTH@dfking.com

The Dealer Manager for the Offer and Consent Solicitation is:

Cowen and Company, LLC

599 Lexington Avenue
New York, New York 10022
Tel: (833) 297-2926

Attn: Equity Capital Markets

, 2018

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. However, our directors may be personally liable for liability:

●	for any breach of duty of loyalty to us or to our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	for any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Second Amended and Restated Contribution Agreement, dated as of April 17, 2018, by and among Priority Investment Holdings, Priority Incentive Equity Holdings, LLC and M I Acquisitions, Inc. (incorporated by reference to Annex A to the Company’s Proxy Statement on Schedule 14(a), filed July 5, 2018).
2.2	Purchase Agreement, dated as of February 26, 2018 by and among Priority Holdings, LLC, M SPAC LLC, M SPAC Holdings I LLC, M SPAC Holdings II LLC, and M I Acquisitions, Inc. (incorporated by reference to Annex B to the Company’s Proxy Statement on Schedule 14(a), filed July 5, 2018).
3.1	Second Amended and Restated Certificate of Incorporation of Priority Technology Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
3.2	Amended and Restated Bylaws of Priority Technology Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed, on July 26, 2016)
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed, July 26, 2016)
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed, July 26, 2016)
4.4	Warrant Agreement, dated September 13, 2016, by and between American Stock Transfer & Trust Company, LLC and the Registrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed, September 16, 2016)
5.1**	Opinion of Schulte Roth & Zabel LLP.
10.1	Registration Rights Agreement dated as of July 25, 2018 by and among M I Acquisitions, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.2†	Priority Technology Holdings, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.3†	Priority Technology Holdings, Inc. Earnout Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.4	Credit and Guaranty Agreement, dated as of January 3, 2017 by and among Pipeline Cynergy Holdings, LLC, Priority Institutional Partner Services, LLC, Priority Payment Systems Holdings LLC, Priority Holdings, LLC, the Credit Parties, the Lenders and SunTrust Bank (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.4.1	First Amendment to the Credit and Guaranty Agreement, dated as of November 14, 2017 by and among Pipeline Cynergy Holdings, LLC, Priority Institutional Partner Services, LLC, Priority Payment Systems Holdings LLC, Priority Holdings, LLC, the other Guarantors, the Lenders and SunTrust Bank (incorporated by reference to Exhibit 10.4.1 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.4.2	Second Amendment to the Credit and Guaranty Agreement, dated as of January 11, 2018 by and among Pipeline Cynergy Holdings, LLC, Priority Institutional Partner Services, LLC, Priority Payment Systems Holdings LLC, Priority Holdings, LLC, the other Guarantors, each 2018 Converting Lender, each new 2018 Refinancing Term Lender, each 2018 Incremental Term Loan Lenders, each Revolving Credit Lender and SunTrust Bank (incorporated by reference to Exhibit 10.4.2 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.5	Credit and Guaranty Agreement, dated as of January 3, 2017, by and among Priority Holdings, LLC, the Credit Parties, the Lenders and Goldman Sachs Specialty Lending Group, L.P. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.5.1	First Amendment to the Credit and Guaranty Agreement, dated as of November 14, 2017, by and among Priority Holdings LLC, the Guarantors, the Lenders and Goldman Sachs Specialty Group, L.P. (incorporated by reference to Exhibit 10.5.1 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.5.2	Consent and Second Amendment to the Credit and Guaranty Agreement, dated as of January 11, 2018, by and among Priority Holdings LLC, the Guarantors, the Lenders and Goldman Sachs Specialty Group, L.P. (incorporated by reference to Exhibit 10.5.2 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
10.6**	Dealer Manager Agreement.
16.1	Letter from Marcum LLP to the Securities and Exchange Commission dated July 31, 2018. (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed July 31, 2018).
21.1**	Subsidiaries.
23.1**	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1).
23.2*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of RSM US LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included in the signature page hereto).
99.1**	Form of Letter of Transmittal and Consent.
99.2**	Form of Notice of Guaranteed Delivery.
99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4**	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

* Filed herewith

** To be filed by amendment

† Indicates exhibits that constitute management contracts or compensatory plans or arrangements.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

●	Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

●	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 30, 2018.

Priority Technology Holdings, Inc.

By:	/s/ Thomas Priore
Name:	Thomas Priore
Title:	Executive Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint Thomas Priore and Bruce Mattox, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2018.

Signature	Title

/s/ John Priore John Priore	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce Mattox Bruce Mattox	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas Priore	Executive Chairman
Thomas Priore

Marc Manuel	Director

/s/ William Gahan William Gahan	Director

/s/ Matthew Kearney Matthew Kearney	Director